Exhibit 10.3.1

EXECUTION VERSION

LOAN AND SERVICING AGREEMENT

dated as of October 11, 2018

GSO STONE STREET LLC,

as Borrower

GSO DIRECT LENDING FUND-D LP,

as Servicer and Equityholder

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

SOCIÉTÉ GENERALE,

as Agent

THE OTHER LENDER AGENTS PARTIES HERETO,

VIRTUS GROUP, LP,

as Collateral Administrator

and

CITIBANK, N.A.,

as Collateral Agent and as Collateral Custodian

TABLE OF CONTENTS

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EXHIBIT A	Form of Note
EXHIBIT B	Audit Standards
EXHIBIT C-1	Form of Loan Request
EXHIBIT C-2	Form of Reinvestment Request
EXHIBIT C-3	Form of Asset Approval Request
EXHIBIT D	Form of Monthly Report
EXHIBIT E	Form of Approval Notice
EXHIBIT F-1	[Reserved]
EXHIBIT F-2	Request for Release and Receipt
EXHIBIT F-3	Request for Release of Request for Release and Receipt
EXHIBIT G-1	U.S. Tax Compliance Certificate (Foreign Lender—non-Partnerships)
EXHIBIT G-2	U.S. Tax Compliance Certificate (Foreign Participant—non-Partnerships)
EXHIBIT G-3	U.S. Tax Compliance Certificate (Foreign Participants—Partnerships)
EXHIBIT G-4	U.S. Tax Compliance Certificate (Foreign Lenders—Partnerships)
EXHIBIT H	Schedule of Collateral Obligations Certification
EXHIBIT I	Form of Assignment Agreement

SCHEDULE 1	Diversity Score Calculation
SCHEDULE 2	Moody’s Industry Classification Group List
SCHEDULE 3	Collateral Obligations
SCHEDULE 4	Disqualified Investor List

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LOAN AND SERVICING AGREEMENT

THIS LOAN AND SERVICING AGREEMENT is made and entered into as of October 11, 2018, among GSO STONE STREET LLC, a Delaware limited liability company (the “Borrower”), GSO DIRECT LENDING FUND-D LP, a Delaware limited partnership, as Servicer (as hereinafter defined) and as Equityholder (as hereinafter defined), each LENDER (as hereinafter defined) FROM TIME TO TIME PARTY HERETO, the LENDER AGENTS for the Lender Groups (as hereinafter defined) from time to time parties hereto (each such party, in such capacity, together with their respective successors and permitted assigns in such capacity, a “Lender Agent”), Virtus Group, LP, as Collateral Administrator (as hereinafter defined), Citibank, N.A., as Collateral Agent and Collateral Custodian (each as hereinafter defined), and SOCIÉTÉ GENERALE, as Agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Agent”).

RECITALS

WHEREAS, the Borrower desires that each Lender extend financing on the terms and conditions set forth herein; and

WHEREAS, each Lender desires to extend financing on the terms and conditions set forth herein.

NOW, THEREFORE, based upon the foregoing Recitals, the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended

“Account” means the Unfunded Exposure Account, the Custodial Account, the Principal Collection Account and the Interest Collection Account, together with any sub-accounts deemed appropriate or necessary by the Securities Intermediary, for convenience in administering such accounts.

“Account Collateral” has the meaning set forth in Section 12.1(d).

“Account Control Agreement” means the Securities Account Control Agreement, dated as of the Effective Date, by and between the Borrower, as pledgor, the Collateral Agent on behalf of the Secured Parties, as secured party, and the Collateral Custodian, as Securities Intermediary.

“Accrual Period” means, with respect to any Distribution Date, the period from and including the previous Distribution Date (or, in the case of the first Distribution Date, from and including the Effective Date) through and including the day preceding such Distribution Date.

“Adjusted Aggregate Eligible Collateral Obligation Balance” means, as of any date, the Aggregate Eligible Collateral Obligation Amount minus the Excess Concentration Amount on such date.

“Advance Rate” means, with respect to any Eligible Collateral Obligation and as of any date of determination, the applicable percentage assigned to such Eligible Collateral Obligation by the Agent consistent with the categorization of such Eligible Collateral Obligation as reasonably determined by the Agent and using the guidelines set forth in the following chart determined based on the Diversity Score as of such date:

Advance Rates for Diversity Score above 8	For first Lien-types of Eligible BSL
	BSL type	Advance Rate
	First Lien Broadly Syndicated Loan rated “B” or above by S&P (or an equivalent rating of another Rating Agency)	70-80%
	First Lien Broadly Syndicated Loan rated “B-” or below by S&P (or an equivalent rating of another Rating Agency)	60-70%

	For first Lien-types of Eligible MML
	MML type	Advance Rate
	Traditional Middle Market Loan / Unitranche A	70%
	Unitranche B	60%
	Unitranche C	50%
	Unitranche D	30%
	Unitranche E	0%

	For second Lien-types of Eligible MML
	MML type	Advance Rate
	FILO A	65%
	FILO B	55%
	FILO C	45%
	FILO D	25%
	FILO E	0%
	Second Lien with Total Net Leverage Ratio Less Than or Equal to 6.5x	30%
	Second Lien with Total Net Leverage Ratio Greater Than 6.5x but Less Than or Equal to 7.5x	20%
	Second Lien with Total Net Leverage Ratio Greater than 7.5x	0%

	For Bonds
	Bond type	Advance Rate
	Senior Secured Bonds	50%
Advance Rates for Diversity Score equal to or below 8	Same as above, capped at 50%

“Adverse Claim” means any claim of ownership or any Lien, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a Lien, other than Permitted Liens.

“Affected Person” has the meaning set forth in Section 5.1.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director or officer of such Person; provided that for purposes of determining whether any Collateral Obligation is an Eligible Collateral Obligation or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor. For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” has the meaning set forth in the Preamble.

“Aggregate Eligible Collateral Obligation Amount” means, as of any date, the sum of the Collateral Obligation Amounts for all Eligible Collateral Obligations.

“Aggregate Notional Amount” shall mean, with respect to any date of determination, an amount equal to the sum of the notional amounts or equivalent amounts of all outstanding Hedging Agreements, Replacement Hedging Agreements and Qualified Substitute Arrangements, each as of such date of determination.

“Aggregate Unfunded Amount” shall mean, as of any date of determination, the sum of the unfunded commitments and all other standby or contingent commitments associated with each Variable Funding Asset included in the Collateral as of such date.

“Agreement” means this Loan and Servicing Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day in any Accrual Period with respect to any Loan, the higher of (A) the Federal Funds Rate in effect for such day (or if such day is not a Business Day, the immediately prior Business Day) (as determined by the Agent) plus 1/2 of 1% and (B) the “prime rate” as quoted by Bloomberg L.P. in its “PRIMBB Index” (or any successor or replacement index) for such day (or if such day is not a Business Day, the immediately prior Business Day).

“Amount Available” means, with respect to any Distribution Date, the sum of (a) the amount of Collections with respect to the related Collection Period and any amounts paid into the Collection Account under any Hedging Agreement with respect to the Accrual Period ending on the day preceding such Distribution Date, plus (b) any investment income earned on amounts on deposit in the Collection Account since the immediately prior Distribution Date (or since the Effective Date in the case of the first Distribution Date), plus (c) any Repurchase Amounts deposited in the Collection Account with respect to the related Collection Period.

“Anti-Corruption Laws” means any laws, rules and regulations of any jurisdiction applicable from time to time to the Borrower or any of its Affiliates, concerning bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, (15 U.S.C. § 78dd-1, et seq.) and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any laws, rules and regulations applicable from time to time to the Borrower or any of its Affiliates relating to money laundering or terrorist financing.

“Applicable Law” means for any Person all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Official Body applicable to such Person (including, without limitation, predatory and abusive lending laws, usury laws, the Federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means (i) prior to the occurrence of any Event of Default, 2.00% per annum and (ii) on and after the occurrence of any Event of Default, 4.00%.

“Appropriate Accounting Principles” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Approval Date” means, with respect to any Collateral Obligation, the date on which the Agent executes an Approval Notice with respect to such Collateral Obligation.

“Approval Notice” means, with respect to any Collateral Obligation, a copy of a notice executed by the Agent in the form of Exhibit E, evidencing, among other things, the approval of the Agent, in its sole discretion, of such Collateral Obligation and the applicable Haircut, the jurisdiction (if other than the United States or any State thereof) of the applicable Obligor, the loan type and lien priority, the Effective LTV, Total Net Leverage Ratio, other non-cash charges included in EBITDA.

“Approved Broker Dealer” means (a) any of JPMorgan Securities, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Goldman Sachs & Co., Société Générale Securities Services, Morgan Stanley Smith Barney LLC, Bank of America Merrill Lynch, Nomura Securities International, Inc., BNP Paribas Securities Corp, Barclays Capital Inc., Credit Suisse Securities (UA) LLC, UBS Financial Services Inc., Wells Fargo Clearing Services, LLC, Jefferies LLC or RBC Capital Markets LLC, (b) any other financial institution designated as an “Approved Broker Dealer” by the Servicer and reasonably acceptable to the Agent or (c) any banking or securities Affiliate of any Person specified in clause (a) or (b).

“Asset Approval Request” means a notice in the form of Exhibit C-3 which requests an Approval Notice with respect to one or more Collateral Obligations and shall include (among other things):

(a) the proposed date of each related acquisition;

(b) the Servicer’s internal risk rating (including all other output and related calculations) for each such Collateral Obligation;

(c) the Total Net Leverage Ratio and Effective LTV for each such Collateral Obligation, measured as of the date of such notice;

(d) each requested other non-cash charge to be included in EBITDA (if any);

(e) a list, for each such Second Lien Loan, of any Liens permitted under the applicable Underlying Instruments that are permitted to (i) secure borrowed money in excess of $500,000, whether individually or in the aggregate and (ii) rank in priority senior to or pari passu with such Second Lien Loan;

(f) a related Schedule of Collateral Obligations; and

(g) the Information Package.

“Assignment Agreement”: An agreement in the form of Exhibit I to this Agreement (or in such other form as reasonably approved by Agent) appropriately completed and delivered in connection with a Person becoming a Lender hereunder after the Effective Date, as acknowledged and agreed by the Agent and/or the Borrower to the extent required in accordance with the terms of this Agreement.

“Available Funds” has the meaning set forth in Section 17.12.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.

“Base Rate” for any Loan means a rate per annum equal to the LIBOR Rate for such Loan or portion thereof; provided, that in the case of

(a) any day on or after the first day on which a Committed Lender shall have notified the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Official Body asserts that it is unlawful, for such Committed Lender to fund such Loan at the Base Rate set forth above (and such Committed Lender shall not have subsequently notified the Agent that such circumstances no longer exist), or

(b) any period in the event the LIBOR Rate is not reasonably available to any Lender for such period,

the “Base Rate” shall be a floating rate per annum equal to the Alternate Base Rate in effect on each day of such period.

“Basel III Regulation” shall mean, with respect to any Affected Person, any rule, regulation or guideline applicable to such Affected Person and arising directly or indirectly from (a) any of the following documents prepared by the Basel Committee on Banking Supervision of the Bank of International Settlements: (i) Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring (December 2010), (ii) Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems (June 2011), (iii) Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools (January 2013), or (iv) any document supplementing, clarifying or otherwise relating to any of the foregoing, or (b) any accord, treaty, statute, law, rule, regulation, guideline or pronouncement (whether or not having the force of law) of any governmental authority implementing, furthering or complementing any of the principles set forth in the foregoing documents of strengthening capital and liquidity, in each case as from time to time amended, restated, supplemented or otherwise modified. Without limiting the generality of the foregoing, “Basel III Regulation” shall include Part 6 of the European Union regulation on prudential requirements for credit institutions and investment firms (the “CRR”) and any law, regulation, standard, guideline, directive or other publication supplementing or otherwise modifying the CRR.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning set forth in the Preamble.

“Borrower Assigned Agreements” has the meaning set forth in Section 12.1(c).

“Borrowing Base” means the sum of (a) with respect to Collateral Obligations that are not First Lien Broadly Syndicated Loans or Senior Secured Bonds, the product of (i) the weighted average of the Advance Rates with respect to each of the Eligible Collateral Obligations that are not First Lien Broadly Syndicated Loans or Senior Secured Bonds provided that such weighted average shall be calculated, for the avoidance of doubt, using the Collateral Obligation Amount for each such Eligible Collateral Obligation net of the Excess Concentration Amount attributable to such Eligible Collateral Obligation and (ii) the sum of the Collateral Obligation Amounts for all Eligible Collateral Obligations that are not First Lien Broadly Syndicated Loans or Senior Secured Bonds minus the Excess Concentration Amount attributable to such Eligible Collateral Obligations on such date, (b) with respect to Collateral Obligations that are First Lien Broadly Syndicated Loans or Senior Secured Bonds, the product of (x) the aggregate Market Value of First Lien Broadly Syndicated Loans and/or Senior Secured Bonds, as applicable minus the Excess Concentration Amount attributable to such Eligible Collateral Obligations on such date on such date and (y) the weighted average of the Advance Rates with respect to each such First Lien Broadly Syndicated Loan or Senior Secured Bond, and (c) the amount on deposit in the Principal Collection Account.

“Borrowing Base Deficiency” means an event that occurs and is continuing on any date of determination that the Outstanding Loan Amount exceeds the Borrowing Base.

“Borrowing Base Condition” means, both before and after giving pro forma effect to any such distribution, (i) with respect to any distribution permitted under Sections 10.16(a)(A)(1) and 10.16(a)(A)(2), the Borrowing Base is greater than or equal to the Loans outstanding, and (ii) with respect to any distribution permitted under Sections 10.16(a)(A)(3) and 10.16(a)(A)(4), the Borrowing Base is greater than or equal to 110% of the Loans outstanding.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, the State of New York or Paris, France and, if such day relates to any Collateral Obligation, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capped Fees/Expenses” means, at any time, the Collateral Agent Fees and Expenses, the Collateral Administrator Fees and Expenses and Collateral Custodian Fees and Expenses such that the aggregate amount of such Collateral Agent Fees and Expenses, Collateral Administrator Fees and Expenses and Collateral Custodian Fees and Expenses paid to the Collateral Agent, the Collateral Administrator or the Collateral Custodian under the Transaction Documents in any calendar year do not exceed (x) prior to the occurrence of any Event of Default, $200,000 or (y) on and after the occurrence of any Event of Default, $300,000.

“Cash Interest Expense” means with respect to any Obligor for any period, the amount which, in conformity with Appropriate Accounting Principles, would be set forth opposite the caption “interest expense” (exclusive of any Retained Interest that, according to the term of the Underlying Instruments, can never be converted to cash interest that is due and payable prior to maturity) or any like caption reflected on the most recent financial statements delivered by such Obligor to a Borrower for such period.

“Cause” means, with respect to an Independent Manager, (i) acts or omissions by such Independent Manager that constitute willful disregard of such Independent Manager’s duties as set forth in the Borrower’s organizational documents, (ii) that such Independent Manager has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Manager, (iii) that such Independent Manager is unable to perform his or her duties as Independent Manager due to death, disability or incapacity, or (iv) that such Independent Manager no longer meets the definition of Independent Manager.

“Change of Control” means any of (a) the Equityholder shall no longer be the sole equityholder of the Borrower (free and clear of any liens), (b) GSO Direct Lending Fund-D Associates LLC or an Affiliate thereof shall not be the general partner of the Equityholder and (c) GSO Holdings I L.L.C. or an Affiliate thereof shall no longer be the sole owner of the general partner of the Equityholder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in Section 12.1.

“Collateral Administrator” means Virtus Group, LP, solely in its capacity as Collateral Administrator, together with its successors and permitted assigns in such capacity

“Collateral Administrator Fees and Expenses” has the meaning set forth in Section 11.11.

“Collateral Agent” means Citibank, N.A., solely in its capacity as Collateral Agent, together with its successors and permitted assigns in such capacity.

“Collateral Agent, Collateral Administrator and Collateral Custodian Fee Letter” means that certain letter agreement among the Collateral Agent, the Collateral Administrator and Collateral Custodian and the Borrower, as the same may be amended, supplemented or otherwise modified by the parties thereto with the consent of the Agent.

“Collateral Agent Fees and Expenses” has the meaning set forth in Section 11.11.

“Collateral Custodian” means Citibank, N.A., solely in its capacity as collateral custodian, together with its successors and permitted assigns in such capacity.

“Collateral Custodian Fees and Expenses” has the meaning set forth in Section 11.11.

“Collateral Database” has the meaning set forth in Section 11.3(a)(i).

“Collateral Obligation” means a commercial loan or participation interest therein or bond owned by the Borrower, excluding the Retained Interest thereon.

“Collateral Obligation Amount” means for any Collateral Obligation, as of any date of determination, an amount equal to the product of (i) the Haircut of such Collateral Obligation at such time multiplied by (ii) the Principal Balance of such Collateral Obligation at such time.

The Collateral Obligation Amount of any Collateral Obligation that ceases to be (or otherwise is not) an Eligible Collateral Obligation (other than the requirement set forth in clause (x) in the definition thereof) shall be zero.

“Collateral Obligation File” means, with respect to each Collateral Obligation as identified on the related Document Checklist, (i) if the Collateral Obligation includes a promissory note, (x) an original, executed copy of such promissory note, or (y) in the case of a lost promissory note, a copy of such executed promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank, in each case with respect to clause (x) or clause (y) with an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower or in blank (unless such note is in bearer form, in which case delivery alone shall suffice), or (z) in the case of a noteless Collateral Obligation, a copy of each executed document or instrument evidencing the assignment of such Collateral Obligation to the Borrower, (ii) copies (as indicated on the Schedule of Collateral Obligations and the related Document Checklist) of any related loan agreement, security agreement, mortgage, moveable or immoveable hypothec, deed of hypothec, guarantees, note purchase agreement, intercreditor and/or subordination agreement, each to the extent in the possession of the Borrower, (iii) copies of the file-stamped (or the electronic equivalent of) UCC financing statements and continuation statements (including amendments or modifications thereof) authorized by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Collateral Obligation and (iv) any other document included by the Servicer on the related Document Checklist.

“Collateral Obligation Schedule” means the list of Collateral Obligations set forth on Schedule 3, as the same may be updated by the Borrower (or the Servicer on behalf of the Borrower) from time to time.

“Collection Account” means, collectively, the Principal Collection Account and the Interest Collection Account.

“Collection Period” means, with respect to the first Distribution Date, the period from and including the Effective Date to and including the Determination Date preceding the first Distribution Date; and thereafter, the period from but excluding the Determination Date preceding the previous Distribution Date to and including the Determination Date preceding the current Distribution Date.

“Collections” means the sum of all Interest Collections and all Principal Collections received with respect to the Collateral.

“Commitment” means, for each Committed Lender, (a) prior to the Facility Termination Date, the commitment of such Committed Lender to make Loans to the Borrower in an amount not to exceed, in the aggregate, the amount set forth opposite such Committed Lender’s name on Annex B or pursuant to the assignment executed by such Committed Lender and its assignee(s) and delivered pursuant to Article XV (as such Commitment may be reduced as set forth in Section 2.5), and (b) on and after the earlier to occur of (i) Facility Termination Date and (ii) the end of the Revolving Period, such Committed Lender’s pro rata share of all Loans outstanding.

“Commitment Fee Rate A” means, with respect to a calculation date that occurs (x) prior to the 3-month anniversary from the Effective Date, 0%, (y) on or after the 3-month anniversary from the Effective Date and prior to the 6-month anniversary from the Effective Date, 0.25% (z) on or after the 6-month anniversary from the Effective Date and prior to the last day of the Reinvestment Period, 0.50%.

“Commitment Fee Rate B” means 1.50%.

“Committed Lenders” means, for any Lender Group, the Persons executing this Agreement in the capacity of a “Committed Lender” for such Lender Group (or an assignment hereof) in accordance with the terms of this Agreement.

“Competitor” means (a) any Person primarily engaged in the business of private asset management as a business development company, mezzanine fund, private debt fund, hedge fund or private equity fund, which is in direct or indirect competition with the Borrower, the Servicer, or any Affiliate thereof that is an investment advisor, (b) any Person controlled by, or controlling, or under common control with, a Person referred to in clause (a) above, or (c) any Person for which a Person referred to in clause (a) above serves as an investment advisor with discretionary investment authority.

“Conduit Lender” means any Person that shall become a party to this Agreement in the capacity as a “Conduit Lender” and any assignee of any of the foregoing.

“Contractual Obligation” means with respect to any Person, any provision of any securities issued by such Person or any mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Agent or the Collateral Custodian, as applicable, specified on Annex A, or such other address within the United States as it may designate from time to time by notice to the Agent.

“Custodial Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) number 12084400, which is created and maintained on the books and records of the Securities Intermediary entitled “Custodial Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).

“Cut-Off Date” means, with respect to each Collateral Obligation, the date such Collateral Obligation becomes a part of the Collateral.

“Daily Commitment Fee” means, on any date, (A) the sum of (i) the product of (x) Commitment Fee Rate A and (y) Unused Commitment A and (ii) the product of (x) Commitment Fee Rate B and (y) Unused Commitment B divided by (B) 360.

“Defaulted Collateral Obligation” means any Collateral Obligation as to which any one of the following events has occurred:

(a) any Scheduled Collateral Obligation Payment or part thereof is unpaid more than 2 Business Days beyond the grace period (if any) permitted by the related Underlying Instrument;

(b) an Insolvency Event occurs with respect to the Obligor thereof;

(c) the Servicer or the Borrower has actual knowledge of a default as to the payment of principal and/or interest that has occurred and continues for more than two Business Days on another loan or other debt obligation of the same Obligor that is (a) senior or pari passu in right of payment to such Collateral Obligation, (b) either a full recourse obligation of the Obligor or secured by the same collateral securing such Collateral Obligation and (c) in an amount (whether separately or in the aggregate) in excess of $250,000;

(d) such Collateral Obligation has (x) a public rating by Standard & Poor’s of “CC” or below, or “SD” or (y) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or, in each case, had such ratings before they were withdrawn by Standard & Poor’s or Moody’s, as applicable;

(e) the Servicer or the Borrower has actual knowledge that such Collateral Obligation is pari passu or junior in right of payment as to the payment of principal and/or interest to another debt obligation of the same issuer which has (i) a public rating by Standard & Poor’s of “CC” or below, or “SD” or (ii) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD”, and in each case such other debt obligation remains outstanding (provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable Obligor);

(f) a Responsible Officer of the Servicer or the Borrower has received written notice or has actual knowledge that a default has occurred under the Underlying Instruments, any applicable grace period has expired and the holders of such Collateral Obligation have accelerated the repayment of such Collateral Obligation (but only until such default is cured or waived) in the manner provided in the Underlying Instruments;

(g) with respect to any Related Collateral Obligation, (i) the Equityholder or any of its subsidiaries fails to comply with any funding obligation under such Variable Funding Asset, and (ii) the Equityholder fails to notify the Agent prior to such failure to fund and in reasonable detail that, to the knowledge of the Equityholder, such failure to comply was not solely as a result of the Equityholder’s or such subsidiary’s inability to fund such obligation; or

(h) the Servicer determines, in its sole discretion, in accordance with the Servicing Standard, that all or a material portion of such Collateral Obligation is not collectible or otherwise places such Collateral Obligation on non-accrual status.

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay to the Agent, the Collateral Agent, the Collateral Administrator or any other Lender any other amount required to be paid by it hereunder to such applicable Person within three (3) Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Servicer, the Agent, the Collateral Agent or any other Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, (iv) has failed, within one (1) Business Day after request by the Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Loans under this Agreement, or (v) has (or has a parent company) become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding or become the subject of a Bail-in Action, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Deferrable Collateral Obligation” means a Collateral Obligation that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest.

“Determination Date” means the last day of each calendar month, or if such date is not a Business Day, the next succeeding Business Day.

“Disqualified Investor List” means the list of disqualified investors set forth on Schedule 4.

“Distribution Date” means the 15th day of each February, May, August and November, or if such date is not a Business Day, the next succeeding Business Day, commencing in May 2019; provided that, the last Distribution Date shall occur on the Facility Termination Date.

“Diversity Score” means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule 1 hereto, as such diversity scores shall be updated at the option of the Agent in its sole discretion if Moody’s publishes revised criteria and the application of such revised criteria to this facility is necessary to avoid an increased regulatory capital charge for the Agent or its Affiliates that are Lenders hereunder.

“Document Checklist” means an electronic or hard copy list delivered by the Borrower (or by the Servicer on behalf of the Borrower) to the Agent that identifies each of the documents contained in each Collateral Obligation File and whether such document is an original or a copy and whether a hard copy or electronic copy will be delivered to the Agent related to a Collateral Obligation and includes the name of the Obligor with respect to such Collateral Obligation, in each case as of the related Funding Date.

“Dodd-Frank Regulation” means, with respect to any Affected Person, any rule, regulation or guideline applicable to such Affected Person and arising directly or indirectly from the Dodd-Frank Wall Street Reform and Consumer Protection Act and all laws, regulations requests, rules, guidelines or directives thereunder or issued in connection therewith.

“Dollar(s)” and the sign “$” mean lawful money of the United States of America.

“EBITDA” means, with respect to any Relevant Test Period and any Collateral Obligation, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for each such Collateral Obligation. In any case that “EBITDA,” “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the related Obligor and any of its parents or Subsidiaries that are obligated with respect to such Collateral Obligation pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with Appropriate Accounting Principles) equal to earnings from continuing operations for such period plus interest expense, income taxes, depreciation, amortization and, to the extent reported pursuant to the related Underlying Instruments and set forth on the related Approval Notice or otherwise approved by the Agent in its sole discretion, other non-cash charges that were deducted in determining earnings from continuing operations for such period and, to the extent approved by the Agent on a Collateral Obligation by Collateral Obligation basis, any other costs and expenses reducing earnings and other extraordinary non-recurring costs and expenses for such period (to the extent deducted in determining earnings from continuing operations for such period).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution to the extent such public administrative authority or Person has the authority to exercise Write-Down and Conversion Powers.

“Effective Date” has the meaning set forth in Section 6.1.

“Effective Equity” means, as of any day, the greater of (x) the sum of the Principal Balances of all Eligible Collateral Obligations minus (ii) the outstanding principal amount of all Loans and (y) $0.

“Effective LTV” means, with respect to any Eligible Collateral Obligation as of its origination date, the meaning of “LTV” or any comparable definition in the Underlying Instruments for such Eligible Collateral Obligation. In case that “Effective LTV” or such comparable definition is not defined in such Underlying Instruments, a ratio of (i) the total indebtedness of the related Obligor divided by (ii) the Enterprise Value of the related Obligor.

“Eligible Account” means (i) a segregated trust account or (ii) a segregated direct deposit account, in each case, maintained with a securities intermediary or trust company organized under the laws of the United States of America, or any of the States thereof, or the District of Columbia, having a certificate of deposit, short term deposit or commercial paper rating of at least A-1 by Standard & Poor’s and P-1 by Moody’s. In either case, such depository institution or trust company shall have been approved by the Agent, acting in its reasonable discretion, by written notice to the Borrower.

“Eligible Collateral Obligation” means, as of its related Funding Date (and solely with respect to clauses (c) and (aa), as of each Measurement Date), each Collateral Obligation that satisfies the following conditions (unless otherwise waived by the Agent and the Majority Lenders in their respective sole discretion on the applicable Approval Notice; provided, that the Borrower shall be permitted, at its sole expense and effort, to replace any Lender that has not consented to any such proposed waiver in accordance with Section 17.16(b)):

(a) the Agent in its sole discretion has delivered an Approval Notice with respect to such Collateral Obligation within three (3) Business Days of receipt of the related Asset Approval Request;

(b) such Collateral Obligation is a First Lien Loan, a Second Lien Loan, a Traditional Middle Market Loan, a Unitranche Loan, a FILO Loan, a First Lien Broadly Syndicated Loan or a Senior Secured Bond;

(c) such Collateral Obligation is not a Defaulted Collateral Obligation;

(d) such Collateral Obligation is not an Equity Security and is not convertible into an Equity Security at the option of the applicable Obligor or any other Person other than the Borrower;

(e) such Collateral Obligation is not a Structured Finance Obligation;

(f) such Collateral Obligation is denominated in Dollars and is not convertible by the Obligor thereof into any currency other than Dollars;

(g) such Collateral Obligation is not a single-purpose real estate based loan (unless the related real estate is a hotel, casino or other operating company), a construction loan or a project finance loan;

(h) such Collateral Obligation is not a lease (including a financing lease);

(i) reserved;

(j) such Collateral Obligation is not a trade claim;

(k) reserved;

(l) the Obligor with respect to such Collateral Obligation is an Eligible Obligor;

(m) such Collateral Obligation is not Margin Stock;

(n) such Collateral Obligation is not a security or swap transaction that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation;

(o) such Collateral Obligation provides for the periodic payment of cash interest;

(p) such Collateral Obligation is not subject to substantial non-credit related risk, as determined by the Servicer in accordance with the Servicing Standard, other than non-credit related risks that have previously been disclosed to the Agent during the process of obtaining an Approval Notice with respect to such Collateral Obligation;

(q) the acquisition of which will not cause the Borrower to be deemed to own 5.0% or more of any class of voting securities of any Obligor or 25.0% or more of the total equity of any Obligor or any securities that are immediately convertible into or immediately exercisable or exchangeable for 5.0% or more of any class of voting securities of any Obligor or 25.0% or more of the total equity of any Obligor, in each case as determined by the Servicer;

(r) the Underlying Instrument for which does not contain confidentiality provisions that restrict the ability of the Agent to exercise its rights under the Transaction Documents, including, without limitation, its rights to review such debt obligation or participation, the Underlying Instrument and related documents and credit approval file;

(s) the acquisition of which is not in violation of Regulations T, U or X of the FRS Board;

(t) such Collateral Obligation is capable of being transferred to and owned by the Borrower (whether directly or by means of a security entitlement) and of being pledged, assigned or novated by the owner thereof or of an interest therein (a) subject to customary qualifications for instruments similar to such Collateral Obligation, to the Agent, (b) subject to customary qualifications for instruments similar to such Collateral Obligation, to any assignee of the Agent permitted or contemplated under this Agreement, (c) subject to customary qualifications for instruments similar to such Collateral Obligation, to any Person at any foreclosure or strict sale or other disposition initiated by a secured creditor in furtherance of its security interest, and (d) subject to customary qualifications for instruments similar to such Collateral Obligation, to commercial banks, financial institutions, offshore and other funds (in each case, including transfer permitted by operation of the Uniform Commercial Code);

(u) the proceeds of such Collateral Obligation will not be used to finance activities of the type engaged in by businesses classified under NAICS Codes 2361 (Residential Building Construction), 2362 (Nonresidential Building Construction), 2371 (Utility System Construction), or 2372 (Land Subdivision);

(v) the Related Security for such Collateral Obligation is primarily located in the United States or an Eligible Jurisdiction;

(w) such Collateral Obligation has a stated maturity that does not exceed eight years from the related issuance date;

(x) such Collateral Obligation has (i) an Interest Coverage Ratio for the current fiscal year (on a trailing twelve-month basis) and the prior fiscal year of the related Obligor of more than 1.50x and (ii) a Total Net Leverage Ratio of for the current fiscal year (on a trailing twelve-month basis) and the prior fiscal year of the Related Obligor of less than 6.50x;

(y) such Collateral Obligation is a part of a loan tranche with a minimum face value of at least $10,000,000;

(z) if such Collateral Obligation is a Deferrable Collateral Obligation, it has a minimum current required cash pay coupon equal to at least half of the stated coupon thereon; and

(aa) such Collateral Obligation is secured by a valid and enforceable security interest.

“Eligible Jurisdiction” means Australia, Canada, Cayman Islands, Germany, Ireland, Luxembourg, New Zealand, Sweden, Switzerland, The Netherlands, the United Kingdom and the United States.

“Eligible Obligor” means, on any day, any Obligor that (i) is a business organization (and not a natural person) that is duly organized and validly existing under the laws of, the United States or any State thereof (or any other Eligible Jurisdiction), (ii) is a legal operating entity or holding company, (iii) is not an Official Body, (iv) is not an Affiliate of, or controlled by, the Borrower, the Servicer or the Equityholder and (v) has a most recently reported trailing twelve-month EBITDA of $20,000,000 or greater.

“Eligible Successor” means an entity (1) that is legally qualified and has the capacity to act as Servicer under this Agreement in the assumption of all of the responsibilities, duties and obligations of the Servicer under this Agreement and (2) the appointment of which will not cause either of the Borrower or the pool of Collateral Obligations to become required to register under the provisions of the 1940 Act.

“Enterprise Value” means, with respect to any Eligible Collateral Obligation as of its origination date, the meaning of “Enterprise Value” or any comparable definition in the Underlying Instruments for such Eligible Collateral Obligation. In case that “Enterprise Value” or such comparable definition is not defined in such Underlying Instruments, an amount, for the related Obligor and any of its parents or Subsidiaries that are obligated with respect to such

Collateral Obligation pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with Appropriate Accounting Principles) equal to (A) if there is an observable public price for the common stock of such Obligor or the value of the equity capital of the Obligor can be established based on available acquisition price or paid-in capital contribution by a sponsoring investor, the sum of (x) the outstanding principal amount of any indebtedness of such Obligor (y) the outstanding principal amount of any preferred stock issued by such Obligor and (z) the market value of such Obligor’s common stock or (B) otherwise (x) the product of (A) the trailing-twelve-months EBITDA with respect to such Obligor and (B) a multiple as reasonably determined by the Servicer based on known enterprise value/EBITDA multiples for businesses in the same industry or otherwise with similar characteristics to those of the related Obligor plus (y) the unrestricted cash of such Obligor on such date.

“Environmental Laws” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or any other Official Body, relating to the protection of human health or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equityholder” means GSO Direct Lending Fund-D LP, a Delaware limited partnership, together with its permitted successors and assigns.

“Equity Security” means any asset that is not a First Lien Loan, a Second Lien Loan, a FILO Loan, a Permitted Investment or a Senior Secured Bond.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Evaluation Event” means the occurrence of any of the following with respect to any Eligible Collateral Obligation:

(a) the occurrence of a default as to the payment of principal and/or interest with respect to (i) such Collateral Obligation or (ii) another debt obligation of the same Obligor that is (1) secured by the same collateral and (2) senior to or pari passu with in right of payment to such Collateral Obligation;

(b) Insolvency Event of the underlying Obligor;

(c) Servicer places all or a portion of such Collateral Obligation on non-accrual status;

(d) occurrence of a Material Modification with respect to such Collateral Obligation that is not approved by the Agent, in its sole discretion;

(e) the related Obligor fails to deliver to the Borrower or the Servicer any financial reporting information as required by the Underlying Instruments of such Collateral Obligation (including any grace periods thereunder) but in no event less frequently than quarterly;

(f) the Senior Net Leverage Ratio related to such Collateral Obligation (x) increases by 0.5x (or any subsequent increase of an additional 0.5x) compared to the Senior Net Leverage Ratio as of the later of the Approval Date or the last Evaluation Event date with respect to such Collateral Obligation, as applicable, and (y) is above 3.5x; or

(g) the Interest Coverage Ratio related to such Collateral Obligation (x) decreases by 15% (or any subsequent decrease of an additional 15%) compared to the Interest Coverage Ratio as of the later of the Approval Date or the last Evaluation Event date with respect to such Collateral Obligation, as applicable, and (y) such ratio is below 1.5x.

“Event of Default” means any of the events described in Section 13.1.

“Excess Concentration Amount” means, as of the most recent Measurement Date (and after giving effect to all Collateral Obligations to be purchased or sold by the Borrower on such date), the sum, without duplication, of the following amounts, in each case multiplied by (x) with respect to any First Lien Broadly Syndicated Loan or Senior Secured Bond, the bid side market price (expressed as a percentage) and (y) with respect to any other Collateral Obligation, the Haircut, in each case, as applicable to each such individual Collateral Obligation:

(a) the excess, if any and without duplication, of the sum of the Principal Balances of all Collateral Obligations that are Second Lien Loans over 15.0% of the Excess Concentration Measure;

(b) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are obligations of any single Obligor (other than an Obligor described in the following proviso) over 5% of the Excess Concentration Measure; provided, the sums of the Principal Balances of all Collateral Obligations (individually per Obligor) that are obligations of any three Obligors that represent Principal Balances in excess of all other single Obligors may be up to 7% of the Excess Concentration Measure;

(c) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations in any single Moody’s Industry Classification (other than the Corp-Energy: Oil & Gas” Moody’s Industry Classification) other than a Moody’s Industry Classification described in the following proviso over 15% of the Excess Concentration Measure; provided, that (x) the sum of the Principal Balances of all Collateral Obligations that are obligations of Obligors in the largest Moody’s Industry Classification (other than the “Corp-Energy: Oil & Gas” Moody’s Industry Classification) may be up to 30% of the Excess Concentration Measure, (y) the sum of the Principal Balances of all Collateral Obligations that are obligations of Obligors in the second largest Moody’s Industry Classification (other than the “Corp-Energy: Oil & Gas” Moody’s Industry Classification) other than the Moody’s Industry Classification specified in clause (x) may be up to 20% of the Excess Concentration Measure and (z) the Moody’s Industry Classification of Corp-Energy: Oil & Gas may be up to 10% of the Excess Concentration Measure;

(d) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Fixed Rate Collateral Obligations over 10% of the Excess Concentration Measure;

(e) the excess, if any and without duplication, of the sum of the Principal Balances of all Collateral Obligations that are Unitranche B Loans, Unitranche C Loans, Unitranche D Loans, FILO A Loans, FILO B Loans, FILO C Loans or FILO D Loans over 50.0% of the Excess Concentration Measure;

(f) the excess, if any and without duplication of the Principal Balances of all Collateral Obligations, which have an Obligor organized in a country other than the United States over 10% of the Excess Concentration Measure;

(g) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Deferrable Collateral Obligations over 10% of the Excess Concentration Measure;

(h) the excess, if any, of the sum of the Principal Balances of all Senior Secured Bonds over 10% of the Excess Concentration Measure;

(i) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Variable Funding Assets over 10% of the Excess Concentration Measure;

(j) the excess, if any and without duplication of the Principal Balances of all Collateral Obligations, which have an Obligor organized in Canada over 10% of the Excess Concentration Measure; and

(k) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are First Lien Broadly Syndicated Loans over 40% of the Excess Concentration Measure.

“Excess Concentration Measure” means (a) during the Ramp-up Period, the Target Portfolio Amount, and (b) after the Ramp-up Period, the sum of (x) the Aggregate Eligible Collateral Obligation Amount, (y) all Principal Collections on deposit in the Principal Collection Account and (z) all amounts on deposit in the Unfunded Exposure Account.

“Excess Funds” as of any date of determination and with respect to any Conduit Lender, funds of such Conduit Lender not required, after giving effect to all amounts on deposit in its commercial paper account, to pay or provide for the payment of (i) all of its matured and maturing commercial paper notes on such date of such determination, (ii) the principal of and interest on all of its loans outstanding on such date of such determination and (iii) and other amounts in accordance with its commercial paper notes and applicable transaction documents.

“Excluded Amounts” means (i) any amount received in the Collection Account with respect to any Collateral Obligation, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Official Body on such Collateral Obligation or on any Related Security, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Obligation, (iii) any reimbursement of insurance premiums, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Obligations which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Instruments, (v) any amount deposited into the Collection Account in error or (vi) payments by the Obligors of indemnification obligations and reimbursements for actually incurred out-of-pocket expenses, in each case that are not received in lieu of principal, interest or fees owed under the related Underlying Instruments.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Obligations pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Obligations (other than pursuant to Section 17.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Officer” means, with respect to the Borrower, the Servicer or the Equityholder, the Chief Executive Officer, the Chief Operating Officer, the Executive Vice President of such Person or any other Person included on the incumbency of the Borrower, Servicer or Equityholder, as applicable, delivered hereunder and, with respect to any other Person, the President, Chief Financial Officer, Executive Vice President or any Vice President.

“Extension Request” has the meaning set forth in Section 2.6.

“Facility” means the loan facility to be provided to the Borrower pursuant to, and in accordance with, this Agreement.

“Facility Amount” means $150,000,000 (or such greater amount as may be agreed by the Lenders).

“Facility Termination Date” means the earlier of (i) October 11, 2023 and (ii) the effective date on which the facility hereunder is terminated pursuant to Section 13.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any period, the greater of (a) 0.0% and (b) a fluctuating rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” has the meaning set forth in Section 8.4.

“Fees” has the meaning set forth in Section 8.4.

“FILO A Loan” means a FILO Loan that, as of any date of determination, has an Effective LTV of less than or equal to 60% and Total Net Leverage Ratio less than or equal to 5.5x.

“FILO B Loan” means a FILO Loan that, as of any date of determination, has an Effective LTV of greater than 60% but less than or equal to 75% and Total Net Leverage Ratio greater than 5.5x but less than or equal to 6.5x.

“FILO C Loan” means any FILO Loan that, as of any date of determination, has Total Net Leverage Ratio greater than 6.5x but less than or equal to 7.0x, provided that any FILO Loan that would have constituted a FILO A Loan or a FILO B Loan but for the fact that it fails to meet the provisions thereto with respect to Effective LTV shall constitute a FILO C Loan.

“FILO D Loan” means any FILO Loan that, as of any date of determination, has Total Net Leverage Ratio greater than 7.0x but less than or equal to 7.5x.

“FILO E Loan” means any FILO Loan that, as of any date of determination, is not a FILO A Loan, FILO B Loan, FILO C Loan or FILO D Loan.

“FILO Loan” means a commercial loan that (x) would have constituted a First Lien Loan but for the fact that, at any time prior to and/or after an event of default under the related loan agreement of such loan, will be paid after one or more tranches of First Out Loans issued by the same Obligor have been paid in full in accordance with a specified waterfall or other priority of payments and (y) the total size of First Out Loans repayable ahead of the FILO Loan shall be less than 25% of the sum of the sizes of such First Out Loans and such FILO Loan.

“Financial Sponsor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person. For the avoidance of doubt, each of GSO Capital Partners LP and The Blackstone Group L.P. and their respective Affiliates, investment funds and investment vehicles controlled, managed or advised, directly or indirectly, by GSO Capital Partners LP, The Blackstone Group L.P. or any of their respective Affiliates shall be deemed to be a Financial Sponsor.

“First Lien Loan” means any Loan that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement that are reasonable for similar loans, and liens accorded priority by law in favor of any Official Body), and (iii) the Servicer determines in good faith that the value of the collateral for such loan or the enterprise value securing the loan on or about the time of acquisition equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by a first priority Lien over the same collateral.

“First Lien Broadly Syndicated Loan” means a commercial loan (a) that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (b) that is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement that are reasonable and customary for similar loans, and liens accorded priority by law in favor of the United States or any State or agency or any Eligible Jurisdiction), (c) the value of the collateral securing the Collateral Obligation together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Borrower, as certified to the Agent in writing) to repay the Collateral Obligation in accordance with its terms and to repay all other loans of equal seniority secured by a first lien or security interest in the same collateral, (d) is not secured solely or primarily by common stock or other equity interests and (e)(i) is a broadly syndicated commercial loan, (ii) has a tranche size of $150,000,000 or greater, (iii) as of the date such Collateral Obligation was added to the Collateral, the relevant Obligor has an EBITDA for the prior twelve calendar months of at least $50,000,000 (after giving pro forma effect to any acquisition in connection therewith), (iv) is governed under the laws of the State of New York, (v) is publically rated by a Rating Agency, (vi) is an obligation where the related Obligor, at the time of issuance, has a total indebtedness in excess of $350,000,000, (vii) has an observable quote from at least one nationally recognized pricing service, including, without limitation, LoanX Mark-It Partners or Loan Pricing Corporation and (viii) does not contain any restrictions on transferability or assignment and is capable of being transferred or assigned subject only to usual and customary restrictions (which may include reasonable disqualified investor lists); provided that the limitation set forth in clause (d) above shall not apply with respect to a Collateral Obligation made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such Collateral Obligation or any other similar type of indebtedness owing to third parties).

“First Out Loan” means any First Lien Loan that, in any bankruptcy, reorganization, arrangement, insolvency, moratorium, post-event of default scenario or liquidation proceedings, is senior in right of payment to (and documented under the same Underlying Instruments as) a FILO Loan to the same Obligor.

“Fitch” means Fitch Ratings, Inc., Fitch Ratings Ltd. and their subsidiaries, including Derivative Fitch Inc. and Derivative Fitch Ltd. and any successor thereto.

“Fixed Rate Collateral Obligation” means any Collateral Obligation that bears a fixed rate of interest.

“Foreign Lender” means a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“FRS Board” means the Board of Governors of the Federal Reserve System and, as applicable, the staff thereof.

“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would have a material and adverse effect on any Lender and (a) increase or extend the term of the Commitments (other than an increase in the Commitment of another Lender or the addition of a new Lender) or change the Facility Termination Date, (b) extend the date fixed for the payment of principal of or interest on any Loan or any fee hereunder, in each case owing to such Lender, (c) reduce the amount of any such payment of principal or interest owing to such Lender, (d) reduce the rate at which interest is payable to such Lender or any fee is payable hereunder to such Lender, excluding in each case, any such reduction as a result of a full or partial waiver of interest or fees accruing at a default rate imposed during an Event of Default or a result of a waiver of an Event of Default), (e) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (f) alter the terms of Section 2.4(a), Section 8.3, or Section 17.2 or any related definitions or provisions in a manner that would alter the effect of such Sections, (g) modify the definition of the “Required Lenders” or “Majority Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, (h) modify the definition of the terms “Advance Rate”, “Borrowing Base”, “Eligible Collateral Obligation”, “Eligible Jurisdiction”, “Excess Concentration Amount”, “Facility Termination Date”, “First Lien Loan”, “First Lien Broadly Syndicated Loan”, “Second Lien Loan”, “Unitranche A Loan”, “Unitranche B Loan”,

“Unitranche C Loan”, “Unitranche D Loan”, “Unitranche E Loan”, “Unitranche Loan”, “FILO A Loan”, “FILO B Loan”, “FILO C Loan”, “FILO D Loan”, “FILO E Loan”, “FILO Loan”, “Traditional Middle Market Loan”, or “Fundamental Amendment”, or any defined term used therein, in each case in a manner which would have the effect of making more credit available to the Borrower, or make such provision less restrictive on the Borrower in any other material fashion, (i) extend the Revolving Period or (j) modify the form or details of the Monthly Report in a manner that reduces the reporting requirements.

“Funding Date” means any Loan Date or any Reinvestment Date, as applicable.

“Haircut” means, for any Eligible Collateral Obligation, a percentage of par determined in accordance with Section 2.7.

“Hazardous Materials” means all materials subject to any Environmental Law, including materials listed in 49 C.F.R. § 172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Hedge Breakage Costs” means, with respect to each Hedge Counterparty upon the early termination of any Hedge Transaction with such Hedge Counterparty, the net amount, if any, payable by the Borrower to such Hedge Counterparty for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Counterparty” means (a) Société Generale and its Affiliates and (b) any other entity that (i) on the date of entering into any Hedge Transaction (x) is an interest rate swap dealer that has been approved in writing by the Agent, and (y) has a long-term unsecured debt rating of not less than “A” by S&P, not less than “A2” by Moody’s and not less than “A” by Fitch (if such entity is rated by Fitch) (the “Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P, not less than “P-1” by Moody’s and not less than “Fl” by Fitch (if such entity is rated by Fitch) (the “Short-term Rating Requirement”), and (ii) in a Hedging Agreement (x) consents to the assignment hereunder of the Borrower’s rights under the Hedging Agreement to the Agent on behalf of the Secured Parties and (y) agrees that in the event that Moody’s, S&P or Fitch reduces its long-term unsecured debt rating below the Long-term Rating Requirement or reduces it short-term debt rating below the Short-term Rating Requirement, it shall either collateralize its obligations in a manner reasonably satisfactory to the Agent, or transfer its rights and obligations under each Hedging Agreement (excluding, however, any right to net payments or Hedge Breakage Costs under any Hedge Transaction, to the extent accrued to such date or to accrue thereafter and owing to the transferring Hedge Counterparty as of the date of such transfer) to another entity that meets the requirements of clauses (b)(i) and (b)(ii) hereof and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer.

“Hedge Transaction” means each interest rate swap, index rate swap or interest rate cap transaction or comparable derivative arrangement between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 10.6 and is governed by a Hedging Agreement.

“Hedging Agreement” means the agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty pursuant to Section 10.6, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction or a “Confirmation” that incorporates the terms of such a “Master Agreement” and “Schedule.”

“Increased Costs” means collectively, any increased cost, loss or liability owing to the Agent and/or any other Affected Person under Article V of this Agreement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with Appropriate Accounting Principles: (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (iii) the net obligations of such Person under any Swap Contract, (iv) all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business , in each case, not past due for more than ninety days after the date on which such trade account payable was created and (y) obligations relating to clearing and settling purchases and sales of securities, in each case not past due more than five Business Days after such purchase or sale), (v) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (vi) all capital leases and synthetic lease obligations, (vii) all commitments of such Person to make an investment in another Person or to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (ix) all obligations of such Person to post margin or collateral (however characterized) under any prime brokerage, securities account, options or similar agreements, (x) any other obligation of such Person that would constitute indebtedness evidenced by senior securities under the Investment Company Act and (xi) all guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the swap termination value thereof as of such date. The amount of any capital lease or synthetic lease obligation as of any date shall be deemed to be the amount of attributable indebtedness in respect thereof in accordance with Appropriate Accounting Principles as of such date.

“Indemnified Amounts” has the meaning set forth in Section 16.1.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 16.1.

“Independent Accountants” means a firm of nationally recognized independent certified public accountants.

“Independent Manager” means an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Global Securitization Services, LLC, Lord Securities Corporation or, if none of those companies is then providing professional Independent Managers, another nationally-recognized company reasonably approved by the Required Lenders, in each case that is not an Affiliate of the Borrower and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following:

(a) a member, partner, equityholder, manager, director, officer or employee of the Borrower, the Equityholder, or any of their respective equityholders or Affiliates (other than as an Independent Manager of the Borrower or an Affiliate of the Borrower that is not in the direct chain of ownership of the Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity; provided that such Independent Manager is employed by a company that routinely provides professional Independent Managers or managers in the ordinary course of its business);

(b) a creditor, supplier or service provider (including provider of professional services) to the Borrower, the Equityholder, or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Managers and other corporate services to the Borrower, the Equityholder or any of their respective Affiliates in the ordinary course of its business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

“Information Package” means, with respect to each Eligible Collateral Obligation, the following information (to the extent reasonably accessible): (i) legal Borrower name, detailed legal term-sheet and up to date legal documentation; (ii) most recent due diligence reports (including domicile of Obligor); (iii) most recent Servicer investment committee memo; (iv) most recent two years of detailed audited financials of the related Obligor; (v) most recent company forecast with capital expenditure plans; (vi) most recent shareholding pattern and details of management team, (vi) details of outstanding banking facilities and debt maturity schedule and (vii) such other information reasonably available to the Servicer as the Agent may reasonably request.

“Insolvency Event” means, with respect to any Person, (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, or the commencement of an involuntary case under the federal bankruptcy laws, as now or hereinafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed within 60 days; or (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or such Person shall admit in writing its inability to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning given such term in the UCC.

“Interest” means, with respect to any period, the daily interest accrued on Loans during such period as provided for in ARTICLE III.

“Interest Collections” means, with respect to the Collateral following the applicable Cut-Off Date, (i) all payments and collections owing to the Borrower in its capacity as lender and attributable to interest on any Collateral Obligation or other Collateral, including scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Collateral Obligation or other Collateral, (ii) any commitment, ticking, upfront, underwriting, origination or amendment fees received in respect of any Collateral Obligation (including any proceeds received by the Borrower as a result of exercising any Warrant Asset at any time), (iii) all payments received by the Borrower pursuant to any Hedging Agreement that is an interest rate cap transaction and (iv) the earnings on Interest Collections in the Collection Account that are invested in Permitted Investments, in each case other than Retained Interests.

“Interest Collection Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) number 12084300, which is created and maintained on the books and records of the Securities Intermediary entitled “Interest Collection Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).

“Interest Coverage Ratio” means respect to any Collateral Obligation for any Relevant Test Period, either (a) the meaning of “Interest Coverage Ratio” or comparable definition set forth in the Underlying Instruments for such Collateral Obligation, or (b) in the case of any Collateral Obligation with respect to which the related Underlying Instruments do not include a definition of “Interest Coverage Ratio” or comparable definition, the ratio of (i) EBITDA to (ii) Cash Interest Expense of such Obligor as of such Relevant Test Period, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor in accordance with the requirements of the Underlying Instruments.

“Interest Rate” means, for any Accrual Period and any Lender, a rate per annum equal to the sum of (a) the Applicable Margin and (b) the Base Rate for such Accrual Period and such Lender.

“IRS” means the United States Internal Revenue Service.

“Lender” means each Conduit Lender, each Committed Lender and each Uncommitted Lender, as the context may require.

“Lender Agent” has the meaning set forth in the Preamble.

“Lender Group” means each Lender and related Lender Agent from time to time party hereto.

“LIBOR Rate” shall mean, with respect to any Accrual Period, the greater of (a) 0.0% and (b) the rate per annum shown by the BLOOMBERG PROFESSIONAL Service as the ICE Benchmark Administration Limited London interbank offered rate for deposits in U.S. dollars for a period equal to such Accrual Period as of 11:00 a.m., London time, two Business Days prior to the first day of such Accrual Period; provided, that in the event no such rate is shown, the LIBOR Rate shall be the rate per annum based on the rates at which Dollar deposits for a period equal to such Accrual Period are displayed on page “LIBOR” of the Reuters Monitor Money Rates Service or such other page as may replace the LIBOR page on that service for the purpose of displaying London interbank offered rates of major banks as of 11:00 a.m., London time, two Business Days prior to the first day of such Accrual Period (it being understood that if at least two such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided, further, that in the event fewer than two such rates are displayed, or if no such rate is relevant, the LIBOR Rate shall be a rate per annum at which deposits in Dollars are offered by the principal office of the Agent in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Accrual Period for delivery on such first day and for a period equal to such Accrual Period (or with respect to any Loan disbursed during such Accrual Period, two Business Days prior to the day such Loan was disbursed).

“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics’ liens and any liens that attach by operation of law.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Bank agrees to make purchases from or advances to, or purchase assets from, any Conduit Lender in order to provide liquidity support for such Conduit Lender’s Loans hereunder.

“Liquidity Bank” means the Person or Persons who provide liquidity support to any Conduit Lender pursuant to a Liquidity Agreement in connection with the issuance by such Conduit Lender of commercial paper notes.

“Loan” has the meaning set forth in Section 2.1(a).

“Loan Date” has the meaning set forth in Section 2.1(a).

“Loan Request” has the meaning set forth in Section 2.2(a).

“Majority Lenders” means, at any time, Required Lenders.

“Margin Stock” means “Margin Stock” as defined under Regulation U issued by the FRS Board.

“Market Value” means, with respect to any Collateral Obligation that is a First Lien Broadly Syndicated Loan or Senior Secured Bond, at any date of determination thereof selected by the Agent, the product of (x) the bid side market price (expressed as a percentage) of such Collateral Obligation as reasonably determined by the Agent and (y) the Principal Balance of such First Lien Broadly Syndicated Loan or Senior Secured Bond provided, that the Borrower may dispute the determination of the Market Value of any Collateral Obligation by the Agent upon written notice to the Agent (a “Market Value Dispute Notice”) no later than one Business Day after the Borrower is notified of such determination, and if the Borrower obtains firm executable bids of the then full outstanding principal amount of such Eligible Collateral Obligation from two Approved Broker Dealers that are not Affiliates of the Borrower within one Business Day after the Market Value Dispute Notice is delivered to the Agent, the Market Price shall be the median of such bids until the next date of determination of the Market Value of such Eligible Collateral Obligation.

“Material Adverse Effect” means a material adverse effect on: (a) the assets, operations, properties, financial condition, or business of the Borrower or the Servicer taken as a whole; (b) the ability of the Borrower or the Servicer to perform its obligations under this Agreement or any of the other Transaction Documents; (c) the validity or enforceability of this Agreement, any of the other Transaction Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole; or (d) the aggregate value of the Collateral or on the collateral assignments and Liens granted by the Borrower in this Agreement taken as a whole.

“Material Modification” means (a) any amendment, waiver, modification or supplement of any Eligible Collateral Obligation which:

(i) reduces or forgives any or all of the principal amount or non-default interest due under such Collateral Obligation;

(ii) delays or extends the stated maturity date for such Collateral Obligation;

(iii) increases the advance rate for such Collateral Obligation by more than 10% (including any subsequent increase of an additional 10%);

(iv) waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loans Asset, or reduces the spread or coupon with respect to such Collateral Obligation;

(v) substitutes, alters or releases the underlying collateral securing such Collateral Obligation and any such substitution, alteration or release, as determined in the sole discretion of the Agent, materially and adversely affects the value of such Eligible Collateral Obligation; provided that the foregoing shall not apply to any release in conjunction with a relatively contemporaneous disposition by the related Obligor accompanied by a mandatory reinvestment of net proceeds or mandatory repayment of the related loan facility with the net proceeds; or

(b) any other type of amendment, waiver, modification or supplement with respect to a particular Eligible Collateral Obligation that is specified to Borrower by the Agent in writing;

provided that, for the avoidance of doubt, “Material Modification” shall not include any change to the base rate in respect of a Collateral Obligation from LIBOR to an alternative rate, including any applicable spread or payment frequency adjustments thereto that in the Servicer’s commercially reasonable judgment is consistent with the successor for LIBOR.

“Measurement Date” means each of the following, as applicable: (i) the Effective Date; (ii) each Determination Date, (iii) each Funding Date; (iv) the date of any repayment or prepayment pursuant to Section 2.4; (v) the date that the Servicer has actual knowledge of the occurrence of any Evaluation Event with respect to any Collateral Obligation; (vi) the date of any optional repurchase or substitution pursuant to Section 7.11; (vii) the date of any Optional Sale; and (viii) for purposes of calculating the Market Value of each Broadly Syndicated Loan or Senior Secured Bond, each Business Day.

“Minimum Commitment Usage” means, the product of (i) the Commitment and (ii) (x) on any calculation date prior to the 6-month anniversary from the Effective Date, 0% or (y) on any calculation date thereafter, 75%.

“Monthly Report” means a report prepared by the Collateral Administrator, on behalf of the Borrower, substantially in the form of Exhibit D.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s Industry Classification” means the industry classifications set forth in Schedule 2 hereto, as such industry classifications shall be updated at the option of the Agent in its sole discretion if Moody’s publishes revised industry classifications and the application of such revised industry classifications to this facility is necessary to avoid an increased regulatory capital charge for the Agent or its Affiliates that are Lenders hereunder.

“Note” means a promissory grid note, in the form of Exhibit A, made payable to the order of a Lender Agent, on behalf of the related Lenders.

“Note Agent” has the meaning set forth in Section 14.1.

“Obligations” means all obligations (monetary or otherwise) of the Borrower to the Lenders, the Lender Agents, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Agent or any other Affected Person or Indemnitee arising under or in connection with this Agreement, the Notes and each other Transaction Document.

“Obligor” means any Person that owes payments under any loan and, solely for purposes of calculating the Excess Concentration Amount pursuant to clause (b) or (c) of the definition thereof, any Obligor that is an Affiliate of another Obligor shall be treated as the same Obligor.

“Officer’s Certificate” means a certificate signed by an Executive Officer.

“Official Body” means any government or political subdivision or any agency, authority, regulatory body, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Opinion of Counsel” means a written opinion of independent counsel reasonably acceptable in form and substance and from counsel acceptable to the Agent.

“Optional Sale” has the meaning set forth in Section 7.10.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in the Obligations or any Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Loan Amount” means, as of any date of determination, an amount equal to the aggregate of all loans outstanding under this Agreement.

“Participant” has the meaning set forth in Section 15.5.

“Participant Register” has the meaning set forth in Section 15.5.

“PBGC” means the Pension Benefit Guaranty Corporation and its successors and assigns.

“Permitted Investment” means, at any time:

(a) direct interest-bearing obligations of, and interest-bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b) demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent, the Collateral Custodian or Agent or any Lender Agent thereof acting in its commercial capacity); provided, that the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s;

(c) commercial paper that (i) is payable in Dollars and (ii) is rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s; or

(d) shares or other securities of non-United States registered money market funds which funds have, at all times, credit ratings of “Aaa-mf” by Moody’s and “AAAm” by Standard & Poor’s.

Permitted Investments may be purchased by or through the Collateral Custodian or any of its Affiliates. All Permitted Investments shall be held in the name of the Securities Intermediary. No Permitted Investment shall have an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript affixed to its Standard & Poor’s rating. Any such investment may be made or acquired from or through the Collateral Agent or the Agent or any of their respective affiliates, or any entity for whom the Collateral Agent or the Agent or any of their respective affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Permitted Investment at the time of acquisition); provided, that notwithstanding the foregoing clauses (a) through (d), unless the Borrower and the Servicer have received the written advice of counsel of national reputation experienced in such matters to the contrary (together with an Officer’s Certificate of the Borrower or the Servicer to the Agent and the Collateral Agent that the advice specified in this definition has been received by the Borrower and the Servicer), Permitted Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule.

“Permitted Lien” means (i) the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, (ii) Liens for Taxes and mechanics’ or suppliers’ liens for services or materials supplied, in either case, not yet due and payable and for which adequate reserves have been established in accordance with Appropriate Accounting Principles, (iii) as to Related Security (1) the Lien in favor of the Borrower herein and (2) any Liens on the Related Security permitted pursuant to the applicable Underlying Instruments and (iv) as to agented loans, Liens in favor of the agent on behalf of all the lenders of the related Obligor.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Prepayment Fee” means (x) prior to the one-year anniversary of the Effective Date, a nonrefundable fee equal to the product of (a) the amount of each permanent reduction in the aggregate amount of the applicable Lender Group’s Commitment, and (b) 1.00% and (y) thereafter, zero.

“Primary Servicer Fee” means with respect to any Distribution Date, the fee payable to the Servicer or successor Servicer (as applicable) for services rendered during the related Collection Period, which shall be equal to one-fourth of the product of (i) the Primary Servicer Fee Percentage multiplied by (ii) the average of the values of the aggregate Collateral Obligation Amount of the Eligible Collateral Obligations on the first day and the last day of the related Collection Period. For the avoidance of doubt, the Servicer may waive or defer the payment of any Primary Servicer Fee in its sole discretion.

“Primary Servicer Fee Percentage” means 0.45%.

“Principal Balance” means with respect to any Collateral Obligation and as of any date, the lower of (x) the Purchase Price paid by the Borrower for such Collateral Obligation and (y) the outstanding principal balance of such Collateral Obligation, exclusive of (x) any deferred or capitalized interest on any Deferrable Collateral Obligation that is deferred or capitalized after the Cut-Off Date applicable to such Deferrable Collateral Obligation and (y) any unfunded amounts with respect to any Variable Funding Asset; provided, that for purposes of calculating the “Principal Balance” of any Deferrable Collateral Obligation, principal payments received on such Collateral Obligation shall first be applied to reducing or eliminating any outstanding deferred or capitalized interest; provided, further, that the “Principal Balance” of any Variable Funding Asset as of any date shall be equal to the outstanding principal balance thereof plus amounts on deposit in respect thereof in the Unfunded Exposure Account. The “Principal Balance” of any Equity Security shall be zero.

“Principal Collections” means any and all amounts of collections received with respect to the Collateral other than Interest Collections and Excluded Amounts, including (but not limited to) (i) all collections attributable to principal on such Collateral, (ii) the earnings on Principal Collections in the Collection Account that are invested in Permitted Investments, (iii) all payments received by the Borrower pursuant to any Hedging Agreement that is an interest rate swap or index rate swap transaction and (iv) all Repurchase Amounts, in each case other than Retained Interests.

“Principal Collection Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) number 12084200, which is created and maintained on the books and records of the Securities Intermediary entitled “Principal Collection Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).

“Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Price” means, with respect to any Collateral Obligation, the actual price paid by the Borrower for such Collateral Obligation minus all Principal Collections described in clause (i) of the definition thereof in respect of such Collateral Obligation.

“Ramp-up Period” means the period from and including the Effective Date to the earlier of (i) the first date on which the sum of the Principal Balances of all Eligible Collateral Obligations equals or is greater than the Target Portfolio Amount and (ii) the six-month anniversary of the Effective Date.

“Rating Agencies” means Standard & Poor’s, Morningstar Credit Ratings, LLC, Moody’s and any other rating agency that has been requested to issue a rating with respect to the commercial paper notes issued by any Conduit Lender.

“Recipient” means (a) the Agent, (b) any Lender Agent, (c) any Lender and (d) any other recipient of a payment hereunder.

“Records” means the Collateral Obligation File for any Collateral Obligation and all other documents, books, records and other information prepared and maintained by or on behalf of the Borrower with respect to any Collateral Obligation and the Obligors thereunder, including all documents, books, records and other information prepared and maintained by the Borrower or the Servicer with respect to such Collateral Obligation or Obligors.

“Reinvestment” has the meaning given in Section 8.3(b).

“Reinvestment Date” has the meaning given in Section 8.3(b).

“Reinvestment Request” has the meaning given in Section 8.3(b).

“Related Collateral Obligation” means any Collateral Obligation where the Equityholder or any Subsidiary of the Equityholder owns a Variable Funding Asset pursuant to the same Underlying Instruments; provided that any such asset will cease to be a Related Collateral Obligation once all commitments by the Equityholder or any such Subsidiary to make advances or fund such Variable Funding Asset to the related Obligor expire or are irrevocably terminated or reduced to zero.

“Related Property” means, with respect to a Collateral Obligation, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Obligation, including, without limitation, any pledge of the stock, membership or other ownership interests in the related Obligor or its subsidiaries, all Warrant Assets with respect to such Collateral Obligation and all proceeds from any sale or other disposition of such property or other assets.

“Related Security” means, with respect to each Collateral Obligation:

(a) any Related Property securing a Collateral Obligation, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Loan Date and all liquidation proceeds thereof;

(b) all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(c) all Collections with respect to such Collateral Obligation and any of the foregoing;

(d) any guarantees or similar credit enhancement for an Obligor’s obligations under any Collateral Obligation, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the Borrower thereunder and all rights, remedies, powers, privileges and claims of the Borrower thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Borrower at law or in equity);

(e) all Records with respect to such Collateral Obligation and any of the foregoing; and

(f) all recoveries and proceeds of the foregoing.

“Relevant Test Period” means with respect to any Collateral Obligation, the relevant test period for the calculation of Senior Net Leverage Ratio, Total Net Leverage Ratio, Interest Coverage Ratio or EBITDA as applicable, for such Collateral Obligation in accordance with the related Underlying Instruments or, if no such period is provided for therein, each period of the last four (4) consecutive fiscal quarters of the principal Obligor on such Collateral Obligation for which financial statements were required to have been delivered under the related Underlying Instruments; provided that with respect to any Collateral Obligation for which the relevant test period is not provided for in the related Underlying Instruments, if an Obligor is a newly-formed entity as to which twelve (12) consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the fourth (4th) fiscal quarter from the date of formation, and shall subsequently include each period of the last four (4) consecutive reported fiscal quarters of such Obligor.

“Replacement Hedging Agreement” means one or more Hedging Agreements, which in combination with all other Hedging Agreements then in effect, after giving effect to any planned cancellations of any presently outstanding Hedging Agreements satisfy the Borrower’s covenant contained in Section 10.6, of this Agreement to maintain Hedging Agreements.

“Reporting Date” means the 10th calendar day of each calendar month, or if such date is not a Business Day, the next succeeding Business Day.

“Repurchase Amount” means, for any Warranty Collateral Obligation for which a payment or substitution is being made pursuant to Section 7.11 as of any time of determination, the sum of (i) the greater of (a) an amount equal to the purchase price paid by the Borrower for such Collateral Obligation (excluding purchased accrued interest and original issue discount) less all payments of principal received in connection with such Collateral Obligation since the date it was added to the Collateral and (b) the Collateral Obligation Amount of such Collateral Obligation, (ii) any accrued and unpaid interest thereon since the last Distribution Date and (iii) all Hedge Breakage Costs owed to any relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement, incurred in connection with such payment or repurchase and the termination of any Hedge Transactions in whole or in part in connection therewith.

“Repurchased Collateral Obligation” means, with respect to any Collection Period, any Collateral Obligation as to which the Repurchase Amount has been deposited in the Collection Account by or on behalf of the Borrower or the Servicer, as applicable, on or before the immediately prior Reporting Date and any Collateral Obligation purchased by the Equityholder pursuant to the Sale Agreement as to which the Repurchase Amount has been deposited in the Collection Account by or on behalf of the Equityholder.

“Request for Release and Receipt” means a form substantially in the form of Exhibit F-2 completed and signed by the Servicer.

“Required Lenders” means, at any time, Lenders holding Loans aggregating greater than 50% of all Loans outstanding or if there are no Loans outstanding, Lenders holding Commitments aggregating greater than 50% of all Commitments.

“Resignation Effective Date” has the meaning set forth in Section 14.8.

“Responsible Officer” means, with respect to any Person, any duly authorized officer or authorized signatory, as applicable, of such Person or of the general partner, administrative manager or managing member of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer or authorized signatory, as applicable, of such Person or of the general partner, administrative manager or managing member of such Person to whom such matter is referred because of such officer’s or authorized signatory’s knowledge of familiarity with the particular subject and with respect to the Collateral Agent, Collateral Custodian or Securities Intermediary, a director, vice president, assistant vice president, senior t rust officer or trust officer within the Corporate Trust Office and any officer to whom a corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and having direct responsibility for the administration of this transaction.

“Retained Interest” means, with respect to any Collateral Obligation included in the Collateral, (a) such obligations to provide additional funding with respect to such Collateral Obligation that have been retained by the other lender(s) of such Collateral Obligation, (b) all of the rights and obligations, if any, of the agent(s) under the Underlying Instruments, (c) any unused commitment fees associated with the additional funding obligations that are being retained in accordance with clause (a) above, and (d) any agency or similar fees associated with the rights and obligations of the agent(s) that are being retained in accordance with clause (b) above.

“Revolving Loan” means a Collateral Obligation that specifies a maximum aggregate amount that can be borrowed by the related Obligor and permits such Obligor to re-borrow any amount previously borrowed and subsequently repaid during the term of such Collateral Obligation.

“Revolving Period” means the period of time starting on the Effective Date and ending on the earliest to occur of (i) October 11, 2021 or, if such date is extended pursuant to Section 2.6, the date mutually agreed upon by the Borrower and each Lender Agent, (ii) the date on which the Facility Amount is terminated in full pursuant to Section 2.5 or (iii) the occurrence of an Event of Default.

“Sale Agreement” means the Sale and Contribution Agreement, dated as of the date hereof, by and between the Equityholder, as seller, and the Borrower, as purchaser.

“Sanctions” means any economic or financial sanctions or trade embargoes (or similar measures) imposed, administered or enforced from time to time by (a) the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), (b) the United Nations Security Council, (c) the European Union or any member state thereof, or (d) Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Person” means any Person that is a designated target of any Sanctions or otherwise a subject of any Sanctions, including as a result of being (a) owned or controlled directly or indirectly by any Persons (or Person) that are designated targets of any Sanctions, or (b) organized or operating under the laws of, or a citizen or resident of, any country or territory that is subject to any comprehensive territory-wide Sanctions.

“Schedule of Collateral Obligations” means the list or lists of Collateral Obligations attached to each Asset Approval Request. Each such schedule shall identify the assets that will become Collateral Obligations, shall set forth such information with respect to each such Collateral Obligation as the Borrower or the Agent may reasonably require and shall supplement any such schedules attached to previously-delivered Asset Approval Requests.

“Scheduled Collateral Obligation Payment” means each periodic installment payable by an Obligor under a Collateral Obligation for principal and/or interest in accordance with the terms of the related Underlying Instrument.

“Second Lien Loan” means a commercial loan that (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the loan but which is subordinated (with respect to liquidation preferences with respect to pledged collateral) to a First Lien Loan of such Obligor; (b) is secured by a valid second-priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Second Lien Loan the value of which is adequate (in the commercially reasonable judgment of the Borrower, as certified to the Agent in writing) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured by a lien or security interest in the same collateral and (c) is not secured solely or primarily by common stock or other equity interests; provided that any Loan which would have constituted a FILO Loan but for the fact that it fails to meet the requirement of sub-clause (y) in the definition thereof shall constitute a “Second Lien Loan”.

“Secondary Servicer Fee” means with respect to any Distribution Date, the fee payable to the Servicer or successor Servicer (as applicable) for services rendered during the related Collection Period, which shall be equal to one-fourth of the product of (i) the Secondary Servicer Fee Percentage multiplied by (ii) the average of the values of the aggregate Collateral Obligation Amount of the Eligible Collateral Obligations on the first day and the last day of the related Collection Period. For the avoidance of doubt, the Servicer may waive or defer the payment of any Secondary Servicer Fee in its sole discretion.

“Secondary Servicer Fee Percentage” means 0.30%.

“Secured Parties” means, collectively, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, each Lender, the Agent, each Lender Agent, each other Affected Person, Indemnitee and Hedge Counterparty and their respective permitted successors and assigns.

“Securities Intermediary” means the Collateral Custodian, or any subsequent institution acceptable to the Agent at which the Accounts are kept.

“Senior Net Leverage Ratio” means respect to any Collateral Obligation for any Relevant Test Period, either (a) the meaning of “Senior Net Leverage Ratio” or comparable definition set forth in the Underlying Instruments for such Collateral Obligation, or (b) in the case of any Collateral Obligation with respect to which the related Underlying Instruments do not include a definition of “Senior Net Leverage Ratio” or comparable definition, the ratio of (i) the senior Indebtedness (including, without limitation, such Collateral Obligation) of the applicable Obligor as of the date of determination minus the unrestricted cash of such Obligor as of such date to (ii) EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor in accordance with the requirements of the Underlying Instruments.

“Senior Secured Bond” means a debt security (that is not a loan) that is (a) issued by a corporation, limited liability company, partnership or trust and (b) secured by a valid first priority perfected security interest on specified collateral.

“Servicer” means initially GSO Direct Lending Fund-D LP or any successor servicer appointed pursuant to this Agreement.

“Servicer Event of Default” means the occurrence of one of the following events:

(a) any failure by the Servicer to deposit or credit, or to deliver for deposit, in the Collection Account any amount required hereunder to be so deposited, credited or delivered or to make any required distributions therefrom;

(b) failure on the part of the Servicer duly to observe or to perform in any respect any other covenant or agreement of the Servicer which failure continues unremedied for a period of 30 days (if such failure can be remedied) after the date on which written notice of such failure shall have been given to the Servicer by the Borrower, the Collateral Agent or the Agent (with a copy to each Lender Agent);

(c) the occurrence of an Insolvency Event with respect to the Servicer;

(d) any representation, warranty or statement of the Servicer made in this Agreement or any certificate, report or other writing delivered pursuant hereto shall prove to be incorrect as of the time when the same shall have been made (i) which incorrect representation, warranty or statement has a material and adverse effect on (1) the validity, enforceability or collectability of any other Transaction Document or (2) the rights and remedies of any Secured Party with respect to matters arising under this Agreement or any other Transaction Document, and (ii) within 30 days after written notice thereof shall have been given to the Servicer by the Borrower, the Collateral Agent or the Agent, the circumstance or condition in respect of which such representation, warranty or statement was incorrect shall not have been eliminated or otherwise cured;

(e) an Event of Default occurs;

(f) the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $5,000,000, individually or in the aggregate; or (ii) the occurrence of any event or condition that has resulted in or permits the acceleration of such recourse debt, whether or not waived;

(g) the rendering against the Servicer of one or more final, non-appealable judgments, decrees or orders for the payment of money in excess of $5,000,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than sixty (60) consecutive days without a stay of execution;

(h) a Change of Control occurs;

(i) the Servicer shall be indicted, or any of its senior executive officers shall be convicted, of a criminal offense under the laws of the United States or a state thereof or the laws of any other jurisdiction in which it conducts business, materially related to the Servicer’s asset management business, unless, in the case of a conviction of a senior executive officer of the Servicer, such senior executive officer has, within 30 days after such occurrence, been removed from performing work in fulfillment of the Servicer’s obligations under this Agreement; or

(j) GSO Direct Lending Fund-D LP ceases to be the Servicer or another affiliate of GSO Capital Partners LP ceases to be the Servicer.

“Servicing Standard” means, with respect to any Collateral Obligations, to service and administer such Collateral Obligations on behalf of the Secured Parties (including in respect of any exercise of discretion) with reasonable care (i) using a similar degree of care, skill and attention as it employs with respect to similar collateral that which the Servicer or GSO Capital Partners LP exercises with respect to comparable assets and/or portfolios that such Person manages for itself and others having similar investment objectives and restrictions and (ii) to the extent not inconsistent with clause (i), the Servicer’s or GSO Capital Partners LP’s customary standards, policies and procedures.

“Similar Law” means any federal, state or local law, regulation or other legal constraint that is materially similar to the fiduciary and/or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code.

“Solvent” means as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Standard & Poor’s” means S&P Global Ratings and any successor thereto.

“Structured Finance Obligation” means any obligation owing or issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any Obligor, including collateralized debt obligations and mortgage-backed securities, including (but not limited to) collateral debt obligations, collateral loan obligations, asset backed securities and commercial mortgage backed securities or any resecuritization thereof.

“Subsidiary” means, with respect to any Person, a corporation, partnership or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

“Substituted Collateral Obligation” means, with respect to any Collection Period, any Warranty Collateral Obligation with respect to which the Equityholder has substituted in a replacement Eligible Collateral Obligation pursuant to Section 7.11 and the Sale Agreement.

“Swap Contracts” means, as to any Person, all payment and collateralization obligations of such Person in respect of (a) any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. (“ISDA”), any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such agreement.

“Target Portfolio Amount” means $200,000,000.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Total Net Leverage Ratio” means respect to any Collateral Obligation for any Relevant Test Period either (a) the meaning of “Total Net Leverage Ratio” or any comparable definition set forth in the Underlying Instruments for such Collateral Obligation, or (b) in the case of any Collateral Obligation with respect to which the related Underlying Instruments do not include a definition of “Total Net Leverage Ratio” or comparable definition, the ratio of (i) Indebtedness (including, without limitation, such Collateral Obligation) of the applicable Obligor as of the date of determination minus the unrestricted cash of such Obligor as of such date to (ii) EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor in accordance with the requirements of the Underlying Instruments.

“Traditional Middle Market Loan” means a First Lien Loan that, as of any date of determination, is not a First Lien Broadly Syndicated Loan or a Unitranche Loan.

“Transaction Documents” means this Agreement, the Notes, the Sale Agreement, the Collateral Agent, the Collateral Administrator and Collateral Custodian Fee Letter, each Fee Letter, the Account Control Agreement, and the other documents to be executed and delivered in connection with this Agreement, specifically excluding from the foregoing, however, Underlying Instruments delivered by the Borrower or the Servicer in connection with this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Uncommitted Lender” means any Conduit Lender designated as an “Uncommitted Lender” for any Lender Group and any of its assignees.

“Underlying Instrument” means the loan agreement, credit agreement or other customary agreement pursuant to which a Collateral Obligation has been created or issued and each other agreement that governs the terms of or secures the obligations represented by such Collateral Obligation or of which the holders of such Collateral Obligation are the beneficiaries.

“Unfunded Exposure Account” means the account designated as the Unfunded Exposure Account in, and which is established and maintained pursuant to, Section 8.1(a).

“Unfunded Exposure Shortfall” has the meaning set forth in Section 8.1(a).

“Unitranche A Loan” means a First Lien Loan that, as of any date of determination, has an Effective LTV of less than or equal to 60% and Total Net Leverage Ratio less than or equal to 5.5x.

“Unitranche B Loan” means a First Lien Loan that, as of any date of determination, has an Effective LTV of greater than 60% but less than or equal to 75% and Total Net Leverage Ratio greater than 5.5x but less than or equal to 6.5x.

“Unitranche C Loan” means a First Lien Loan that, as of any date of determination, has Total Net Leverage Ratio greater than 6.5x but less than or equal to 7.0x; provided that any Unitranche Loan that would have constituted a Unitranche A Loan or Unitranche B Loan but for the fact it fails to meet the provisions thereto with respect to Effective LTV shall constitute a Unitranche C Loan.

“Unitranche D Loan” means a First Lien Loan that, as of any date of determination, has Total Net Leverage Ratio greater than 7.0x but less than or equal to 7.5x.

“Unitranche E Loan” means a First Lien Loan that, as of any date of determination, has Total Net Leverage Ratio greater than 7.5x.

“Unitranche Loan” means a First Lien Loan that, as of any date of determination, is Unitranche A Loan, Unitranche B Loan, Unitranche C Loan, Unitranche D Loan or Unitranche E Loan.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.

“Unmatured Servicer Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Servicer Event of Default.

“Unused Commitment A” means on any calculation date, the lower of (x) any unused portion of the Commitment on such date and (y) the excess, if any, of (i) the Commitment over (ii) the Minimum Commitment Usage.

“Unused Commitment B” means on any calculation date, the excess, if any, of (x) any unused portion of the Commitment on such date over (y) Unused Commitment A.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56.

“U.S. Borrower” means a Borrower that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.3(f).

“Variable Funding Asset” means any Revolving Loan or other asset that by its terms may require one or more future advances to be made to the related Obligor by any lender thereon or owner thereof.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Warrant Asset” means any equity purchase warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by the Borrower as an “equity kicker” from the Obligor in connection with a Collateral Obligation.

“Warranty Collateral Obligation” has the meaning set forth in Section 7.11.

“Withholding Agent” means the Borrower, the Agent, and the Servicer.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“written” or “in writing” (and other variations thereof) means any form of written communication or a communication by means of email or a .pdf or similar format.

Section 1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto or thereto.

(b) Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement, the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto or thereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.

(c) The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, the term “including” means “including without limitation,” and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(d) The following terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined: Accounts, Certificated Securities, Chattel Paper, Control, Documents, Equipment, Financial Assets, Funds-Transfer system, General Intangibles, Indorse and Indorsed, Instruments, Inventory, Investment Property, Proceeds, Securities Accounts, Securities Intermediary, Security Certificates, Security Entitlements, Security Interest and Uncertificated Securities.

(e) For the avoidance of doubt, on each Measurement Date, the Borrower shall cause the Servicer to re-determine the status of each Eligible Collateral Obligation as of such calculation date and to provide notice of any change in the status of any Eligible Collateral Obligation to the Collateral Administrator and, as a consequence thereof, (A) Collateral Obligations that were previously Eligible Collateral Obligations on a prior Measurement Date may be excluded from the Aggregate Eligible Collateral Obligation Amount on such Measurement Date and (B) Collateral Obligations that were previously excluded from the Aggregate Eligible Collateral Obligation Amount on a prior Measurement Date may, upon receipt of a related Approval Notice, be included in the Aggregate Eligible Collateral Obligation Amount on such Measurement Date.

(f) Unless otherwise specified, each reference in this Agreement or in any other Transaction Document to a Transaction Document shall mean such Transaction Document as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms of the Transaction Documents.

(g) All calculations required to be made hereunder with respect to the Collateral Obligations and the Borrowing Base (including, without limitation, to determine whether an Unmatured Event of Default or Event of Default shall have occurred) shall be made on a settlement date basis and after giving effect to (x) all purchases or sales to be entered into on such settlement date and (y) all Loans requested to be made on such settlement date plus the balance of all unfunded Loans to be made in connection with the Borrower’s purchase of previously requested (and approved) Collateral Obligations.

(h) For all purposes under this Agreement, “knowledge” shall mean actual knowledge after reasonable inquiry.

ARTICLE II

THE FACILITY, LENDING PROCEDURES AND NOTES

Section 2.1 Loans. (a) On the terms and subject to the conditions set forth in this Agreement, each Lender Group hereby agrees to make advances to or on behalf of the Borrower (individually, an “Loan” and collectively the “Loans”) from time to time on any date (each such date on which a Loan is made, an “Loan Date”) during the period from the Effective Date to the end of the Revolving Period; provided that there shall be no more than two (2) Loan Dates during any calendar week.

(b) Under no circumstances shall any Lender make a Loan if, after giving effect to such Loan and any purchase of Eligible Collateral Obligations in connection therewith, (i) during the existence of an Unmatured Event of Default or an Event of Default, (ii) if immediately after giving effect thereto, a Borrowing Base Deficiency would exist, or (iii) in violation of Applicable Law. Subject to the terms of this Agreement, during the Revolving Period, the Borrower may borrow, reborrow, repay and prepay (subject to the provisions of Section 2.4) one or more Loans.

Section 2.2 Funding of Loans. (a) Subject to the satisfaction of the conditions precedent set forth in Section 6.2, the Borrower may request Loans hereunder by giving notice to the Agent, each Lender Agent, the Collateral Administrator and the Collateral Agent of the proposed Loan at or prior to 11:00 a.m., New York City time, at least two (2) Business Days prior to the proposed Loan Date. Such notice (herein called the “Loan Request”) shall be in the form of Exhibit C-1 and shall include (among other things) the proposed Loan Date and amount of such proposed Loan, and shall, if applicable, be accompanied by an Asset Approval Request setting forth the information required therein with respect to the Collateral Obligations to be acquired by the Borrower on the Loan Date (if applicable). Following receipt of a Loan Request, the Agent shall promptly distribute to the other parties hereto the allocation of such Loan among the Lenders in accordance with the Lenders’ respective Commitments. In the event of any change to the wiring instructions of the Collateral Agent set forth on Schedule 1 to the Loan Request, the Agent shall provide written notice of such change to each Lender Agent at least two (2) Business Days prior to any proposed Loan Date. The amount of any Loan shall at least be equal to the least of (x) $1,000,000, (y) the (1) Borrowing Base on such day minus (2) the Loans outstanding on such day and (z) the (1) Facility Amount on such day minus (2) the Loans outstanding on such day before giving effect to the requested Loan as of such date. Any Loan Request given by the Borrower pursuant to this Section 2.2, shall be irrevocable and binding on the Borrower; provided that in the event that the Borrower has submitted a Loan Request but fails to borrow, the Borrower shall pay any breakage costs actually incurred by the Lender in connection with such Loan Request. None of the Agent, the Collateral Agent, the Collateral Custodian or the Collateral Administrator shall have any obligation to lend funds hereunder in its capacity as Agent, Collateral Agent, Collateral Custodian or Collateral Administrator, as applicable. Subject to receipt by the Collateral Agent of an Officer’s Certificate of the Borrower confirming the satisfaction of the conditions precedent set forth in Section 6.2, and the Collateral Agent’s receipt of such funds from the Lenders, the Collateral Agent shall make the proceeds of such requested Loans available to the Borrower by deposit to such account as may be designated by the Borrower (in a written notice received by the Agent, each Lender Agent, the Collateral Administrator and the Collateral Agent at least one (1) Business Day prior to such Loan Date) in same day funds no later than 2:00 p.m., New York City time, on such Loan Date.

(b) Committed Lender’s Commitment. Notwithstanding anything contained in this Agreement to the contrary, no Committed Lender shall be obligated to provide its Lender Agent or the Borrower with funds in connection with a Loan in an amount that would result in the portion of the Loans then funded by it exceeding its Commitment then in effect. The obligation of the Committed Lender in each Lender Group to remit any Loan shall be several from that of the other Lenders, and the failure of any Committed Lender to so make such amount available to its Lender Agent shall not relieve any other Committed Lender of its obligation hereunder.

(c) Unfunded Commitment Provisions. Notwithstanding anything to the contrary herein, upon the occurrence of the earlier of (i) any acceleration of the maturity of Loans pursuant to Section 13.2 or (ii) the end of the Revolving Period, the Borrower shall request a Loan in the amount of the Aggregate Unfunded Amount minus the amount then on deposit in the Unfunded Exposure Account. Following receipt of such Loan Request, the Lenders shall fund such requested amount by depositing such amount directly to the Collateral Custodian to be deposited into the Unfunded Exposure Account, notwithstanding anything to the contrary herein (including, without limitation, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 6.2).

Section 2.3 Notes. The Borrower shall, upon request of any Lender Group, on or after such Lender Group becomes a party hereto (whether on the Effective Date or by assignment or otherwise), execute and deliver a Note evidencing the Loans of such Lender Group. Each such Note shall be payable to the order of the Lender Agent for such Lender Group in a face amount equal to the applicable Lender Group’s Commitment as of the Effective Date or the effective date on which such Lender Group becomes a party hereto, as applicable. The Borrower hereby irrevocably authorizes each Lender Agent to make (or cause to be made) appropriate notations on the grid attached to the Notes (or on any continuation of such grid, or at the option of such Lender Agent, in its records), which notations, if made, shall evidence, inter alia, the date of the outstanding principal of the Loans evidenced thereby and each payment of principal thereon. Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent manifest error; provided, that the failure to make any such notations shall not limit or otherwise affect any of the Obligations or any payment thereon.

Section 2.4 Repayment and Prepayments. (a) The Borrower shall repay the Loans outstanding (i) on each Distribution Date to the extent required to be repaid hereunder and funds are available therefor pursuant to Section 8.3, (ii) in full on the Facility Termination Date and (iii) to cure any Borrower Base Deficiency.

(b) Prior to the Facility Termination Date, the Borrower may, from time to time, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loan using Principal Collections on deposit in the Principal Collection Account or other funds available to the Borrower on such date; provided, that

(i) all such voluntary prepayments shall require prior written notice to the Agent (with a copy to the Collateral Agent, the Collateral Administrator and each Lender Agent) by 11:00 a.m. one (1) Business Day prior to such voluntary prepayment;

(ii) all such voluntary partial prepayments shall be in a minimum amount of $1,000,000; and

(iii) each prepayment shall be applied on the Business Day received by the Collateral Agent if received by 3:00 p.m., New York City time, on such day by the Collateral Agent as Amount Available constituting Principal Collections pursuant to Section 8.3(a) as if (x) the date of such prepayment were a Distribution Date and (y) such prepayment occurred during the Collection Period to which such Distribution Date relates.

Each such prepayment shall be subject to the payment of any amounts required by Section 2.5(b) as well as any actually-incurred breakage costs (if any) resulting from a prepayment or payment.

Section 2.5 Permanent Reduction of Facility Amount. (a) The Borrower may at any time (x) during the Revolving Period if an Extension Request has been rejected by any Lender or (y) after the end of the Revolving Period, in each case upon five Business Days’ prior written notice to the Agent, each Lender Agent, the Collateral Agent and the Collateral Administrator, permanently reduce the Facility Amount (i) in whole upon payment in full (in accordance with Section 2.4) of the aggregate outstanding principal amount of all Loans) or (ii) in part by any pro rata amount that the Facility Amount exceeds the aggregate outstanding principal amount of all Loans (after giving effect to any concurrent prepayment thereof). In connection with any permanent reduction of the Facility Amount under this Section 2.5(a), the Commitment of each Committed Lender shall automatically, and without any further action by any party, be reduced pro rata with all other Committed Lenders such that the sum of all Commitments will equal the newly reduced Facility Amount.

(b) Notwithstanding anything to the contrary herein, the Borrower may permanently reduce the Facility Amount at any time, provided that if such reduction occurs at any time other than those specified in Section 2.5(a), it shall, unless any Lender has, prior to the date of such permanent reduction in whole or in part, declined an Extension Request, pay the applicable Prepayment Fee and breakage costs actually incurred by the Lender in connection with such prepayment to the Collateral Agent, for the respective accounts of the Lenders.

Section 2.6 Extension of Revolving Period. The Borrower may, at any time commencing with the date that is six (6) months prior to the last date of the Revolving Period and ending on the date that is immediately prior to the date that is 45 days prior to the last date of the Revolving Period, deliver a written notice to each Lender Agent (with a copy to the Agent, the Collateral Administrator and the Collateral Agent) requesting an extension of the Revolving

Period for an additional twelve months (each qualifying request, an “Extension Request”). Each Lender may approve or decline an Extension Request in its sole discretion; provided, that the Lenders shall respond to an Extension Request in writing not later than 30 days following receipt of such Extension Request, and if any Lender does not respond in writing by the end of such 30 day period it shall be deemed to have denied such Extension Request. No request by the Borrower to extend the Revolving Period shall be considered an “Extension Request” if such request is conditioned on an amendment to any other provision of the Transaction Documents.

Section 2.7 Calculation of Haircut. The initial Haircut for each Eligible Collateral Obligation (which percentage may not be greater than 100%) will be determined by the Agent in its sole discretion in connection with the acquisition of such loan by the Borrower. With respect to any Eligible Collateral Obligation that is subject to an Evaluation Event and to which the Agent has not assigned a new Advance Rate pursuant to Section 2.8, the Haircut applicable to such Eligible Collateral Obligation shall only then be revised to be the lower of (A) the available price or valuation (expressed as percentage of par) of such Eligible Collateral Obligation (provided by a recognized third-party valuation provider selected by the Agent) and (B) the Haircut applicable to such Eligible Collateral Obligation immediately prior to such Evaluation Event. In the event that (x) an Eligible Collateral Obligation has experienced a downward Haircut revision due to a prior Evaluation Event and (y) the conditions that gave rise to such prior Evaluation Event no longer apply, upon written notice from the Borrower to the Agent (which notice shall include an updated Information Package for such Eligible Collateral Obligation and, to the extent available, any of the information referenced in clause (b), (c) (without any Effective LTV update) and (d) of the definition of Asset Approval Request), the Agent shall in its reasonable discretion revise such Haircut upward. Notwithstanding the above, in no case shall any Haircut be a percentage greater than 100%.

Section 2.8 Change in Advance Rate. The Advance Rate previously assigned by the Agent to any Eligible Collateral Obligation shall not change, except for the following events:

(A) during the Revolving Period, if the Diversity Score equals to or is lower than 8 at funding of an Eligible Collateral Obligation and subsequently exceeds 8, as long as (i) the Borrower notifies the Agent of such increase of Diversity Score and (ii) the Borrower notifies the Agent that no Evaluation Event has occurred relating to such Eligible Collateral Obligation, the Advance Rate applicable to such Eligible Collateral Obligation shall be revised upward pursuant to the guidelines set forth in the definition of Advance Rate; or

(B) if the Diversity Score is higher than 8 at funding of an Eligible Collateral Obligation and subsequently during the Revolving Period decreases to be equal to or lower than 8, upon notice from the Agent to the Borrower, the Agent may revise the Advance Rate applicable to such Eligible Collateral Obligation lower pursuant to the guidelines set forth in the definition of Advance Rate; or

(C) if an Evaluation Event occurs with respect to an Eligible Collateral Obligation, the Advance Rate shall be revised and shall not exceed the Advance Rate applicable to such Eligible Collateral Obligation immediately prior to such Evaluation Event; provided that, the applicable Advance Rate shall not be revised if at the same time the Haircut applicable to such Eligible Collateral Obligation is revised pursuant to Section 2.7 and the Agent shall in its sole discretion elect (on a case-by-case basis) to revise either (but not both) the Advance Rate or the Haircut. In the event that (x) an Eligible Collateral Obligation has experienced a downward Advance Rate revision pursuant to a prior Evaluation Event and (y) the conditions that gave rise to such Evaluation Event no longer apply, upon written notice by the Borrower to the Agent (which notice shall include an updated Information Package for such Eligible Collateral Obligation and, to the extent available, any of the information referenced in clause (b), (c) (without any Effective LTV update) and (d) of the definition of Asset Approval Request), the Agent may at its reasonable discretion revise such Advance Rate upward.

Section 2.9 Increase in Facility Amount. The Borrower may, with the prior written consent of the Agent (which consent may be conditioned on one or more conditions precedent in its sole discretion), (i) increase the Commitment of the existing Lender Groups (pro rata) with the consent of each such Lender Group, (ii) add additional Lender Groups and/or (iii) increase the Commitment of any Lender Group with the consent of such Lender Group, in each case which shall increase the Facility Amount by the amount of the increased or new Commitment of each such existing or additional Lender Group.

Section 2.10 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) any payment of principal, interest, fees or other amounts received by the Collateral Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Agent and with written instruction to the Collateral Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Event of Default or Unmatured Event of Default exists (except to the extent caused by such Defaulting Lender, as determined by the Agent in its sole discretion)), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent or the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund future Loans under this Agreement; fourth, to the payment of any amounts owing to the other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default or Unmatured Event of Default exists (except to the extent caused by such Defaulting Lender, as determined by the Agent in its sole discretion), to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.10 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

(ii) for any period during which such Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any Daily Commitment Fee for any period during which that Lender is a Defaulting Lender (and under no circumstance shall Borrower retroactively be or become required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) If the Agent and the Borrower determine in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of Loans outstanding of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

INTEREST, ETC.

Section 3.1 Interest. (a) The Borrower hereby promises to pay, on the dates specified in Section 3.2, Interest on the unpaid principal amount of each Loan (or each portion thereof) for the period commencing on the applicable Loan Date until such Loan is paid in full. No provision of this Agreement or the Notes shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law.

Section 3.2 Interest Distribution Dates. Interest accrued on each Loan (including any previously accrued and unpaid Interest) shall be payable, without duplication:

(a) on the Facility Termination Date;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan; and

(c) on each Distribution Date.

Section 3.3 Interest Calculation. Each Note shall bear interest on each day during each Accrual Period at a rate per annum equal to the product of (a) the Interest Rate for such Accrual Period multiplied by (b) the outstanding Loans attributable to such Note on such day. All Interest shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such Interest is payable over a year comprised of 360 days (other than Interest accruing by the reference rate set forth in clause (a) of the definition of Alternate Base Rate, which shall be computed over a year comprised of 365/366 days).

Section 3.4 Computation of Interest, Fees, Etc. Each Lender Agent (on behalf of its respective Lender Group and the Agent shall determine the applicable Interest and all fees to be paid by the Borrower on each Distribution Date for the related Accrual Period and shall advise the Collateral Agent and the Collateral Administrator thereof in writing no later than the Determination Date immediately prior to such Distribution Date. Such reporting may also include an accounting of any amounts due and payable pursuant to Sections 4.3 and 5.1 as well as any actually-incurred breakage costs that have not already been reimbursed to the applicable Lender.

ARTICLE IV

PAYMENTS; TAXES

Section 4.1 Making of Payments. Subject to, and in accordance with, the provisions hereof, all payments of principal of or Interest on the Loans and other amounts due to the Lenders shall be made pursuant to Section 8.3(a) by no later than 3:00 p.m., New York City time, on the day when due in lawful money of the United States of America in immediately available funds. Payments received by any Lender or Lender Agent after 3:00 p.m., New York City time, on any day will be deemed to have been received by such Lender or Lender Agent on its next following Business Day. Each Lender Agent shall allocate to the Lenders in its Lender Group each payment in respect of the Loans received by such Lender Agent as provided by Section 8.3 or Section 2.4. Payments in reduction of the principal amount of the Loans shall be allocated and applied to Lenders pro rata based on their respective portions of such Loans, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Lender Agent and the Borrower. Payments of Interest shall be allocated and applied to Lenders pro rata based upon the respective amounts of interest and fees due and payable to them.

Section 4.2 Due Date Extension. If any payment of principal or Interest with respect to any Loan falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and additional Interest shall accrue and be payable for the period of such extension at the rate applicable to such Loan.

Section 4.3 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding

Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Official Body in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall jointly and severally indemnify each Recipient, and its direct and indirect beneficial owners, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.3) payable or paid by such Recipient or such beneficial owners or required to be withheld or deducted from a payment to such Recipient or such beneficial owners and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent and each Lender Agent), or by the Agent on its own behalf or on behalf of another Recipient, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.5 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 4.3(d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to an Official Body pursuant to this Section 4.3, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.3(f)(ii)(A), Section 4.3(f)(ii)(B) and Section 4.3(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Borrower:

(A) any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent) executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent) whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to (x) comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or (y) determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.3(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.3 (including by the payment of additional amounts pursuant to this Section 4.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.3(g) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 4.3(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.3(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 4.3(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 4.3 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

ARTICLE V

INCREASED COSTS, ETC.

Section 5.1 Increased Costs, Capital Adequacy. (a) If, due to either (i) the introduction of or any change following the date hereof (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application arising following the date hereof of any Applicable Law, in each case whether foreign or domestic or (ii) the compliance with any guideline or request following the date hereof from any central bank or other Official Body (whether or not having the force of law), (A) there shall be any increase in the cost to the Agent, any Lender Agent, any Lender, successor or assign thereof (each of which shall be an “Affected Person”) of agreeing to make or making, funding or maintaining any Loan (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Person hereunder), as the case may be, (B) there shall be any reduction in the amount of any sum received or receivable by an Affected Person under this Agreement or under any other Transaction Document, or (C) any Recipient is subject to any Taxes (other than (1) Indemnified Taxes and (2) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then, in each case, the Borrower shall, from time to time, after written demand by the Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), on behalf of such Affected Person, pay to the Agent, on behalf of such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs or reduced payments within thirty (30) days after such demand; provided, that the amounts payable under this Section 5.1 shall be without duplication of amounts payable under Section 4.3.

(b) If either (i) the introduction of or any change following the date hereof in or in the interpretation, administration or application arising following the date hereof of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Person with any law, guideline, rule, regulation, directive or request following the date hereof, from any central bank, any Official Body or agency, including, without limitation, compliance by an Affected Person with any request or directive regarding capital adequacy or liquidity coverage, has or would have the effect of reducing the rate of return on the capital of any Affected Person, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Person could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Person with respect to capital adequacy and liquidity coverage), by an amount deemed by such Affected Person to be material, then, from time to time, after demand by such Affected Person (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), the Borrower shall pay the Agent on behalf of such Affected Person such additional amounts as will compensate such Affected Person for such reduction.

(c) If an Affected Person shall at any time (without regard to whether any Basel III Regulations or Dodd-Frank Regulations are then in effect) suffer or incur (i) any explicit or implicit charge, assessment, cost or expense by reason of the amount or type of assets, capital or supply of funding such Affected Person or any of its Affiliates is required or expected to maintain in connection with the transactions contemplated herein, without regard to (A) whether such charge, assessment, cost or expense is imposed or recognized internally, externally or inter-company or (B) whether it is determined in reference to a reduction in the rate of return on such Affected Person’s or Affiliate’s assets or capital, an inherent cost of the establishment or maintenance of a reserve of stable funding, a reduction in the amount of any sum received or receivable by such Affected Person or its Affiliates or otherwise, or (ii) any other imputed cost or expense arising by reason of the actual or anticipated compliance by such Affected Person or any of its Affiliates with the Basel III Regulations or Dodd-Frank Regulations, then, upon demand by or on behalf of such Affected Person through the Agent, the Borrower shall pay to the Agent, for the benefit of such Affected Person, such amount as will, in the determination of such Affected Person, compensate such Affected Person therefor. A certificate of the applicable Affected Person setting forth the amount or amounts necessary to compensate the Affected Person under this Section 5.1(c) shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) In determining any amount provided for in this Section 5.1, the Affected Person may use any reasonable averaging and attribution methods. The Agent, on behalf of any Affected Person making a claim under this Section 5.1, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error.

ARTICLE VI

CONDITIONS TO LOANS

Section 6.1 Effectiveness. This Agreement shall become effective on the first day (the “Effective Date”) on which the Agent, on behalf of the Lenders, shall have received the following documents and each of the other conditions listed below is satisfied, each in form and substance reasonably satisfactory to the Agent:

(a) Transaction Documents. This Agreement and each other Transaction Document, in each case duly executed by each party thereto;

(b) Notes. For each Lender Group that has requested the same, a Note duly completed and executed by the Borrower and payable to the Lender Agent for such Lender Group;

(c) Establishment of Account. Evidence that each Account has been established;

(d) Resolutions. Certified copies of the resolutions of the board of managers (or similar items) of the Borrower and the Servicer approving the Transaction Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its secretary or assistant secretary;

(e) Organization Documents. The certificate of formation (or similar organization document) of each of the Borrower and the Servicer certified by the Secretary of State of its jurisdiction of organization; and a certified, executed copy of the Borrower’s and the Servicer’s organizational documents;

(f) Good Standing Certificates. Good standing certificates for each of the Borrower and the Servicer issued by the applicable Official Body of its jurisdiction of organization;

(g) Incumbency. A certificate of the secretary or assistant secretary of the general partner of the Equityholder (or the sole member of such general partner) certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it;

(h) Filings. Copies of proper financing statements, as may be necessary or, in the opinion of the Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral in which an interest may be pledged hereunder, shall have been submitted for filing;

(i) Opinions. Legal opinions of Weil, Gotshal & Manges LLP counsel for the Borrower and the Servicer, and Dentons US LLP counsel for the Collateral Agent and the Collateral Administrator, each in form and substance reasonably satisfactory to the Agent covering such matters as the Agent may reasonably request;

(j) No Facility Termination Event, etc. Each of the Transaction Documents is in full force and effect and no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the issuance of the Notes and the borrowing hereunder;

(k) Liens. The Agent shall have received (i) the results of a recent search by a Person satisfactory to the Agent, of the UCC, judgment, security interest and tax lien filings which may have been filed with respect to personal property of the Borrower, and bankruptcy and pending lawsuits with respect to the Borrower and the results of such search shall be satisfactory to the Agent and (ii) filed UCC termination statements, if any, necessary to release all security interests and other rights of any Person in any Collateral previously granted by the Borrower and any executed pay-off letters reasonably requested by the Agent;

(l) Payment of Fees. The Agent shall have received evidence, to its sole satisfaction, that all Fees due to the Lenders, the Collateral Agent, the Collateral Administrator and the Collateral Custodian on the Effective Date have been paid in full;

(m) No Material Adverse Effect. As of the Effective Date, no Material Adverse Effect shall have occurred and no litigation shall have commenced which, if successful, could have a Material Adverse Effect;

(n) Beneficial Ownership Certification. At least five (5) days prior to the Effective Date, if the Borrower or Servicer qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such party shall be delivered; and

(o) Other. Such other approvals, documents, opinions, certificates and reports as the Agent may reasonably request.

Section 6.2 Loans and Reinvestments. The making of any Loan (including the initial Loan hereunder) and any Reinvestment are all subject to the condition that the Effective Date shall have occurred and to the following further conditions precedent that:

(a) No Event of Default, Etc. Each of the Transaction Documents shall be in full force and effect (unless terminated in accordance with their terms) and (i) no Event of Default or Unmatured Event of Default shall have occurred and be continuing or will result from the making of such Loan or Reinvestment, (ii) no Servicer Event of Default or Unmatured Servicer Event of Default shall have occurred and be continuing or will result from the making of such Loan or Reinvestment, (iii) the representations and warranties of the Borrower and Servicer contained herein and of the Borrower and the Servicer in the other Transaction Documents shall be true and correct in all material respects as of the related Funding Date (or if such representations and warranties specifically refer to an earlier date, such earlier date), with the same effect as though made on the date of (and after giving effect to) such Loan or Reinvestment, and (iv) after giving effect to such Loan or Reinvestment (and any purchase of Eligible Collateral Obligations in connection therewith), no Borrowing Base Deficiency shall have occurred;

(b) Requests. (i) In connection with the funding of any Loan pursuant to Section 2.2(a), the Collateral Agent, the Collateral Administrator, each Lender Agent and the Agent shall have received the Loan Request for such Loan in accordance with Section 2.2(a), together with all items required to be delivered in connection therewith and (ii) in connection with any Reinvestment, the Collateral Agent, the Collateral Administrator, each Lender Agent and the Agent shall have received the Reinvestment Request for such reinvestment in accordance with Section 8.3(b), together with all items required to be delivered in connection therewith;

(c) Revolving Period. The Revolving Period shall not have ended;

(d) Document Checklist. The Agent and each Lender Agent shall have received a Document Checklist for each Eligible Collateral Obligation to be added to the Collateral on the related Funding Date;

(e) Borrowing Base Confirmation. The Collateral Agent, the Collateral Administrator, each Lender Agent and the Agent shall have received an Officer’s Certificate of the Borrower or the Servicer (which may be included as part of the Loan Request or Reinvestment Request) computed as of the date of such request and after giving effect thereto and to the purchase by the Borrower of the Collateral Obligations to be purchased by it on such date (if any), demonstrating that the aggregate principal amount of all outstanding Loans shall not exceed the Borrowing Base and there is no Borrowing Base Deficiency, calculated as of the Funding Date as if the Collateral Obligations purchased by the Borrower on such Funding Date were owned by the Borrower;

(f) Financial Statements. The Agent has received the most recently available copies of the financial statements and reports described in Section 7.5(i) (other than Section 7.5(i)(i) which shall be delivered beginning on June 30, 2019) certified by a Responsible Officer of the Servicer to be true and correct; such financial statements fairly present in all material respects the financial condition of such Person as of the applicable date of issuance;

(g) Hedging Agreements. The Agent shall have received evidence, in form and substance satisfactory to the Required Lenders, that the Borrower has entered into Hedging Agreements to the extent required by, and satisfying the requirements of, Section 10.6;

(h) Agent Approval. In connection with the acquisition of any Collateral Obligation by the Borrower, the Borrower shall have received a copy of an Approval Notice with respect to such Collateral Obligation;

(i) Permitted Use. The proceeds of any Loan will be used solely by the Borrower for general corporate purposes consistent with the terms hereof, which, for the avoidance of doubt, include dividends and distributions to the Equityholder permitted pursuant to Section 10.16, or to acquire Collateral Obligations as identified on the applicable Asset Approval Request or to satisfy any unfunded commitments in connection with any Variable Funding Asset;

(j) Payment of Fees. The Agent shall have received evidence, to its sole satisfaction, that all Fees due to the Lenders on the Effective Date have been paid in full;

(k) Borrower’s Certification. The Borrower shall have delivered to the Collateral Agent, the Collateral Administrator, each Lender Agent and the Agent an Officer’s Certificate (which may be included as part of the Loan Request or Reinvestment Request) dated the date of such requested Loan or Reinvestment certifying that the conditions described in Sections 6.2(a) through (j) have been satisfied;

(l) KYC Information. The Borrower shall have provided to each Lender Agent, the Collateral Custodian and the Collateral Agent any documentation and other information requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations including the PATRIOT Act; and

(m) Other. With respect to any Loan, the Agent shall have received such other approvals, documents, opinions, certificates and reports as they may request, which request is reasonable as to content and timing.

Section 6.3 Transfer of Collateral Obligations and Permitted Investments. (a) The Collateral Custodian shall hold all Certificated Securities (whether Collateral Obligations or Permitted Investments) and Instruments in physical form at the Corporate Trust Office.

(b) On the Effective Date (with respect to each Collateral Obligation and Permitted Investment owned by the Borrower on such date) and each time that the Borrower shall (or shall cause the Servicer to) direct or cause the acquisition of any Collateral Obligation or Permitted Investment, the Borrower shall (or shall cause the Servicer to), if such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or assignment documentation has not already been delivered to the Collateral Custodian in accordance with the requirements set forth in the definition of “Collateral Obligation File”, cause the delivery of such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or assignment documentation in accordance with the requirements set forth in the definition of “Collateral Obligation File” to the Collateral Custodian to be credited by the Collateral Custodian to the Principal Collection Account in accordance with the terms of this Agreement.

(c) The Borrower shall (or shall cause the Servicer to) cause all Collateral Obligations or Permitted Investments acquired by the Borrower to be transferred to the Collateral Custodian for credit by it to the Principal Collection Account, and shall cause all Collateral Obligations and Permitted Investments acquired by the Borrower to be delivered to the Collateral Custodian by one of the following means (and shall take any and all other actions necessary to create and perfect in favor of the Collateral Agent a valid security interest in each Collateral Obligation and Permitted Investment, which security interest shall be senior (subject to Permitted Liens) to that of any other creditor of the Borrower (whether now existing or hereafter acquired):

(i) in the case of an Instrument or a Certificated Security in registered form by having it Indorsed to the Collateral Custodian or in blank by an effective Indorsement or registered in the name of the Collateral Custodian and by (A) delivering such Instrument or Security Certificate to the Collateral Custodian at the Corporate Trust Office and (B) causing the Collateral Custodian to maintain (on behalf of the Collateral Agent for the benefit of the Secured Parties) continuous possession of such Instrument or Certificated Security at the Corporate Trust Office;

(ii) in the case of an Uncertificated Security, by (A) causing the Collateral Custodian to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iii) in the case of any Security Entitlement, by causing each such Security Entitlement to be credited to the Account in the name of the Borrower; and

(iv) in the case of General Intangibles (including any Collateral Obligation or Permitted Investment not evidenced by an Instrument) by filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Collateral Agent as secured party and describing the Collateral Obligation or Permitted Investment (or a description of “all assets” of the Borrower) as the collateral at the filing office of the Secretary of State of Delaware.

ARTICLE VII

ADMINISTRATION AND MANAGEMENT OF COLLATERAL OBLIGATIONS

Section 7.1 Retention and Termination of the Servicer. The servicing, administering and collection of the Collateral Obligations shall be conducted by the Person designated as Servicer from time to time in accordance with this Section 7.1. Subject to early termination due to the occurrence of a Servicer Event of Default or as otherwise provided below in this Article VII, the Borrower hereby designates the Equityholder, and the Equityholder hereby agrees to serve, as Servicer until the termination of this Agreement. For the avoidance of doubt, the Servicer is not a Lender Agent of the Agent, any Lender Agent, the Collateral Agent, the Collateral Administrator, the Collateral Custodian or any Lender.

Section 7.2 Resignation and Removal of the Servicer; Appointment of Successor Servicer. (a) If a Servicer Event of Default shall occur and be continuing, the Agent by written notice given to the Servicer, may terminate all of the rights and obligations of the Servicer and appoint a successor pursuant to the terms hereof. In addition, if the Servicer is terminated upon the occurrence of a Servicer Event of Default, the Servicer shall, if so requested by the Agent, acting at the direction of the Required Lenders, deliver to any successor Servicer copies of its Records within five (5) Business Days after demand therefor and a computer tape (or any other means of electronic transmission acceptable to such successor Servicer) containing as of the close of business on the date of demand all of the data maintained by the Servicer in computer format in connection with servicing the Collateral Obligations.

(b) The Servicer shall not resign from the obligations and duties imposed on it by this Agreement as Servicer.

(c) Any Person (i) into which the Servicer may be merged or consolidated in accordance with the terms of this Agreement, (ii) resulting from any merger or consolidation to which the Servicer shall be a party, (iii) acquiring by conveyance, transfer or lease substantially all of the assets of the Servicer, or (iv) succeeding to the business of the Servicer in any of the foregoing cases, shall execute an agreement of assumption to perform every obligation of the Servicer under this Agreement and, whether or not such assumption agreement is executed, shall be the successor to the Servicer under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, anything in this Agreement to the contrary notwithstanding. In addition to the foregoing and notwithstanding anything else to the contrary contained in this Agreement, the Servicer may (in its sole discretion) upon prior written notice to the Agent, at any time and without the consent of any Person, assign all or a portion of its rights and obligations under this Agreement or delegate its rights or responsibilities under this Agreement to any Affiliate of GSO Capital Partners LP; provided that (i) such Affiliate has the ability to professionally and competently perform duties similar to those imposed upon the Servicer hereunder and otherwise qualifies as an Eligible Successor, (ii) such Affiliate is legally qualified to and has the capacity to act as Servicer hereunder and (iii) immediately after the assignment or delegation, such Affiliate employs or otherwise retains the services of principal personnel performing the duties required under this Agreement who are the same individuals who would have performed such duties had the assignment or delegation not occurred.

(d) Subject to the last sentence of this Section 7.2(d), until a successor Servicer has commenced servicing activities in the place of GSO Direct Lending Fund-D LP, GSO Direct Lending Fund-D LP shall continue to perform the obligations of the Servicer hereunder. On and after the termination of the Servicer pursuant to this Section 7.2, the successor Servicer appointed by the Agent shall be the successor in all respects to the Servicer in its capacity as Servicer under this Agreement and the transactions set forth or provided for in this Agreement and shall be subject to all the rights, responsibilities, restrictions, duties, liabilities and termination provisions relating thereto placed on the Servicer by the terms and provisions of this Agreement. The Servicer agrees to cooperate and use reasonable efforts in effecting the transition of the responsibilities and rights of servicing of the Collateral Obligations, including the transfer to any successor Servicer for the administration by it of all cash amounts that shall at the time be held by the Servicer for deposit, or have been deposited by the Servicer, or thereafter received with respect to the Collateral Obligations and the delivery to any successor Servicer in an orderly and timely fashion of all files and records in its possession or reasonably obtainable by it with respect to the Collateral Obligations containing all information necessary to enable the successor Servicer to service the Collateral Obligations. Notwithstanding anything contained herein to the contrary (except Section 7.2(c)) and to the extent permitted by Applicable Law without causing the Servicer to have liability, the termination of the Servicer shall not become effective until an entity acceptable to the Agent in its sole discretion shall have assumed the responsibilities and obligations of the Servicer.

(e) At any time, the Agent or any Lender may irrevocably waive any rights granted to such party under Section 7.2(a). Any such waiver shall be in writing and executed by such party that is waiving its rights hereunder. A copy of such waiver shall be promptly delivered by the waiving party to the Servicer and the Agent.

Section 7.3 Duties of the Servicer. The Servicer shall manage, service, administer and make collections on the Collateral Obligations and perform the other actions required to be taken by the Servicer in accordance with the terms and provisions of this Agreement and the Servicing Standard.

(a) The Servicer shall take or cause to be taken all such actions, as may be reasonably necessary or advisable to attempt to recover Collections from time to time, all in accordance with (i) Applicable Law, (ii) the applicable Collateral Obligation and its Underlying Instruments and (iii) the Servicing Standard. The Borrower hereby appoints the Servicer, from time to time designated pursuant to Section 7.1, as agent for itself and in its name to enforce and administer its rights and interests in the Collections and the related Collateral Obligations.

(b) The Servicer shall administer the Collections in accordance with the procedures described herein. The Servicer shall (i) instruct all Obligors (and related agents) to deposit Collections directly into the Collection Account, (ii) deposit all Collections received directly by it into the Collection Account within one (1) Business Day of receipt thereof and (iii) cause the Equityholder and each Lender Agent that is Affiliated with it to deposit all Collections received directly by the Equityholder or Affiliate into the Collection Account within one (1) Business Day of receipt thereof. The Servicer shall identify all Collections as either Principal Collections or Interest Collections, as applicable. The Servicer shall make such deposits or payments by electronic funds transfer through the Automated Clearing House system, or by wire transfer.

(c) The Servicer shall maintain for the Borrower and the Secured Parties in accordance with their respective interests all Records that evidence or relate to the Collections not previously delivered to the Collateral Agent and shall, as soon as reasonably practicable upon demand of the Agent, make available, or, upon the Agent’s demand following the occurrence and during the continuation of a Servicer Event of Default, deliver to the Agent copies of all Records in its possession which evidence or relate to the Collections.

(d) The Servicer shall, as soon as practicable following receipt thereof, turn over to the applicable Person any cash collections or other cash proceeds received with respect to each Collateral Obligation that do not constitute Collections or were paid in connection with a Retained Interest.

(e) On each Measurement Date, the Servicer (on behalf of the Borrower) shall re-determine the status of each Eligible Collateral Obligation as of such date and provide notice of any change in the status of any Eligible Collateral Obligation to the Collateral Administrator and, as a consequence thereof, Collateral Obligations that were previously Eligible Collateral Obligations on a prior Measurement Date may be excluded from the Aggregate Eligible Collateral Obligation Amount on such Measurement Date.

(f) The Servicer may, with the prior written consent of the Agent, execute any of its duties under this Agreement and the other Transaction Documents by or through its subsidiaries, affiliates, agents or attorneys in fact; provided that, it shall remain liable for all such duties as if it performed such duties itself.

Section 7.4 Representations and Warranties of the Servicer. The Servicer represents, warrants and covenants as of the Effective Date and each Funding Date as to itself:

(a) Organization and Good Standing. It (i) has been duly organized, and is validly existing as a limited partnership under the laws of the State of Delaware and (ii) has all requisite limited partnership power and authority to own or lease its properties and conduct its business as such business is presently conducted.

(b) Due Qualification. It (i) is in good standing as a limited partnership under the laws of the State of Delaware, (ii) duly qualified to do business in the State of Delaware and (iii) has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified or obtain such qualifications, licenses or approvals would not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority. It (i) has all necessary limited partnership power and authority to (a) execute and deliver each Transaction Document to which it is a party, and (b) perform its obligations under the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited partnership action, the execution, delivery and performance of each Transaction Document to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d) Binding Obligations. Each Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Events and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The execution, delivery and performance of each Transaction Document to which it is a party and the fulfillment of the terms thereof will not (i) violate any governing documents of the Servicer, (ii) violate any Applicable Law in any material respect or (iii) violate any Contractual Obligation of the Servicer except where such violation of a Contractual Obligation would not reasonably be expected to have a Material Adverse Effect.

(f) No Proceedings. There is no litigation, proceeding or investigation filed or pending against the Servicer before any Official Body (i) asserting the invalidity of any Transaction Documents to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document to which the Servicer is a party or (iii) that would reasonably be expected to have a Material Adverse Effect.

(g) No Consents. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Official Body (if any) required for the due execution, delivery and performance by the Servicer of each Transaction Document to which the Servicer is a party have been obtained or made.

(h) Compliance with Law. The Servicer has complied in all material respects with all Applicable Law to which it may be subject.

(i) Reports Accurate. All information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished to the Agent or any Lender in connection with this Agreement (other than projections, forward looking information, general economic data or industry information and, with respect to information prepared by the Servicer or an Affiliate or agent thereof for internal use or consideration, statements as to, or the failure to make a statement as to, the value of, collectibility of, prospects of or potential risks or benefits associated with such loan or the related Obligor) provided or prepared by a Borrower, the Servicer or the Equityholder, are, as of their respective delivery dates, (or in the case of reports, financial statements or similar information or records, the stated date thereof), true, complete and correct in all material respects; provided that, to the extent any such information was furnished by an Obligor or any other third party, such information is true, correct and complete in all material respects to the actual knowledge of a Responsible Officer of the Servicer after due inquiry as of the date provided.

(j) Financial Statements. The Equityholder has delivered to each Lender complete and correct copies of (A) the audited consolidated financial statements of the Equityholder for the fiscal year most recently ended, and (B) the unaudited consolidated financial statements of the Equityholder for the fiscal quarter most recently ended, in each case when required to be delivered under Section 7.5(i). Such financial statements (including the related notes) fairly present the financial condition of the Equityholder as of the respective dates thereof and the results of operations for the periods covered thereby, each in accordance with Appropriate Accounting Principles. There has been no material adverse change in the business, operations, financial condition, properties or assets of the Equityholder since the most recent Determination Date with respect to the most recently delivered financial statements under this clause (j).

(k) Eligibility of Collateral Obligations. All Collateral Obligations included as Eligible Collateral Obligations in the most recent calculation of any Borrowing Base required to be determined hereunder were Eligible Collateral Obligations as of the date of such calculation.

(l) Collections. The Servicer acknowledges that all Collections received by it or its Affiliates (other than any Excluded Amount) are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account.

(m) Solvency. The transactions under the Transaction Documents to which the Servicer is a party do not and will not render the Servicer and its Subsidiaries, taken as a whole, not Solvent.

(n) Equityholder Indebtedness. As of the Effective Date, the Equityholder has no outstanding Indebtedness for borrowed money except to the extent permitted by its organizational documents and secured primarily by uncalled capital commitments of the underlying investors of the Equityholder and related assets and any non-recourse facility.

(o) No Injunctions. No injunction, writ, restraining order or other order of any nature materially adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party.

(p) Selection Procedures. In selecting the Collateral Obligations hereunder and for Affiliates of the Borrower, no selection procedures were employed which are intended to be adverse to the interests of any Lender Agent or Lender.

(q) Compliance with Anti-Corruption Laws and Anti-Money Laundering Laws. The Servicer represents and warrants that neither it nor any of its Affiliates, directors or officers, nor any of its or its Affiliates’ employees or agents, have engaged in any activity or conduct that would breach Anti-Corruption Laws or Anti-Money Laundering Laws.

(r) Compliance with Sanctions. The Servicer represents and warrants that (a) neither it nor any of its Affiliates, directors, officers or employees, nor any of its agents (including any such agents or Affiliates that will act in any capacity in connection with, or benefit from, this Agreement), is (i) a Sanctioned Person, or (ii) in violation of any Sanctions, and (b) no Loan, use of proceeds or other transaction contemplated by this Agreement will result in the violation of any applicable Sanctions.

Section 7.5 Covenants Relating to the Servicer. Until the date on or after the Facility Termination Date on which the Loans shall have been repaid in full, all Interest shall have been paid, and no other amount shall be owing to the Secured Parties under this Agreement:

(a) Compliance with Agreements and Applicable Law. The Servicer will comply with all material Applicable Law, including those with respect to the performance of its obligations under this Agreement and the other Transaction Documents.

(b) Preservation of Company Existence. The Servicer will (i) preserve and maintain its company existence, rights, franchises and privileges in the jurisdiction of its formation and (ii) qualify and remain qualified in good standing as a limited partnership in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect.

(c) Books and Records. (i) The Borrower shall cause the Servicer to keep proper books of record and account in which full and correct entries shall be made of all financial transactions and the assets and business of the Servicer in accordance with Appropriate Accounting Principles, maintain and implement administrative and operating procedures, and keep and maintain all documents, books, records and other information necessary or reasonably advisable for the collection of all Collateral Obligations and (ii) the Servicer will on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral indicating that the loans are owned by any Borrower subject to the Lien of the Collateral Agent for the benefit of the Secured Parties hereunder.

(d) Other. The Servicer will promptly furnish to the Borrower and the Agent such other information, documents, records or reports respecting the Collateral or the operations of the Servicer as the Agent may from time to time reasonably request in order to protect the interests of the Agent, the Collateral Agent or the Secured Parties under or as contemplated by this Agreement, in each case, to the extent such information, documents, records or reports (i) have been prepared or received by the Servicer or (ii) will be prepared or received in the ordinary course of the Servicer’s business.

(e) ERISA. The Borrower shall cause the Servicer to give the Agent and each Lender Agent prompt written notice of any event that could result in the imposition of a Lien on the Collateral under Section 430 of the Code or Section 303(k) or 4068 of ERISA. The Borrower shall not permit the Servicer or any Affiliates of the Servicer to, cause or permit to occur an event that could result in the imposition of a Lien on the Collateral under Section 430 of the Code or Section 303(k) or 4068 of ERISA.

(f) Performance and Compliance with Collateral. The Servicer will exercise its rights hereunder in order to permit the Borrower to duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each item of Collateral in all material respects and will take all necessary action to preserve the first priority security interest (subject to Permitted Liens) of the Collateral Agent for the benefit of the Secured Parties in the Collateral and shall comply with the Servicing Standard in all material respects with respect to all Collateral Obligations; provided, however, that nothing in this Section 7.5(f) shall require the Servicer to exercise a standard of care with respect to the Collateral and the Collateral Obligations that is greater than that which is required by the Servicing Standard.

(g) Liens. The Borrower shall not permit the Servicer to create, incur, assume or permit to exist any Lien on or with respect to any of its rights under any of the Transaction Documents, whether with respect to the Collateral Obligations or any other Collateral other than Permitted Liens.

(h) Servicer Obligations. The Borrower shall not permit the Servicer to (i) agree to any amendment, waiver or other modification of any Transaction Document to which it is a party and to which the Agent is not a party without the prior written consent of the Agent, (ii) agree or permit the Borrower to agree to a Material Modification with respect to any Collateral Obligation without the prior written consent of the Agent, (iii) interpose any claims, offsets or defenses it may have as against the Borrower as a defense to its performance of its obligations in favor of any Affected Person hereunder or under any other Transaction Documents or (iv) change its fiscal year so that the reports described in Section 7.5(i) would be delivered to the Agent and each Lender Agent less frequently than every 12 months.

(i) Reporting. The Borrower will furnish to the Agent or cause to be furnished to the Agent:

(i) as soon as available, but in any event within 180 days after the end of each fiscal year of the Equityholder, a copy of the audited consolidated and unaudited consolidating balance sheet of the Equityholder and its consolidated Subsidiaries as at the end of such year, the related consolidated and consolidating statements of income for such year, and the related consolidated statements of changes in net assets and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year and for any unaudited balance sheet, report or statement, a certification stating that information contained in such unaudited balance sheet, report or statement is true and correct;

(ii) upon the related Collateral Obligation becoming subject to an Evaluation Event, updated Information Package and, to the extent available, any of the information referenced in clauses (b), (c) and (d) of the definition of Asset Approval Request for such Obligor;

(iii) as soon as possible after the Borrower obtains actual knowledge of the occurrence of (i) any Unmatured Event of Default or Event of Default, (ii) the commencement of, or any material development in, any material litigation or proceeding affecting the Borrower, the Servicer or any Eligible Collateral Obligation or (iii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect (in each case including (A) breach or non-performance of, or any default under, a Contractual Obligation or Swap Contract of the Borrower; (B) any dispute, litigation, investigation, proceeding or suspension between the Borrower, the Servicer and any Official Body; and (C) any material change in accounting policies or financial reporting practices by the Borrower, a statement of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower has taken and proposes to take with respect thereto;

(iv) notice of any material change in accounting policies or financial reporting practices by the Borrower except as required or permitted by Appropriate Accounting Principles;

(v) promptly after any request by the Agent, copies of any detailed audit reports, management letters or recommendations submitted to the Borrower by independent accountants in connection with the accounts or books of the Borrower;

(vi) promptly after written request therefor, such other business and financial information regarding the Borrower, any Collateral Obligation owned by the Borrower or any related Obligor as the Agent may from time to time reasonably request;

(vii) documents required to be delivered pursuant to this section may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (A) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet; or (B) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which the Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent);

(viii) promptly, in reasonable detail, (i) of any Adverse Claim known to it that is made or asserted against any of the Collateral and (ii) any Material Modification; and

(ix) within 15 Business Days of Borrower’s receipt, copies of any financial reports, loan performance reports (including periodic reports tracking compliance with relevant loan covenants) and materials prepared and delivered by the related Obligor in connection with debt refinancing, loan amendments, issuance of additional indebtedness, mergers and acquisitions, corporate restructuring, business sale, spin-offs, leveraged buyouts, IPOs with respect to, as applicable, each Collateral Obligation or the related Obligor.

(j) Commingling. The Borrower shall not permit the Servicer to, and shall not permit any Affiliate of the Servicer to, deposit or permit the deposit of any funds that do not constitute Collections or other proceeds of any Collateral Obligations into the Collection Account.

(k) Proceedings. Promptly (and in any event within two (2) Business Days), the Servicer will furnish to the Agent after the Servicer receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in each case, that could reasonably be expected to have a Material Adverse Effect.

Section 7.6 Reserved.

Section 7.7 Collateral Reporting. The Borrower shall cause the Servicer to cooperate with the Collateral Administrator in the performance of the Collateral Administrator’s duties under Section 11.3. Without limiting the generality of the foregoing, the Borrower shall cause the Servicer to supply in a timely fashion any information maintained by it that the Collateral Administrator may from time to time request with respect to the Collateral Obligations and reasonably necessary to complete the reports and certificates required to be prepared by the Collateral Administrator hereunder or required to permit the Collateral Administrator to perform its obligations hereunder.

Section 7.8 Reserved.

Section 7.9 Procedural Review of Collateral Obligations; Access to Servicer and Servicer’s Records. (a) The Borrower shall, and shall cause the Servicer to, at the Borrower’s expense, permit representatives of the Agent at any time and from time to time as the Agent shall reasonably request (A) to inspect and make copies of and abstracts from its records relating to the Collateral Obligations, and (B) to visit its properties in connection with the collection, processing or managing of the Collateral Obligations for the purpose of examining such records, and to discuss matters relating to the Collateral Obligations or such Person’s performance under this Agreement and the other Transaction Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters. The Borrower agrees, and will cause the Servicer, to render to the Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided, that such assistance shall not interfere in any material respect with the Servicer’s business and operations. So long as no Unmatured Event of Default, Event of Default, Unmatured Servicer Event of Default or Servicer Event of Default has occurred and is continuing, such visits and inspections shall occur only (i) upon five Business Days’ prior written notice, (ii) during normal business hours and (iii) no more than twice in any calendar year. During the existence of an Unmatured Event of Default, an Event of Default, an Unmatured Servicer Event of Default or a Servicer Event of Default, there shall be no limit on the timing or number of such inspections and no prior notice will be required before any inspection.

(b) The Borrower shall, and shall cause the Servicer to, at the Borrower’s expense and as applicable, provide to the Agent access to the documentation evidencing the Collateral Obligations and all other documents regarding the Collateral Obligations included as part of the Collateral and the Related Security in each case, in its possession, in such cases where the Agent is required in connection with the enforcement of the rights or interests of the Lenders, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days’ prior written notice (so long as no Unmatured Event of Default, Event of Default or Servicer Event of Default has occurred and is continuing), (ii) during normal business hours and (iii) up to twice per calendar year (so long as no Unmatured Event of Default, Event of Default or Servicer Event of Default has occurred and is continuing). From and after the Effective Date and periodically thereafter at the reasonable discretion of the Agent, the Agent may review the Borrower’s and the Servicer’s collection and administration of the Collateral Obligations in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as this Agreement and may, no more than twice in any calendar year, conduct an audit of the Collateral Obligations and Records in conjunction with such review.

(c) Nothing in this Section 7.9 shall derogate from the obligation of the Borrower and the Servicer to observe any Applicable Law prohibiting disclosure of information regarding the Obligors, and the failure of the Servicer to provide access as a result of such obligation shall not constitute a breach of this Section 7.9.

Section 7.10 Optional Sales. (a) The Borrower shall have the right to sell all or a portion of the Collateral Obligations (each, an “Optional Sale”), subject to the following terms and conditions:

(i) immediately after giving effect to such Optional Sale:

(A) reserved;

(B) reserved;

(C) the Borrowing Base is greater than or equal to the Loans outstanding; and

(D) no Event of Default, Unmatured Event of Default, Unmatured Servicer Event of Default or Servicer Event of Default shall have occurred and be continuing; provided that, no more than once in any twelve-month period, if an Unmatured Event of Default or Unmatured Servicer Event of Default is continuing, the Borrower may make an Optional Sale if, after giving effect to such Optional Sale, such event is cured (although, for the avoidance of doubt, such event shall be continuing for all purposes hereunder until the settlement date of such Optional Sale);

provided, notwithstanding the above, that the Borrower may make (i) any Optional Sale of any Collateral Obligation that, in the Servicer’s reasonable judgment, has a significant risk of declining in credit quality and, with the lapse of time, becoming a Defaulted Collateral Obligation, if after giving effect to such Optional Sale, (a) no Event of Default is continuing and (b) the aggregate Principal Balance of all such Collateral Obligations sold pursuant to this proviso in any twelve-month period does not exceed 20% of the Aggregate Eligible Collateral Obligation Amount in effect on the date of such sale or (ii) any Optional Sale of any Collateral Obligation if (x) the sale price is equal to or greater than the Principal Balance of such Collateral Obligation and (y) the proceeds from such Optional Sale are applied to reduce the Loans.

(ii) at least one (1) Business Day prior to the date of any Optional Sale, the Borrower shall cause the Servicer to give the Agent, each Lender Agent, the Collateral Custodian, the Collateral Administrator and the Collateral Agent written notice of such Optional Sale, which notice shall identify the related Collateral subject to such optional sale and the expected proceeds from such Optional Sale and include (x) an Officer’s Certificate computed as of the date of such request and after giving effect to such Optional Sale, demonstrating compliance with clauses (a)(i)(A), (B) and (C) above and all other conditions set forth herein are satisfied and (y) a certificate of the Servicer substantially in the form of Exhibit F-3 requesting the release of the related Collateral Obligation File in connection with such Optional Sale;

(iii) such Optional Sale shall be made by the Servicer, on behalf of the Borrower (A) in accordance with the Servicing Standard, (B) reflecting arm’s length market terms and (C) in a transaction in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party (other than those which are customarily made or provided in connection with the sale of assets of such type);

(iv) if such Optional Sale is to an Affiliate of the Borrower or the Servicer, the Agent has given its prior written consent (which shall not be unreasonably withheld, conditioned or delayed); and

(v) on the date of such Optional Sale, all proceeds from such Optional Sale will be sent directly into the Collection Account.

(b) In connection with any Optional Sale, following deposit of all proceeds from such Optional Sale into the Collection Account, the Collateral Agent shall be deemed to release and transfer to the Borrower (or the purchaser thereof from the Borrower) without recourse, representation or warranty all of the right, title and interest of the Collateral Agent for the benefit of the Secured Parties in, to and under such Collateral Obligation(s) and related Collateral subject to such Optional Sale and such portion of the Collateral so transferred shall be released from the Lien of this Agreement.

(c) The Borrower hereby agrees to pay the reasonable and documented outside counsel legal fees and out-of-pocket expenses of the Agent, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, each Lender Agent and each Lender in connection with any Optional Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, in the Collateral in connection with such Optional Sale).

(d) In connection with any Optional Sale, the Collateral Agent shall, at the sole expense of the Borrower, execute such instruments of release prepared by the Servicer with respect to the portion of the Collateral subject to such Optional Sale to the Borrower, in recordable form if necessary, as the Borrower, or the Servicer on its behalf, may reasonably request.

Section 7.11 Repurchase or Substitution of Warranty Collateral Obligations. In the event of a breach of Section 9.5, Section 9.13 or Section 9.26 or of a material breach of any other representation, warranty, undertaking or covenant set forth in ARTICLE IX, ARTICLE X, with respect to a Collateral Obligation (or the Related Security and other related collateral constituting part of the Collateral related to such Collateral Obligation) (each such Collateral Obligation, a “Warranty Collateral Obligation”), no later than 30 days after the earlier of (x) knowledge of such breach on the part of the Equityholder or the Servicer and (y) receipt by the Equityholder or the Servicer of written notice thereof given by the Agent (with a copy to each Lender Agent), the Borrower shall either (a) repay Loans outstanding in an amount equal to the aggregate Repurchase Amount of such Warranty Collateral Obligation(s) to which such breach relates on the terms and conditions set forth below or (b) substitute for such Warranty Collateral Obligation one or more Eligible Collateral Obligations with an aggregate Collateral Obligation Amount at least equal to the Repurchase Amount of the Warranty Collateral Obligation(s) being replaced; provided, that no such repayment or substitution shall be required to be made with respect to any Warranty Collateral Obligation (and such Collateral Obligation shall cease to be a Warranty Collateral Obligation) if, on or before the expiration of such 30 day period either the representations and warranties in ARTICLE IX with respect to such Warranty Collateral Obligation shall be made true and correct in all material respects with respect to such Warranty Collateral Obligation as if such Warranty Collateral Obligation had become part of the Collateral on such day, as applicable or if there is a Borrowing Base Deficiency.

ARTICLE VIII

ACCOUNTS; PAYMENTS

Section 8.1 Accounts. (a) On or prior to the Effective Date, the Borrower shall establish each Account in the name of the Borrower and each Account shall be a segregated, non-interest bearing trust account established with the Securities Intermediary. Funds held in the Collection Account shall be applied by the Collateral Agent pursuant to Section 8.3 and the applicable Monthly Report. If at any time a Responsible Officer of the Collateral Agent obtains actual knowledge that any Account ceases to be an Eligible Account (with notice to the Servicer, the Agent and each Lender Agent), then the Borrower shall cause the Servicer to transfer such account to another institution such that such account shall meet the requirements of an Eligible Account.

Except as set forth below, amounts on deposit in the Unfunded Exposure Account may be withdrawn at the direction of the Borrower or at the direction of the Servicer (i) to fund any draw requests of the relevant Obligors under any Variable Funding Asset, or (ii) to make a deposit into the Collections Account as Principal Collections if, after giving effect to such withdrawal, the aggregate amount on deposit in the Unfunded Exposure Account is equal to or greater than the Aggregate Unfunded Amount.

Following the Facility Termination Date, the Borrower shall cause the Servicer to forward any draw request made by an Obligor under a Variable Funding Asset, along with wiring instructions for the applicable Obligor, to the Collateral Custodian (with a copy to the Agent and each Lender Agent) along with a written instruction to the Collateral Custodian to withdraw the applicable amount from the Unfunded Exposure Account and a certification that the conditions to fund such draw are satisfied, and the Collateral Custodian shall fund such draw request in accordance with such instructions from the Servicer.

Following the end of the Revolving Period, if the Borrower shall receive any Principal Collections from an Obligor with respect to a Variable Funding Asset and, as of the date of such receipt (and after taking into account such repayment), the aggregate amount on deposit in the Unfunded Exposure Account is less than the Aggregate Unfunded Amount (the amount of such shortfall, in each case, the “Unfunded Exposure Shortfall”), the Borrower shall cause the Servicer to direct the Collateral Custodian to and the Collateral Custodian shall deposit into the Unfunded Exposure Account an amount of such Principal Collections equal to the lesser of (a) the aggregate amount of such Principal Collections and (b) the Unfunded Exposure Shortfall.

(b) All amounts held in any Account shall, to the extent permitted by Applicable Laws, be invested by the Collateral Custodian, as directed by the Servicer in writing (or, if the Servicer fails to provide such direction, such amounts shall remain uninvested), in Permitted Investments that mature (i) with respect to the Collection Account, not later than one Business Day prior to the Distribution Date for the Collection Period to which such amounts relate and (ii) with respect to the Unfunded Exposure Account, on the immediately following Business Day. Any such written direction shall certify that any such investment is authorized by this Section 8.1. Investments in Permitted Investments shall be made in the name of the Collateral Custodian, and, except as specifically required below, such investments shall not be sold or disposed of prior to their maturity. If any amounts are needed for disbursement from the Collection Account and sufficient uninvested funds are not available therein to make such disbursement, the Collateral Custodian shall cause to be sold or otherwise converted to cash a sufficient amount of the investments in such account to make such disbursement in accordance with and upon the written direction of the Servicer or, if the Servicer shall fail to give such direction, the Agent. The Collateral Custodian shall, upon written request, provide the Agent with all information in its possession regarding transfer into and out of the Collection Account (including, but not limited to, the identity of the counterparty making or receiving such transfer). In no event shall the Collateral Agent or the Collateral Custodian be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Servicer or the Agent, as applicable, to timely provide investment instruction to the Collateral Custodian. The Collateral Agent or the Collateral Custodian and their respective Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent’s or the Collateral Custodian’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using affiliates to effect transactions in certain Permitted Investments, and (iii) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

(c) Neither the Borrower nor the Servicer shall have any rights of direction or withdrawal, with respect to amounts held in the Collection Account, except to the extent explicitly set forth in Section 8.1(a), Section 8.1(b), Section 8.2, or Section 8.3(b).

Subject to the other provisions hereof, the Collateral Agent shall have sole Control (within the meaning of the UCC) over each Account and each such investment and the income thereon, and any certificate or other instrument evidencing any such investment, if any, shall be delivered to the Collateral Agent or its agent, together with each document of transfer, if any, necessary to transfer title to such investment to the Collateral Agent in a manner that complies with this Section 8.1. All interest, dividends, gains upon sale and other income from, or earnings on, investments of funds in the Accounts shall be deposited or transferred to the Collection Account and distributed pursuant to Section 8.3(a).

(d) The Equityholder may, from time to time in its sole discretion (x) transfer to the Collateral Agent for deposit amounts into the Principal Collection Account and/or (y) transfer Eligible Collateral Obligations as equity contributions to the Borrower for deposit in the Custodial Account. All such amounts will be included in each applicable compliance calculation under this Agreement, including, without limitation, calculation of the Borrowing Base.

Section 8.2 Excluded Amounts. The Borrower may cause the Servicer to direct the Collateral Agent and the Securities Intermediary to withdraw from the applicable Account and pay to the Person entitled thereto any amounts credited thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Agent a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Agent, which report shall include a brief description of the facts and circumstances supporting such request and designate a date for the payment of such reimbursement, which date shall not be earlier than two (2) Business Days following delivery of such notice. Upon confirmation that the Agent has approved the report, the Servicer shall send such report to the Collateral Administrator and the Collateral Agent.

Section 8.3 Distributions, Reinvestment and Dividends. (a) On each Distribution Date, the Collateral Agent shall distribute from the Collection Account, solely in accordance with the applicable Monthly Report prepared by the Collateral Administrator and approved by the Agent pursuant to Section 8.5, the Amount Available for such Distribution Date in the following order of priority:

(i) From the Interest Collection Account, the Amount Available constituting Interest Collections for such Distribution Date in the following order of priority:

(A) FIRST, to the payment of taxes and governmental fees owing by the Borrower, if any, which expenses shall not exceed $25,000 on any Distribution Date;

(B) SECOND, to the Collateral Agent, the Collateral Administrator and the Collateral Custodian, any accrued and unpaid Collateral Agent Fees and Expenses, Collateral Administrator Fees and Expenses and Collateral Custodian Fees and Expenses for the related Collection Period pursuant to the Collateral Agent, Collateral Administrator and Collateral Custodian Fee Letter, which expenses shall not exceed the amount of the Capped Fees/Expenses;

(C) THIRD, to the Servicer (unless waived or deferred in whole or in part by the Servicer), any fees of the Servicer in an aggregate amount not to exceed the amount of any accrued and unpaid Primary Servicer Fee for the related Collection Period;

(D) FOURTH, pro rata, based on the amounts owed to such Persons under this Section 8.3(a)(D), (A) to the Lenders, an amount equal to the Interest on the Loans accrued during the Accrual Period with respect to such Distribution Date (and any Interest with respect to any prior Accrual Period to the extent not paid on a prior Distribution Date), (B) to the Agent and the Lender Agents on behalf of their respective Lenders, all accrued and unpaid Fees due to the Lenders, the Lender Agents and the Agent and (C) to the Hedge Counterparties, any amounts owed for the current and prior Distribution Dates to the Hedge Counterparties under Hedging Agreements (other than Hedge Breakage Costs), together with interest accrued thereon;

(E) FIFTH, during the Revolving Period, to the Lender Agents on behalf of their respective Lenders pro rata in accordance with the amount of the outstanding Loans in the amount necessary to reduce the Loans outstanding to an amount not to exceed the Borrowing Base;

(F) SIXTH, after the end of the Revolving Period, to the Lender Agents on behalf of their respective Lenders pro rata to repay the Loans outstanding, in an amount equal to all remaining Amounts Available constituting Interest Collections;

(G) SEVENTH, to the Servicer (unless waived or deferred in whole or in part by the Servicer), any fees of the Servicer in an aggregate amount not to exceed the amount of any accrued and unpaid Secondary Servicer Fee for the related Collection Period, as well as any expenses of the Servicer or other amounts owing to the Servicer;

(H) EIGHTH, pro rata based on amounts owed to such Persons under this Section 8.3(a)(H), to the Hedge Counterparties, any unpaid Hedge Breakage Costs, together with interest accrued thereon;

(I) NINTH, to any Affected Persons, any Increased Costs then due and owing;

(J) TENTH, to the extent not previously paid pursuant to Section 8.3(a)(A) above, to the payment of taxes and governmental fees owing by the Borrower, if any;

(K) ELEVENTH, to the extent not previously paid by or on behalf of the Borrower, to each Indemnitee, any Indemnified Amounts then due and owing to each such Indemnitee;

(L) TWELFTH, at the election of the Servicer to pay to the Servicer any deferred and unpaid Primary Servicer Fee or deferred and unpaid Secondary Servicer Fee;

(M) THIRTEENTH, to the extent not previously paid pursuant to Section 8.3(a)(i)(B) above, to the Collateral Agent the Collateral Administrator and the Collateral Custodian, any Collateral Agent Fees and Expenses, Collateral Administrator Fees and Expenses and Collateral Custodian Fees and Expenses due to the Collateral Agent, Collateral Administrator and the Collateral Custodian under the Transaction Documents;

(N) FOURTEENTH, to pay any other amounts due under this Agreement and the other Transaction Documents and not previously paid pursuant to this Section 8.3(a); and

(O) FIFTEENTH, (A) during the Revolving Period, (1)(x) during an Unmatured Event of Default or Event of Default, to remain in the Interest Collection Account as Interest Collections or (y) otherwise, the remaining Amount Available constituting Interest Collections to the Borrower and (B) after the end of the Revolving Period, to the Borrower.

(ii) From the Principal Collection Account, the Amount Available constituting Principal Collections for such Distribution Date in the following order of priority:

(A) FIRST, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clauses (A) through (E), in that order, but, in each case, only to the extent not paid in full thereunder;

(B) SECOND, after the end of the Revolving Period and to the extent not repaid in full pursuant to Section 8.3(a)(i)(F), to the Lenders pro rata to repay the Loans outstanding, until repaid in full;

(C) THIRD, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clauses (G) and (H) of such Section 8.3(a)(i) but, in each case, only to the extent not paid in full thereunder;

(D) FOURTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (I) of such Section 8.3(a)(i) but, in each case, only to the extent not paid in full thereunder;

(E) FIFTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (J) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;

(F) SIXTH, to the extent not previously paid pursuant to Section 8.3(a)(i)(B) or Section 8.3(a)(i)(K), to the Collateral Agent, Collateral Administrator, the Securities Intermediary and the Collateral Custodian, any costs and expenses due to the Collateral Agent, the Securities Intermediary, Collateral Administrator and the Collateral Custodian under the Transaction Documents (other than Increased Costs and Indemnified Amounts);

(G) SEVENTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (L) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder; provided that after such payment under this clause (G) (on a pro forma basis), proviso (i) in the definition of Borrowing Base Condition is satisfied;

(H) EIGHTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (M) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;

(I) NINTH, during the Revolving Period, to remain in the Principal Collection Account as Principal Collections; and

(J) TENTH, after the end of the Revolving Period, the remaining Amount Available to the Borrower.

(b) Only during the Revolving Period, the Borrower may make distributions pursuant to Section 10.16 and the Borrower may withdraw from the Collection Account (x) any Principal Collections, or (y) if after giving effect to such withdrawal, the Borrower is able to make all required payments pursuant to Section 8.3 on the next Distribution Date on a pro forma basis, Interest Collections, and apply such Collections to (A) prepay the Loans outstanding in accordance with Section 2.4 or (B) acquire additional Collateral Obligations (each such reinvestment of Collections, a “Reinvestment”), subject to the following conditions:

(i) the Borrower shall have given written notice to the Collateral Agent, the Collateral Administrator, each Lender Agent and the Agent of the proposed Reinvestment (x) for all Collateral Obligations other than First Lien Broadly Syndicated Loans, at or prior to 2:00 p.m., New York City time, three (3) Business Days prior to or (y) for First Lien Broadly Syndicated Loans, at or prior to 2:00 p.m., New York City time, one (1)

Business Day prior to, the proposed date of such Reinvestment (the “Reinvestment Date”); provided that, in the case of clause (x) or (y) above, such related approval of the Reinvestment by the Agent shall be valid for thirty calendar days as of the Reinvestment Date. Such notice (the “Reinvestment Request”) shall be in the form of Exhibit C-2 and shall include (among other things) the proposed Reinvestment Date, the amount of such proposed Reinvestment and a Schedule of Collateral Obligations setting forth the information required therein with respect to the Collateral Obligations to be acquired by the Borrower on the Reinvestment Date (if applicable);

(ii) each condition precedent set forth in Section 6.2, other than those set forth in clauses (i) and (m) thereof, shall be satisfied;

(iii) upon the written request of the Borrower (or the Servicer on the Borrower’s behalf) delivered to the Collateral Administrator no later than 11:00 a.m. New York City time on the Reinvestment Date, the Collateral Administrator shall have provided to the Agent and each Lender Agent by facsimile or e-mail (to be received no later than 2:00 p.m. New York City time on that same day) a statement reflecting the total amount on deposit on such day in the Collection Account; and

(iv) any Reinvestment Request given by the Borrower pursuant to this Section 8.3(b), shall be irrevocable and binding on the Borrower.

Subject to the Collateral Agent’s and the Collateral Administrator’s receipt of an Officer’s Certificate of the Servicer as to the satisfaction of the conditions precedent set forth in Section 6.2 (other than clauses (i) and (m) thereof) and this Section 8.3, the Collateral Agent will release funds from the Collection Account to the Borrower in an amount not to exceed the lesser of (A) the amount requested by the Borrower and (B) the amount of Collections on deposit in the Collection Account.

Section 8.4 Fees. The Borrower shall pay, pursuant hereto, the Daily Commitment Fee, the Prepayment Fee and any other fees (collectively, “Fees”) in the amounts and on the dates set forth herein or in one or more fee letter agreements, dated on or after the date hereof, signed by the Borrower, the Agent and/or any applicable Lender Group (as any such fee letter agreement may be amended, restated, supplemented or otherwise modified from time to time, a “Fee Letter”).

Section 8.5 Monthly Report. The Collateral Administrator shall prepare (based on information provided to it by the Servicer, the Agent, the Lender Agents and the Lenders as set forth herein) a Monthly Report in the form of Exhibit D determined as of the close of business on each Determination Date and make available such Monthly Report to the Agent, each Lender Agent, the Borrower and the Servicer on each Reporting Date starting with the Reporting Date in November 2018. If any party receiving any Monthly Report disagrees with any items of such report, it shall contact the Collateral Administrator and notify it of such disputed item and provide reasonably sufficient information to correct such item, with (if other than the Agent) a copy of such notice and information to the Agent, each Lender Agent and the Servicer. Unless the Collateral Administrator is otherwise timely directed by the Agent, the Collateral Agent shall distribute a revised Monthly Report on the Business Day after it receives such information. If the Collateral Administrator is directed by the Agent that the Collateral Administrator should not make such correction, the Collateral Administrator shall take such action as instructed by the Agent and shall have no responsibilities with respect to the applicable Monthly Report. The Agent’s reasonable determination with regard to any disputed item in the Monthly Report shall be final.

Without limiting the generality of the foregoing, in connection with the preparation of a Monthly Report, the Agent and the Lender Agents shall be responsible for providing to the Collateral Administrator the information required by Section 3.4 for part (d) of Exhibit D for such Monthly Report on which the Collateral Administrator may conclusively rely. The Agent shall review and verify the contents of the aforesaid reports (including the Monthly Report), instructions, statements and certificates. Upon receipt of approval from the Agent, such reports, instructions, statements and certificates shall be executed by the Borrower and the Servicer and, in the case of the Monthly Report, the Collateral Agent shall make the distributions required by Section 8.3 pursuant to such Monthly Report.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the other parties hereto to enter into this Agreement and, in the case of the Lenders, to make Loans hereunder, the Borrower hereby represents and warrants to the Agent, the Lender Agents and the Lenders as to itself, as of the Effective Date and each Funding Date, as follows:

Section 9.1 Organization and Good Standing. It has been duly organized and is validly existing under the laws of the jurisdiction of its organization, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted. It had at all relevant times and now has, power, authority and legal right (x) to acquire and own the Collateral Obligations and its interest in the Related Security, and to grant to the Collateral Agent a security interest in the Collateral Obligations and the Related Security and the other Collateral and (y) to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

Section 9.2 Due Qualification. It is duly qualified to do business and has obtained all necessary licenses and approvals and made all necessary filings and registrations in all jurisdictions, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 9.3 Power and Authority. It has the power, authority and legal right to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder; has full power, authority and legal right to grant to the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral Obligations and the other Collateral and has duly authorized such grant by all necessary action.

Section 9.4 Binding Obligations. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by the Borrower and are enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing.

Section 9.5 Security Interest. This Agreement creates a valid and continuing Lien on the Collateral in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is validly perfected under Article 9 of the UCC (to the extent such security interest may be perfected under such article), and is enforceable as such against creditors of and purchasers from the Borrower; the Collateral is comprised of Instruments, Security Entitlements, General Intangibles, Certificated Securities, Uncertificated Securities, Securities Accounts, Investment Property and Proceeds and such other categories of collateral under the applicable UCC as to which the Borrower has complied with its obligations as set forth herein; with respect to Collateral that constitute Security Entitlements (a) all of such Security Entitlements have been credited to the Accounts and the Securities Intermediary has agreed to treat all assets credited to the Accounts as Financial Assets, (b) the Borrower has taken all steps necessary to enable the Collateral Agent to obtain Control with respect to the Accounts and (c) the Accounts are not in the name of any Person other than the Borrower, subject to the Lien of the Collateral Agent for the benefit of the Secured Parties; the Borrower has not instructed the Securities Intermediary to comply with the entitlement order of any Person other than the Collateral Agent; provided that, until the Collateral Agent delivers a Notice of Exclusive Control (as defined in the Account Control Agreement), the Borrower may, or may cause the Servicer to, cause cash in the Accounts to be invested or distributed in accordance with this Agreement; all Accounts constitute Securities Accounts; the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens); the Borrower has received all consents and approvals required by the terms of any Collateral Obligation to the transfer and granting of a security interest in the Collateral Obligations hereunder to the Collateral Agent, on behalf of the Secured Parties; the Borrower has taken all necessary steps to file or authorize the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the Collateral in which a security interest may be perfected by filing pursuant to Article 9 of the UCC as in effect in Delaware; all original executed copies of each underlying promissory note constituting or evidencing any Collateral Obligation have been or, will be delivered to the Collateral Custodian; the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian or its bailee is holding each underlying promissory note evidencing a Collateral Obligation solely on behalf of the Collateral Agent for the benefit of the Secured Parties; none of the underlying promissory notes that constitute or evidence the Collateral Obligations has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent on behalf of the Secured Parties; with respect to Collateral that constitutes a Certificated Security, such Certificated Security has been delivered to the Collateral Custodian and, if in registered form, has been specially Indorsed (within the meaning of the UCC) to the Collateral Custodian or in blank by an effective Indorsement or has been registered in the name of the Collateral Custodian upon original issue or registration of transfer by the

Borrower of such Certificated Security, in each case to be held by the Collateral Custodian on behalf of the Collateral Agent for the benefit of the Secured Parties; and in the case of an Uncertificated Security, by (A) causing the Collateral Custodian to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective.

Section 9.6 No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, and the fulfillment of the terms of this Agreement and the other Transaction Documents to which it is a party, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, its organizational documents, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Borrower is a party or by which it is bound or any of its properties or revenues are subject; or result in the creation or imposition of any Lien (other than Permitted Liens) upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument; or violate or exceed any limits or restrictions contained in, or constitute speculation, leverage or concentration of exposure prohibited by any applicable constitutions, charters, laws, rules, regulations, government codes, constituent or governing instruments, trust documents, resolutions, guidelines, policies, investment management agreements, ordinances, orders, writs, judgments, decrees, charges, rulings or similar documents or determinations (including, any Similar Law) to which the Borrower, or the Borrower’s properties or revenues are subject; or in any way materially adversely affect the Borrower’s ability to perform its obligations under this Agreement or the other Transaction Documents to which it is a party.

Section 9.7 No Proceedings. There are no proceedings or investigations pending or, to its knowledge, threatened against the Borrower, before any court or Official Body having jurisdiction over it or its properties (A) asserting the invalidity of this Agreement or any of the other Transaction Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, (C) seeking any determination or ruling that might materially and adversely affect the performance by the Borrower of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents or (D) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on any of the Collateral.

Section 9.8 No Consents. It is not required to obtain the material consent of any other Person or any material approval, authorization, consent, license, approval or authorization, or registration or declaration with, any Official Body having jurisdiction over it or its properties in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the other Transaction Documents to which it is a party, in each case other than consents, licenses, approvals, authorizations, orders, registrations, declarations or filings which have been obtained or made and continuation statements and renewals in respect thereof.

Section 9.9 Solvency. It is solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement and the Transaction Documents. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, it will have an adequate amount of capital to conduct its business in the foreseeable future.

Section 9.10 Compliance with Laws. It has complied and will comply in all material respects with all Applicable Laws, judgments, agreements with governmental authorities, decrees and orders with respect to its business and properties and all Collateral.

Section 9.11 Taxes. For U.S. federal income tax purpose, it is, and always has been, an entity disregarded as separate from the Equityholder and the Equityholder or its parent is treated as a United States person for U.S. federal income tax purposes. It has filed on a timely basis all federal and other material Tax returns (including foreign, state, local and otherwise) required to be filed, if any, and has paid all federal and other material Taxes due and payable by it and any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Official Body (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with Appropriate Accounting Principles have been provided on the books of the Borrower). Other than Permitted Liens, no lien or similar Adverse Claim has been filed, and no claim is being asserted, with respect to any Tax, assessment or other governmental charge. Any Taxes, fees and other governmental charges payable by the Borrower in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby including the transfer of each Collateral Obligation and the Related Security to the Borrower have been paid or shall have been paid if and when due.

Section 9.12 Monthly Report. Each Monthly Report is accurate in all material respects as of the date thereof, subject, in the case of information contained therein (which shall include any statements and calculations to the extent such statements or calculations are inaccurate solely as a result of such information) received from any un-Affiliated third party, to the standard set forth in Section 9.14 with respect to information received from an un-Affiliated third party.

Section 9.13 No Liens, Etc. The Collateral and each part thereof is owned by the Borrower free and clear of any Adverse Claim (other than Permitted Liens) or restrictions on transferability and the Borrower has the full right, power and lawful authority to assign, transfer and pledge the same and interests therein, and upon the making of each Loan, the Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in such Collateral, free and clear of any Adverse Claim (other than Permitted Liens) or restrictions on transferability, to the extent (as to perfection and priority) that a security interest in said Collateral may be perfected under the applicable UCC. The Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral and no effective financing statement (other than with respect to Permitted Liens) or other instrument similar in effect naming or purportedly naming the Borrower or any of its Affiliates as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as “Secured Party” pursuant hereto or as necessary or advisable in connection with the Sale Agreement. There are no judgments or Liens for Taxes with respect to the Borrower and no claim is being asserted with respect to the Taxes of the Borrower.

Section 9.14 Information True and Correct. All information (other than any information provided to the Borrower by an un-Affiliated third party) heretofore or hereafter furnished by or on behalf of the Borrower in writing to any Lender, the Collateral Agent, the Collateral Administrator any Lender Agent or the Agent in connection with this Agreement or any transaction contemplated hereby is and will be (when taken as a whole) true and correct in all material respects and does not omit to state any material fact necessary to make the statements contained therein not misleading. With respect to any information received from any un-Affiliated third party, the Borrower (i) will not furnish (and has not furnished) any such information to any Lender, the Collateral Agent, the Collateral Administrator, any Lender Agent or the Agent in connection with this Agreement or any transaction contemplated hereby that it knows (or knew) to be incorrect at the time such information is (or was) furnished in any material respect and (ii) has informed (or will inform) the applicable Lender, the Collateral Agent, the Collateral Administrator, the applicable Lender Agent or the Agent, as applicable, of any such information which it found to be incorrect in any material respect after such information was furnished.

Section 9.15 No Sovereignty. Neither the Borrower nor or any of its assets, properties or revenues has any right of immunity on the grounds of sovereignty or otherwise from jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Applicable Law of any jurisdiction.

Section 9.16 Collateral. Except as otherwise expressly permitted or required by the terms of this Agreement, no item of Collateral has been sold, transferred, assigned or pledged by the Borrower to any Person.

Section 9.17 Selection Procedures. In selecting the Collateral Obligations hereunder and for Affiliates of the Borrower, no selection procedures were employed which are intended to be adverse to the interests of any Lender Agent or Lender.

Section 9.18 Indebtedness. The Borrower has no Indebtedness or other indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) Indebtedness incurred under the terms of the Transaction Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 9.19 No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.

Section 9.20 No Subsidiaries. The Borrower has no Subsidiaries.

Section 9.21 ERISA Compliance. It does not sponsor or maintain any Benefit Plans.

Section 9.22 Investment Company Status. It is not an “investment company” as such term is defined in the 1940 Act.

Section 9.23 Set-Off, Etc. No Collateral Obligation has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower or the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Borrower or the Obligor with respect thereto, except, in each case, pursuant to the Transaction Documents and for amendments, extensions and modifications, if any, to such Collateral otherwise permitted hereby.

Section 9.24 Collections. The Borrower acknowledges that all Collections received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the Collection Account in accordance with Section 10.10.

Section 9.25 Value Given. The Borrower has given fair consideration and reasonably equivalent value to the Equityholder (including, for this purpose, equity of the Borrower) or the applicable third party seller in exchange for the purchase of the Collateral Obligations (or any number of them). No such transfer has been made for or on account of an antecedent debt and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

Section 9.26 Regulatory Compliance. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U (12 C.F.R. Part 221) of the FRS Board) and none of the proceeds of the Loans will be used, directly or indirectly, for a purpose that violates Regulation T, Regulation U, Regulation X or any other regulation promulgated by the FRS Board from time to time.

Section 9.27 Separate Existence. The Borrower is operated as an entity with assets and liabilities distinct from those of any of its Affiliates or any Affiliates of the Servicer, and the Borrower hereby acknowledges that the Agent, each of the Lender Agents and each of the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity. Since its formation, the Borrower has been (and will be) operated in such a manner as to comply with the covenants set forth in Section 10.5.

There is not now, nor will there be at any time in the future, any agreement or understanding between the Borrower and the Servicer (other than as expressly set forth herein and the other Transaction Documents) providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

Section 9.28 Transaction Documents. The Transaction Documents delivered to the Agent represent all material agreements between the Equityholder, on the one hand, and the Borrower, on the other. Upon the purchase and/or contribution of each Collateral Obligation (or an interest in a Collateral Obligation) pursuant to the this Agreement or the Sale Agreement, the Borrower shall be the lawful owner of, and have good title to, such Collateral Obligation and all assets relating thereto, free and clear of any Adverse Claim. All such assets are transferred to the Borrower without recourse to the Equityholder except as described in the Sale Agreement. The purchases of such assets by the Borrower constitute valid and true sales for consideration (and not merely a pledge of such assets for security purposes) and the contributions of such assets received by the Borrower constitute valid and true transfers for consideration, each enforceable against creditors of the Equityholder, and no such assets shall constitute property of the Equityholder.

Section 9.29 Compliance with Anti-Corruption Laws and Anti-Money Laundering Laws. The Borrower represents and warrants that neither it nor any of its Affiliates, directors or officers, nor any of its or its Affiliates’ employees or agents, have engaged in any activity or conduct that would breach Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 9.30 Compliance with Sanctions. The Borrower represents and warrants that (a) neither it nor any of its Affiliates, directors, officers or employees, nor any of its agents (including any such agents or Affiliates that will act in any capacity in connection with, or benefit from, this Agreement), is (i) a Sanctioned Person, or (ii) in violation of any Sanctions, and (b) no Loan, use of proceeds or other transaction contemplated by this Agreement will result in the violation of any applicable Sanctions.

Section 9.31 Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification, if any, is true and correct in all material respects.

Section 9.32 Similar Law. The Borrower is not a plan subject to any Similar Law or an entity subject to any Similar Law by reason of the investment in the Borrower of one or more “governmental plans” (as defined by Section 3(33) of ERISA) or other plans or during any period that the assets, properties or revenues of the Borrower are subject to any Similar Law, by reason of the investment in the Borrower of one or more “governmental plans” (as defined by Section 3(33) of ERISA) or other plans, neither the entering into and performance of the Agreement nor any other transactions entered into under the Transaction Documents will constitute or result in a violation of any Similar Law. The representations in this Section 9.32 shall be deemed repeated on each day that an Obligation is outstanding.

ARTICLE X

COVENANTS

From the date hereof until the first day following the Facility Termination Date on which all Obligations shall have been finally and fully paid and performed (other than as expressly survive the termination of this Agreement), the Borrower hereby covenants and agrees with the Lenders, the Lender Agents and the Agent that:

Section 10.1 Protection of Security Interest of the Secured Parties. (a) At or prior to the Effective Date, the Borrower shall have filed or caused to be filed a UCC-1 financing statement, naming the Borrower as debtor, naming the Collateral Agent (for the benefit of the Secured Parties) as secured party and describing the Collateral, with the office of Secretary of State of Delaware. From time to time thereafter, the Borrower shall file (and the Borrower hereby authorizes the Collateral Agent to so file) such financing statements and cause to be filed such continuation statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of the Collateral Agent in favor of the Secured Parties under this Agreement in the Collateral and in the proceeds thereof. The Borrower shall deliver (or cause to be delivered) to the Collateral Agent file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. In the event that the Borrower fails to perform its obligations under this subsection, the Collateral Agent or the Agent may (but shall have no obligation to) do so, in each case at the expense of the Borrower, however neither the Collateral Agent nor the Agent shall have any liability in connection therewith. The rights granted to the Collateral Agent in this Section 10.1 shall not constitute a duty of the Collateral Agent to file any financing statements or continuations thereof.

(b) The Borrower shall not change its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Borrower (or by the Collateral Agent on behalf of the Borrower) in accordance with subsection (a) above seriously misleading or change its jurisdiction of organization, unless the Borrower shall have given the Agent, each Lender Agent and the Collateral Agent at least 30 days prior written notice thereof, and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent, each Lender Agent and Agent together with an Officer’s Certificate to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed).

(c) The Borrower shall maintain its computer systems, if any, so that, from and after the time of the first Loan under this Agreement, the Borrower’s master computer records (including archives) that shall refer to the Collateral indicate clearly that such Collateral is subject to the first priority security interest in favor of the Collateral Agent, for the benefit of the Secured Parties. Indication of the Collateral Agent’s (for the benefit of the Secured Parties) security interest shall be deleted from or modified on the Borrower’s computer systems when, and only when, the Collateral in question shall have been paid in full, the security interest under this Agreement has been released in accordance with its terms, upon such Collateral Obligation becoming a Repurchased Collateral Obligation, Substituted Collateral Obligation or otherwise as expressly permitted by this Agreement.

(d) Without limiting any of the other provisions hereof, if at any time the Borrower shall propose to sell, grant a security interest in, or otherwise transfer any interest in loan receivables to any prospective lender or other transferee, the Borrower shall give to such prospective lender or other transferee computer tapes, records, or print-outs (including any restored from archives) that, if they shall refer in any manner whatsoever to any Collateral shall indicate clearly that such Collateral is subject to a first priority security interest in favor of the Collateral Agent, for the benefit of the Secured Parties.

Section 10.2 Other Liens or Interests. Except for the security interest granted hereunder and as otherwise permitted pursuant to Sections 7.10, 7.11 and 10.16, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Permitted Liens), and the Borrower shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under the Borrower (other than Permitted Liens).

Section 10.3 Costs and Expenses. The Borrower shall pay (or cause to be paid) all of its reasonable costs, charges and disbursements in connection with the performance of its obligations hereunder and under the Transaction Documents.

Section 10.4 Initial Eligible Collateral Obligation. The first five Eligible Collateral Obligations acquired by the Borrower shall be any of First Lien Broadly Syndicated Loans, Traditional Middle Market Loans, Unitranche A Loans and/or FILO A Loans.

Section 10.5 Separate Existence. (a) The Borrower shall at all times: (i) maintain at least one Independent Manager; (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from any other Person; (iv) have a board of managers separate from that of any other Person; (v) file its own Tax returns, except to the extent that the Borrower is treated as a “disregarded entity” for Tax purposes and is not required to file Taxes under Applicable Law, and pay any Taxes so required to be paid under Applicable Law, except for those Taxes being contested in good faith by appropriate proceedings and in respect of which the Borrower has established proper reserves on its books in accordance with Appropriate Accounting Principles; (vi) not commingle its assets with assets of any other Person; (vii) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence; (viii) maintain separate financial statements; provided, however, that the Borrower’s assets may be included in a consolidated financial statement of its Affiliate if (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from such Affiliate and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets shall also be listed on the Borrower’s own separate balance sheet (if the Borrower prepares its own separate balance sheet); (ix) pay its own liabilities only out of its own funds; (x) maintain an arm’s length relationship with the Equityholder and each of its other Affiliates; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for shared office space; (xiii) use separate stationery, invoices and checks; (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) cause its board of managers to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe in all respects all other Delaware limited liability company formalities; (xviii) not acquire the obligations or any securities of its Affiliates; (xix) cause the managers, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower; and (xx) maintain at least one special member, who, upon the dissolution of the sole member or the withdrawal or the disassociation of the sole member from the Borrower, shall immediately become the member of the Borrower in accordance with its organizational documents.

(b) The Borrower shall not (i) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the preceding clause (a); (ii) fail to be solvent; (iii) release, sell, transfer, convey or assign any Collateral Obligation unless in accordance with the Transaction Documents; (iv) except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Borrower, enter into any transaction with an Affiliate of the Borrower except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction; (v) identify itself as a department or division of any other Person; or (vi) own any asset or property other than the Collateral and the related assets and incidental personal property necessary for the ownership or operation of these assets.

(c) The Borrower shall not (and shall not permit the Equityholder to) take any action contrary to the “Assumptions and Facts” section in the opinion of Weil, Gotshal & Manges LLP, dated the date hereof, relating to certain nonconsolidation matters.

Section 10.6 Hedging Agreements. (a) With respect to any Fixed Rate Collateral Obligation (other than Fixed Rate Collateral Obligations not counted as “excess” pursuant to clause (d) of the definition of “Excess Concentration Amount”), the Borrower hereby covenants and agrees that, upon the direction of the Agent in its sole discretion as notified to the Borrower and the Servicer on or prior to the related Funding Date for such Collateral Obligation, the Borrower shall obtain and deliver to the Collateral Agent (with a copy to the Agent and each Lender Agent) one or more Hedging Agreements from qualified Hedge Counterparties having, singly or in the aggregate, an Aggregate Notional Amount not less than the amount determined by the Agent in its reasonable discretion, which (1) each shall have a notional principal amount equal to or greater than $1,000,000, (2) may provide for reductions of the Aggregate Notional Amount on each Distribution Date on an amortization schedule for such Aggregate Notional Amount assuming a 0.0 ABS prepayment speed (or such other ABS prepayment speed as may be approved in writing by the Agent) and zero losses, and (3) shall have other terms and conditions and be represented by Hedging Agreements otherwise acceptable to the Agent in its sole discretion.

(b) In the event that any Hedge Counterparty defaults in its obligation to make a payment to the Borrower under one or more Hedging Agreements on any date on which payments are due pursuant to a Hedging Agreement, the Borrower shall make a demand on such Hedge Counterparty, or any guarantor, if applicable, demanding payment by 12:30 p.m., New York City time, on such date. The Borrower shall give notice to each Lender Agent upon the continuing failure by any Hedge Counterparty to perform its obligations during the two Business Days following a demand made by the Borrower on such Hedge Counterparty, and shall take such action with respect to such continuing failure as may be directed by the Agent.

(c) In the event that any Hedge Counterparty no longer maintains the ratings specified in the definition of “Hedge Counterparty,” then within 30 days after receiving notice of such decline in the creditworthiness of such Hedge Counterparty as determined by any Rating Agency, either (x) such Hedge Counterparty, upon the receipt of the consent of the Agent, will enter into an arrangement the purpose of which shall be to assure performance by the Hedge Counterparty of its obligations under the applicable Hedging Agreement; or (y) the Borrower shall, at its option and with the written consent (in its sole discretion) of the Agent, either (i) cause such Hedge Counterparty to pledge securities in the manner provided by applicable law which shall be held by the Collateral Agent, for the benefit of the Secured Parties, free and clear of the Lien of any third party, in a manner conferring on the Collateral Agent a perfected first Lien in such securities securing such Hedge Counterparty’s performance of its obligations under the applicable Hedging Agreement, (ii) provided that a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of Section 10.6(d) has been obtained, (A) provide written notice to such Hedge Counterparty (with a copy to the Collateral Agent, each Lender Agent and the Agent) of its intention to terminate the applicable Hedging Agreement within such 30-day period and (B) terminate the applicable Hedging Agreement within such 30-day period, request the payment to it of all amounts due to the Borrower under the applicable Hedging Agreement through the termination date and deposit any such amounts so received, on the day of receipt, to the Collection Account, or (iii) establish any other arrangement (including an arrangement or arrangements in addition to or in substitution for any prior arrangement made in accordance with the provisions of this Section 10.6(c)) with the written consent (in its sole discretion) of the Agent (a “Qualified Substitute Arrangement”); provided, that in the event at any time any alternative arrangement established pursuant to the above shall cease to be satisfactory to the Agent, then the provisions of this Section 10.6(c), shall again be applied and in connection therewith the 30-day period referred to above shall commence on the date the Borrower receives notice of such cessation or termination, as the case may be.

(d) Unless an alternative arrangement pursuant to clause (x) or (y)(i) or (y)(iii) of Section 10.6(c) is being established, the Borrower shall use its best efforts to obtain a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of this Section 10.6 during the 30-day period referred to in Section 10.6(c). The Borrower shall not terminate the Hedging Agreement unless, prior to the expiration of the 30-day period referred to in said Section 10.6(c), the Borrower delivers to the Collateral Agent (with a copy to the Agent and each Lender Agent) (i) a Replacement Hedging Agreement or Qualified Substitute Arrangement, (ii) to the extent applicable, an Opinion of Counsel reasonably satisfactory to the Agent as to the due authorization, execution and delivery and validity and enforceability of such Replacement Hedging Agreement or Qualified Substitute Arrangement, as the case may be, and (iii) evidence that the Agent has consented in writing to the termination of the applicable Hedging Agreement and its replacement with such Replacement Hedging Agreement or Qualified Substitute Arrangement.

(e) The Borrower shall notify the Agent, each Lender Agent and the Collateral Agent within five Business Days after a Responsible Officer of such Person shall obtain knowledge that the senior unsecured debt rating of a Hedge Counterparty has been withdrawn or reduced by any Rating Agency.

(f) The Borrower may at any time obtain a Replacement Hedging Agreement with the consent (in its sole discretion) of the Agent.

(g) The Borrower shall not agree to any amendment to any Hedging Agreement without the consent (in its sole discretion) of the Agent.

(h) The Borrower shall notify the Agent, each Lender Agent and the Collateral Agent after a Responsible Officer of the Borrower shall obtain actual knowledge of the transfer by the related Hedge Counterparty of any Hedging Agreement, or any interest or obligation thereunder.

(i) The Borrower, with the consent of the Agent in its sole discretion, may sell all or a portion of the Hedging Agreements; provided, that no consent of the Agent shall be required for the sale of all or a portion of any Hedging Agreement relating to Fixed Rate Collateral Obligations not counted as “excess” pursuant to clause (d) of the definition of “Excess Concentration Amount.” The Borrower shall have the duty of obtaining a fair market value price for the sale of any Hedging Agreement, notifying the Agent, each Lender Agent, the Collateral Administrator and the Collateral Agent of prospective purchasers and bids, and selecting the purchaser of such Hedging Agreement. The Borrower and, at the Borrower’s request, the Collateral Agent, upon receipt of the purchase price in the Collection Account shall, with the prior written consent of the Agent, execute all documentation necessary to release the Lien of the Collateral Agent on such Hedging Agreement and proceeds thereof.

Notwithstanding the foregoing, with respect to any Collateral Obligation, the Borrower may include in an Asset Approval Request provisions of Hedging Agreements applicable to such Collateral Obligation, and, if nothing to the contrary is included in the related Approval Notice delivered to the Borrower by the Agent, the provisions relating to Hedging Agreements in the Asset Approval Request shall control to the extent such provisions conflict with this Section 10.6. Notwithstanding anything to the contrary in this Section 10.6, the parties hereto agree that should the Borrower fail to observe or perform any of its obligations under this Section 10.6 with respect to any Hedging Agreement, the sole result will be that the Collateral Obligation or Collateral Obligations that are the subject of such Hedging Agreement shall immediately cease to be Eligible Collateral Obligations for all purposes under this Agreement.

Section 10.7 Know Your Customer. Promptly upon the request of any Lender or the Agent, the Borrower shall supply, or procure the supply of, such documentation and other evidence as is requested by such Lender or the Agent (for itself or on behalf of any Lender or any prospective Lender) in order for such Lender or Agent (or any prospective Lender) to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to the Borrower under all applicable laws and regulations pursuant to the transactions contemplated under the Transaction Documents.

Section 10.8 Taxes. For U.S. federal income tax purpose, the Borrower will be an entity disregarded as separate from the Equityholder and the Equityholder or its parent will be treated as a United States person for U.S. federal income tax purposes. The Borrower will file on a timely basis all federal and other material Tax returns required to be filed, if any, and will pay all federal and other material Taxes due and payable by it and any assessments made against it or any of its property (other than any amount the validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with Appropriate Accounting Principles are provided on the books of the Borrower).

Section 10.9 Merger, Consolidation, Etc. The Borrower shall not merge or consolidate with any other Person or permit any other Person to become the successor to all or substantially all of its business or assets without the prior written consent of the Agent in its sole discretion.

Section 10.10 Deposit of Collections. The Borrower shall transfer, or cause to be transferred, all Collections to the Collection Account by the close of business on the Business Day following the date such Collections are received by the Borrower, the Equityholder, the Servicer or any of their respective Affiliates.

Section 10.11 Indebtedness; Guarantees. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness other than Indebtedness permitted under the Transaction Documents. The Borrower shall incur no Indebtedness secured by the Collateral other than the Obligations. The Borrower shall not assume, guarantee, endorse or otherwise be or become directly or contingently liable for the obligations of any Person by, among other things, agreeing to purchase any obligation of another Person, agreeing to advance funds to such Person or causing or assisting such Person to maintain any amount of capital, other than as expressly permitted under the Transaction Documents.

Section 10.12 Limitation on Purchases from Affiliates. Other than pursuant to the Sale Agreement, the Borrower shall not purchase any asset from the Equityholder or the Servicer or any Affiliate of the Borrower, the Equityholder or the Servicer; provided that, notwithstanding the foregoing and for the avoidance of doubt, the Borrower may purchase assets from GSO Capital Partners LP or any Affiliate thereof (other than the Equityholder or the Servicer) pursuant to an agreement other than the Sale Agreement, provided such purchase reflects arm’s length market terms.

Section 10.13 Documents. Except as otherwise expressly permitted herein, it shall not cancel or terminate any of the Transaction Documents to which it is party (in any capacity), or consent to or accept any cancellation or termination of any of such agreements, or amend or otherwise modify any term or condition of any of the Transaction Documents to which it is party (in any capacity) or give any consent, waiver or approval under any such agreement, or waive any default under or breach of any of the Transaction Documents to which it is party (in any capacity) or take any other action under any such agreement not required by the terms thereof, unless (in each case) the Agent shall have consented thereto in its sole discretion.

Section 10.14 Preservation of Existence. It shall do or cause to be done all things necessary to (i) preserve and keep in full force and effect its existence as a limited liability company and take all reasonable action to maintain its rights and franchises in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited liability company in good standing in each jurisdiction where the failure to qualify and remain qualified would reasonably be expected to have a Material Adverse Effect.

Section 10.15 Limitation on Investments. The Borrower shall not form, or cause to be formed, any Subsidiaries; or make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Transaction Documents.

Section 10.16 Distributions. (a) The Borrower shall not declare or make (i) payment of any distribution on or in respect of any equity interests, or (ii) any payment on account of the purchase, redemption, retirement or acquisition of any option, warrant or other right to acquire such equity interests; provided that the Borrower may make a distribution of (A)(1) Interest

Collections, (2) during any 12-month period, an aggregate amount of Principal Collections or proceeds of any Loan equal to 10% of the Aggregate Eligible Collateral Obligation Amount as of the first day of such 12-month period during the Revolving Period, (3) any Principal Collections or proceeds of any Loan in excess of the amount permitted under the foregoing clause (2), and (4) with the prior written consent of the Agent (which consent shall not be unreasonably withheld, conditioned or delayed), any Collateral Obligations or other assets of the Borrower, in each case, as set forth in clauses (A)(1) through (A)(4), if after giving effect to such distribution, (v) as certified in writing by the Borrower and Servicer to the Agent (with a copy to each Lender Agent), sufficient proceeds remain for all payments to be made pursuant to Section 8.3(a) (other than clause (N) thereof) on the next Distribution Date, (w) no Unmatured Event of Default, Event of Default, Unmatured Servicer Event of Default or Servicer Event of Default shall have occurred and be continuing, and (x) the Borrowing Base Condition is satisfied, (B) amounts paid (or released or distributed) to it pursuant to Section 8.3(a) on the applicable Distribution Date and (C) the proceeds of any Loan on the applicable Loan Date, if after giving effect to such distribution, (y) no Unmatured Event of Default, Event of Default, Unmatured Servicer Event of Default or Servicer Event of Default shall have occurred and be continuing or (y) the Borrowing Base Condition is satisfied, but only if such Loan is made in respect of an Eligible Collateral Obligation acquired by the Borrower either (1) prior to such Loan Date if such Eligible Collateral Obligation was identified on the related Asset Approval Request as an asset with respect to which the Borrower intends to make a future distribution pursuant to this Section 10.16(a)(C)(1) or (2) on such Loan Date; provided further, the Borrower shall only make distributions to the Equityholder during the Revolving Period and in accordance with this Section 10.16.

(b) Prior to foreclosure by the Agent upon any Collateral pursuant to Section 13.3(c), nothing in this Section 10.16 or otherwise in this Agreement shall restrict (i) the Servicer from exercising any Warrant Assets issued to it by Obligors from time to time or (ii) the Borrower from exercising any Warrant Assets issued to it by Obligors from time to time to the extent funds are available to the Borrower under Section 8.3(a) or made available to the Borrower.

Section 10.17 Performance of Borrower Assigned Agreements. The Borrower shall (i) perform and observe in all material respects all the terms and provisions of the Transaction Documents (including each of the Borrower Assigned Agreements) to which it is a party to be performed or observed by it, maintain such Transaction Documents in full force and effect, and enforce such Transaction Documents in accordance with their terms, and (ii) upon reasonable request of the Agent, make to any other party to such Transaction Documents such demands and requests for information and reports or for action as the Borrower is entitled to make thereunder.

Section 10.18 Material Modifications. The Borrower shall not consent to a Material Modification with respect to any Collateral Obligation without the express written consent of the Agent (in its sole discretion).

Section 10.19 Further Assurances; Financing Statements. (a) The Borrower agrees that at any time and from time to time, at its expense and upon reasonable request of the Agent or the Collateral Agent (acting solely at the request of the Agent), it shall promptly execute and deliver all further instruments and documents, and take all reasonable further action, that is necessary or desirable to perfect and protect the assignments and security interests granted or purported to be granted by this Agreement or to enable the Collateral Agent or any of the Secured Parties to exercise and enforce its rights and remedies under this Agreement with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower authorizes the filing of such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or desirable or that the Collateral Agent (acting solely at the Agent’s request) may reasonably request to protect and preserve the assignments and security interests granted by this Agreement. Such financing statements filed against the Borrower may describe the Collateral in the same manner specified in Section 12.1 or in any other manner as the Agent may reasonably determine is necessary to ensure the perfection of such security interest (without disclosing the names of, or any information relating to, the Obligors thereunder), including describing such property as all assets or all personal property of the Borrower whether now owned or hereafter acquired.

(b) The Borrower and each Secured Party hereby severally authorize the Collateral Agent, upon receipt of written direction from the Agent, to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral.

(c) It shall furnish to the Collateral Agent and the Agent from time to time such statements and schedules further identifying and describing the Related Security and such other reports in connection with the Collateral as the Collateral Agent (acting solely at the Agent’s request) or the Agent may reasonably request, all in reasonable detail.

Section 10.20 Obligor Payment Instructions. The Borrower acknowledges that the power of attorney granted in Section 13.10 to the Collateral Agent permits the Collateral Agent to send (at the Agent’s written direction after the occurrence of an Event of Default) Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral and the obligation to make payments to an Account as directed by the Collateral Agent (at the written direction of the Agent).

Section 10.21 Delivery of Collateral Obligation Files. The Borrower (or the Servicer on behalf of the Borrower) shall deliver to the Collateral Administrator in .pdf format at gsostonestreetllc@virtus.com (with a copy to the Agent at the following e-mail addresses (for electronic copies): US-operfinsmo-distribution@sgcib.com, Venky.jayaraman@sgcib.com and Edward.deserio@sgcib.com, and a copy to each Lender Agent) the Collateral Obligation Files identified on the related Document Checklist promptly upon receipt but in no event later than five (5) Business Days of the related Funding Date; provided that any file stamped document included in any Collateral Obligation File shall be delivered as soon as they are reasonably available (even if not within five (5) Business Days of the related Funding Date).

Section 10.22 Sanctions. The Borrower shall not request any Loan, and shall not (and shall procure that its Affiliates and its or their respective directors, officers, employees and agents shall not) use the proceeds of any Loan, in each case, directly or indirectly, for (1) the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any country that is the subject of any Sanctions, or (2) in any manner that would result in the violation of any applicable Sanctions.

Section 10.23 Anti-Corruption and Anti-Money Laundering Laws. No portion of the proceeds of any Loan will be used, directly or indirectly, (a) in violation of Anti-Corruption Laws or Anti-Money Laundering Laws, or (b) for any payment, promise to pay, or authorization of any payment (or giving of anything of value) to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business, or obtain any improper advantage, in violation of Anti-Corruption Laws.

Section 10.24 Beneficial Ownership Certification. Promptly following any request therefor, the Borrower shall deliver to the Agent information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation, including any Beneficial Ownership Certification in relation to the Borrower. Any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification shall be furnished to the Agent promptly.

ARTICLE XI

THE COLLATERAL AGENT AND THE COLLATERAL ADMINISTRATOR

Section 11.1 Appointment of Collateral Agent and Collateral Administrator. Citibank, N.A. is hereby appointed as Collateral Agent pursuant to the terms hereof. The Secured Parties hereby appoint the Collateral Agent to act exclusively as the agent for purposes of perfection of a security interest in the Collateral and Collateral Agent of the Secured Parties to act as specified herein and in the other Transaction Documents to which the Collateral Agent is a party. Virtus Group, LP is hereby appointed as Collateral Administrator pursuant to the terms hereof

Section 11.2 Monthly Reports. The Collateral Administrator shall prepare the Monthly Report in accordance with Section 8.5 and the Collateral Agent shall distribute funds in accordance with such Monthly Report in accordance with Section 8.3.

Section 11.3 Collateral Administration. The Collateral Administrator shall maintain a database of certain characteristics of the Collateral on an ongoing basis, and provide to the Borrower, the Servicer, the Agent and the Lender Agents certain reports, schedules and calculations, all as more particularly described in this Section 11.3, based upon information and data received from the Borrower and/or the Servicer pursuant to Section 7.7 or from the Lender Agents and/or the Agent.

(a) In connection therewith, the Collateral Administrator shall:

(i) within 15 days after the Effective Date, create a Collateral database with respect to the Collateral that has been pledged to the Collateral Agent for the benefit of the Secured Parties from time to time, comprised of the Collateral Obligations credited to the Accounts from time to time and Permitted Investments in which amounts held in the Accounts may be invested from time to time, as provided in this Agreement (the “Collateral Database”);

(ii) update the Collateral Database on a periodic basis for changes and to reflect the sale or other disposition of assets included in the Collateral and any additional Collateral granted to the Collateral Agent from time to time, in each case based upon, and to the extent of, information furnished to the Collateral Administrator by the Borrower, the Servicer or the Agent as may be reasonably required by the Collateral Administrator from time to time or based upon notices received by the Collateral Administrator from the issuer, or trustee or agent bank under an underlying instrument, or similar source);

(iii) track the receipt and allocation to the Collection Account of Principal Collections and Interest Collections and any withdrawals therefrom and, on each Business Day, provide to the Servicer and Agent daily reports reflecting such actions to the accounts as of the close of business on the preceding Business Day and the Collateral Administrator shall provide any such report to the Agent or the Servicer upon its request therefor;

(iv) prepare and deliver to the Agent, each Lender Agent, the Borrower and the Servicer on each Reporting Date, the Monthly Report and any update pursuant to Section 8.5 when requested by the Servicer, the Borrower or the Agent, on the basis of the information contained in the Collateral Database as of the applicable Determination Date, the information provided by each Lender Agent and the Agent pursuant to Section 3.4 and such other information as may be provided to the Collateral Administrator by the Borrower, the Servicer, the Agent, any Lender Agent or any Lender;

(v) provide other such information with respect to the Collateral granted to the Collateral Agent and not released as may be routinely maintained by the Collateral Administrator in performing its ordinary Collateral Administrator function pursuant hereunder, as the Borrower, the Servicer, the Agent, any Lender Agent or any Lender may reasonably request from time to time;

(vi) upon the written request of the Servicer on any Business Day and within three hours after the Collateral Administrator’s receipt of such request (provided such request is received by 12:00 Noon (New York time) on such date (otherwise such request will be deemed made on the next succeeding Business Day), the Collateral Administrator shall perform the following functions: as of the date the Servicer commits on behalf of the Borrower to purchase Collateral Obligations to be included in the Collateral, perform a pro forma calculation of the tests and other requirements set forth in Sections 6.2(e), in each case, based upon information contained in the Collateral Database and report the results thereof to the Servicer in a mutually agreed format;

(vii) upon the Collateral Administrator’s receipt on any Business Day of written notification from the Servicer of its intent to sell (in accordance with Section 7.10) Collateral Obligations, the Collateral Administrator shall perform, within three hours after the Collateral Administrator’s receipt of such request (provided such request is received by no later than 12:00 Noon (New York time) on such date (otherwise such request will be deemed made on the next succeeding Business Day) a pro forma calculation of the tests set forth in Sections 7.10(a)(i)(A), (B) and (C) based upon information contained in the Collateral Database and information furnished by the Servicer, compare the results thereof and report the results to the Servicer in a mutually agreed format; and

(viii) track the Principal Balance of each Collateral Obligation and report such balances to the Agent and the Servicer upon request.

(b) The Collateral Administrator shall provide to the Servicer a copy of all written notices and communications identified as being sent to it in connection with the Collateral Obligations and the other Collateral held hereunder which it receives from the related Obligor, participating bank and/or agent bank. In no instance shall the Collateral Agent, the Collateral Custodian nor the Collateral Administrator be under any duty or obligation to take any action on behalf of the Servicer in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer, prior to the occurrence of an Event of Default or a Servicer Event of Default or the Agent, after the occurrence of an Event of Default or a Servicer Event of Default, in which event the Collateral Agent shall only vote, consent or take such other action in accordance with such instructions. In the absence of such instructions, no action will be taken.

(c) In addition to the above:

(i) The Agent and each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting solely at the direction of the Agent) as its agent to execute and deliver all further instruments and documents, and take all further action (solely at the written direction of the Agent) that the Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution or filing by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral Obligations now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 11.3(c)(i) shall be deemed to relieve the Borrower or the Servicer of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 10.1. It is understood and agreed that any and all actions performed by the Collateral Agent in connection with this Section 11.3(c)(i) shall be at the written direction of the Agent, and the Collateral Agent shall have no responsibility or liability in connection with determining any actions necessary or desirable to perfect, protect or more fully secure the security interest granted by the Borrower hereunder or to enable any Person to exercise or enforce any of their respective rights hereunder.

(ii) The Agent may direct the Collateral Agent in writing to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Agent, any Secured Parties or otherwise if the taking of such action, in the determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Agent within 10 Business Days of its receipt of such request, then the Agent shall be deemed to have declined to consent to the relevant action.

(iii) Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it (x) unless and until (and to the extent) expressly so directed by the Agent or (y) prior to the Facility Termination Date (and upon such occurrence, the Collateral Agent shall act in accordance with the written instructions of the Agent pursuant to clause (x)). The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Agent has knowledge of such matter or written notice thereof is received by the Collateral Agent.

(d) If, in performing its duties under this Agreement, the Collateral Agent or the Collateral Administrator is required to decide between alternative courses of action, the Collateral Agent or the Collateral Administrator, as the case may be, may request written instructions from the Agent as to the course of action desired by it. If the Collateral Agent or the Collateral Administrator, as the case may be, does not receive such instructions within two Business Days after it has requested them, the Collateral Agent or the Collateral Administrator, as the case may be, may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent or the Collateral Administrator, as the case may be, shall act in accordance with instructions received after such two Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent and the Collateral Administrator shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e) Concurrently herewith, the Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Account Control Agreement and any other related agreements in the form delivered to the Collateral Agent. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Account Control Agreement and any other related agreements in such capacity.

Section 11.4 Removal or Resignation of Collateral Agent and Collateral Administrator.

(a) The Collateral Agent may at any time resign and terminate its obligations under this Agreement upon at least 60 days’ prior written notice to the Servicer, the Borrower, the Agent and each Lender Agent; provided, that no resignation or removal of the Collateral Agent will be permitted unless a successor Collateral Agent has been appointed which successor Collateral Agent, so long as no Unmatured Servicer Event of Default, Servicer Event of Default, Unmatured Event of Default or Event of Default has occurred and is continuing, is reasonably acceptable to the Servicer. Promptly after receipt of notice of the Collateral Agent’s resignation, the Agent shall promptly appoint a successor Collateral Agent (which successor Collateral Agent shall be reasonably acceptable to the Majority Lenders and the Borrower) by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Servicer, each Lender Agent, the resigning Collateral Agent and to the successor Collateral Agent. In the event no successor Collateral Agent shall have been appointed within 60 days after the giving of notice of such resignation, the Collateral Agent may petition any court of competent jurisdiction to appoint a successor Collateral Agent. The Agent upon at least 60 days’ prior written notice to the Collateral Agent, the Borrower and each Lender Agent, may with or without cause remove and discharge the Collateral Agent or any successor Collateral Agent thereafter appointed from the performance of its duties under this Agreement. Promptly after giving notice of removal of the Collateral Agent, the Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Collateral Agent (which successor Collateral Agent shall be reasonably acceptable to the Majority Lenders and the Borrower). Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Collateral Agent and the successor Collateral Agent, with a copy delivered to the Borrower, each Lender Agent and the Servicer.

(b) The Collateral Administrator may at any time resign and terminate its obligations under this Agreement upon at least 60 days’ prior written notice to the Servicer, the Borrower, the Agent and each Lender Agent; provided, that no resignation or removal of the Collateral Administrator will be permitted unless a successor Collateral Administrator has been appointed which successor Collateral Administrator, so long as no Unmatured Servicer Event of Default, Servicer Event of Default, Unmatured Event of Default or Event of Default has occurred and is continuing, is reasonably acceptable to the Servicer. Promptly after receipt of notice of the Collateral Administrator’s resignation, the Agent shall promptly appoint a successor Collateral Administrator (which successor Collateral Administrator shall be reasonably acceptable to the Majority Lenders and the Borrower) by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Servicer, each Lender Agent, the resigning Collateral Administrator and to the successor Collateral Administrator. In the event no successor Collateral Administrator shall have been appointed within 60 days after the giving of notice of such resignation, the Collateral Administrator may petition any court of competent jurisdiction to appoint a successor Collateral Administrator. The Agent upon at least 60 days’ prior written notice to the Collateral Administrator, the

Borrower and each Lender Agent, may with or without cause remove and discharge the Collateral Administrator or any successor Collateral Administrator thereafter appointed from the performance of its duties under this Agreement. Promptly after giving notice of removal of the Collateral Administrator, the Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Collateral Administrator (which successor Collateral Administrator shall be reasonably acceptable to the Majority Lenders and the Borrower). Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Collateral Administrator and the successor Collateral Administrator, with a copy delivered to the Borrower, each Lender Agent and the Servicer.

Section 11.5 Representations and Warranties. The Collateral Agent represents and warrants to the Borrower, the Agent, the Lenders and Servicer that:

(a) the Collateral Agent has the corporate power and authority and the legal rights to execute and deliver, and to perform its obligations under, this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(b) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Official Body and no consent of any other Person (including any stockholder or creditor of the Collateral Agent) is required in connection with the execution, delivery performance, validity or enforceability of this Agreement; and

(c) this Agreement has been duly executed and delivered on behalf of the Collateral Agent and constitutes a legal, valid and binding obligation of the Collateral Agent enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law).

Section 11.6 No Adverse Interest of Collateral Agent. By execution of this Agreement, the Collateral Agent represents and warrants that it currently holds and during the existence of this Agreement shall hold, no adverse interest, by way of security or otherwise, in any Collateral Obligation or any document in the Collateral Obligation Files. Neither the Collateral Obligations nor any documents in the Collateral Obligation Files shall be subject to any security interest, lien or right of set-off by the Collateral Agent or any third party claiming through the Collateral Agent, and the Collateral Agent shall not pledge, encumber, hypothecate, transfer, dispose of, or otherwise grant any third party interest in, the Collateral Obligations or documents in the Collateral Obligation Files, except that the preceding clause shall not apply to the Collateral Agent or the Collateral Custodian with respect to (i) the Collateral Agent Fees and Expenses or the Collateral Custodian Fees and Expenses, and (ii) in the case of any accounts, with respect to (x) returned or charged-back items, (y) reversals or cancellations of payment orders and other electronic fund transfers, or (z) overdrafts in the Collection Account.

Section 11.7 Reliance of Collateral Agent and Collateral Administrator.

(a) In the absence of bad faith on the part of the Collateral Agent, the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document furnished to the Collateral Agent, reasonably believed by the Collateral Agent to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement; but in the case of a request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Collateral Agent, the Collateral Agent shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that they conform on their face to the form required by such provision. For avoidance of doubt, Collateral Agent may rely conclusively on the Officer’s Certificate of the Servicer. The Collateral Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(b) In the absence of bad faith on the part of the Collateral Administrator, the Collateral Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document furnished to the Collateral Administrator, reasonably believed by the Collateral Administrator to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement; but in the case of a request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Collateral Administrator, the Collateral Administrator shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that they conform on their face to the form required by such provision. For avoidance of doubt, Collateral Administrator may rely conclusively on the Officer’s Certificate of the Servicer. The Collateral Administrator shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

Section 11.8 Limitation of Liability and Collateral Agent and Collateral Administrator Rights. (a) Each of the Collateral Agent and the Collateral Administrator may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent and Collateral Administrator may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Agent or (b) the verbal instructions of the Agent.

(b) Each of the Collateral Agent and the Collateral Administrator may consult counsel satisfactory to it with a national reputation in the applicable matter and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) Neither the Collateral Agent nor the Collateral Administrator shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, reckless disregard or grossly negligent performance or omission of its duties.

(d) Neither the Collateral Agent nor the Collateral Administrator makes any warranty or representation and shall have any responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will be required to and will make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. Neither the Collateral Agent nor the Collateral Administrator shall be obligated to take any action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) Neither the Collateral Agent nor the Collateral Administrator shall have any duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and the other Transaction Documents to which it is a party and no covenants or obligations shall be implied in this Agreement against the Collateral Agent or the Collateral Administrator, as applicable.

(f) Neither the Collateral Agent nor the Collateral Administrator shall be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that neither the Collateral Agent nor the Collateral Administrator is guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h) In case any reasonable question arises as to its duties hereunder, each of the Collateral Agent and the Collateral Administrator may, prior to the occurrence of an Event of Default, request instructions from the Servicer and may, after the occurrence of an Event of Default, request instructions from the Agent, and shall be entitled at all times to refrain from taking any action unless it has received written instructions from the Servicer or the Agent, as applicable. Neither the Collateral Agent nor the Collateral Administrator shall in any events have any liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Agent. In no event shall the Collateral Agent or the Collateral Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent or the Collateral Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) In the event that the Collateral Custodian is not the same entity as the Collateral Agent, the Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian.

(j) Without limiting the generality of any terms of this section, neither the Collateral Agent nor the Collateral Administrator shall have any liability for any failure, inability or unwillingness on the part of the Servicer, the Agent or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent or the Collateral Administrator, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have any liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s or the Collateral Administrator’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(k) Neither the Collateral Agent nor the Collateral Administrator shall be bound to make any investigation into the facts or matters stated in any certificate, report or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Agent and the Collateral Administrator shall examine the same to determine whether it conforms on its face to the requirements hereof. Neither the Collateral Agent nor the Collateral Administrator shall be deemed to have knowledge or notice of any matter unless actually known to a Responsible Officer of the Collateral Agent or the Collateral Administrator. It is expressly acknowledged by the Borrower, the Servicer, the Agent and each Lender Agent that application and performance by the Collateral Agent or the Collateral Administrator of its various duties hereunder (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Servicer, the Agent, any Lender Agent, the Borrower and/or any related bank agent, obligor or similar party with respect to the Collateral Obligation, and neither the Collateral Agent nor the Collateral Administrator shall have any responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent or the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time.

(l) The Collateral Agent or the Collateral Administrator may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or, by or through agents or attorneys, and neither the Collateral Agent nor the Collateral Administrator shall be responsible for any misconduct or negligence on the part of any Lender Agent or attorney appointed hereunder with due care by it. None of the Collateral Agent, the Collateral Administrator or any of their respective affiliates, directors, officers, shareholders, agents or employees will be liable to the Servicer, Borrower or any other Person, except by reason of acts or omissions by the Collateral Agent or the Collateral Administrator constituting bad faith, willful misfeasance, gross negligence or reckless disregard of its respective duties hereunder. Neither the Collateral Agent nor the Collateral Administrator shall in any event have any liability for the actions or omissions of the Borrower, the Servicer, the Agent or any other Person, and shall have any liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Servicer, the Agent or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Agent’s or the Collateral Administrator’s own bad faith, willful misfeasance, gross negligence or reckless disregard of its duties hereunder. Neither the Collateral Agent nor the Collateral Administrator shall be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower or the Servicer, the Agent or another Person in furnishing necessary, timely and accurate information to the Collateral Agent or the Collateral Administrator.

(m) Neither the Collateral Agent nor the Collateral Administrator shall be under any obligation to exercise or honor any of the rights or powers vested in it by this Agreement at the request or direction of the Agent (or any other Person authorized or permitted to direct the Collateral Agent hereunder) pursuant to this Agreement, unless the Agent (or such other Person) shall have offered the Collateral Agent or the Collateral Administrator security or indemnity reasonably acceptable to the Collateral Agent or the Collateral Administrator against costs, expenses and liabilities (including any legal fees) that might reasonably be incurred by it in compliance with such request or direction.

(n) Neither the Collateral Agent nor the Collateral Administrator shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) neither the Collateral Agent nor the Collateral Administrator shall be subject to any fiduciary or other implied duties, regardless of whether a default has occurred and is continuing and (b) neither the Collateral Agent nor the Collateral Administrator shall have any duty to take any discretionary action or exercise any discretionary powers, except that the foregoing shall not limit any duty expressly set forth in this Agreement to include such rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed as indicated herein. Neither the Collateral Agent nor the Collateral Administrator shall be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Agent.

(o) Neither the Collateral Administrator nor the Collateral Agent shall have any duties or obligations under or in respect of any other agreement (including any agreement that may be referenced herein) to which it is not a party. The grant of any permissive right or power to the Collateral Agent hereunder shall not be construed to impose a duty to act.

(p) It is expressly acknowledged and agreed that neither the Collateral Administrator nor the Collateral Agent shall be responsible for, and shall not be under any duty to monitor or determine, compliance by any other person with the requirements of this Agreement.

(q) The Collateral Agent and the Collateral Administrator may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates and the respective directors, officers, employees, agents and advisors of such person and its Affiliates (the “Related Parties”) for the Collateral Agent and the Collateral Administrator. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and the Collateral Administrator and any such sub-agent.

(r) The protections set forth in this Section 11.8 shall likewise be available and applicable to the Securities Intermediary and the Collateral Custodian.

Section 11.9 Tax Reports. Neither the Collateral Agent nor the Collateral Administrator shall be responsible for the preparation or filing of any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than in respect of the Collateral Agent’s compensation or for reimbursement of expenses.

Section 11.10 Merger or Consolidation. Any Person (i) into which the Collateral Agent or the Collateral Administrator may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent or the Collateral Administrator shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Agent or the Collateral Administrator substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent or the Collateral Administrator hereunder, shall be the successor to the Collateral Agent or the Collateral Administrator under this Agreement without further act of any of the parties to this Agreement.

Section 11.11 Collateral Agent and Collateral Administrator Compensation.

(a) As compensation for its activities hereunder, the Collateral Agent (in each of its capacities hereunder) shall be entitled to its fees from the Borrower as set forth in the Collateral Agent, Collateral Administrator and Collateral Custodian Fee Letter and any other accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer, or both but without duplication, to the Collateral Agent under the Transaction Documents (including, without limitation, Indemnified Amounts payable under ARTICLE XVI) (collectively, the “Collateral Agent Fees and Expenses”). The Borrower agrees to reimburse the Collateral Agent in accordance with the provisions of Section 8.3 for all reasonable, out-of-pocket, documented expenses, disbursements and advances incurred or made by the Collateral Agent in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents.

(b) As compensation for its activities hereunder, the Collateral Administrator (in each of its capacities hereunder) shall be entitled to its fees from the Borrower as set forth in the Collateral Agent, Collateral Administrator and Collateral Custodian Fee Letter and any other accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer, or both but without duplication, to the Collateral Administrator under the Transaction Documents (including, without limitation, Indemnified Amounts payable under ARTICLE XVI) (collectively, the “Collateral Administrator Fees and Expenses”). The Borrower agrees to reimburse the Collateral Administrator in accordance with the provisions of Section 8.3 for all reasonable, out-of-pocket, documented expenses, disbursements and advances incurred or made by the Collateral Administrator in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents.

(c) As compensation for its activities hereunder, the Collateral Custodian (in each of its capacities hereunder) shall be entitled to its fees from the Borrower as set forth in the Collateral Agent, Collateral Administrator and Collateral Custodian Fee Letter and any other accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer, or both but without duplication, to the Collateral Custodian under the Transaction Documents (including, without limitation, Indemnified Amounts payable under ARTICLE XVI) (collectively, the “Collateral Custodian Fees and Expenses”). The Borrower agrees to reimburse the Collateral Custodian in accordance with the provisions of Section 8.3 for all reasonable, out-of-pocket, documented expenses, disbursements and advances incurred or made by the Collateral Custodian in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents.

Section 11.12 Anti-Terrorism Laws. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, the Collateral Agent and the Collateral Custodian are required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent and the Collateral Custodian. Accordingly, each of the parties agrees to provide to the Collateral Agent and the Collateral Custodian, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent and the Collateral Custodian to comply with Applicable Laws as set forth above.

ARTICLE XII

GRANT OF SECURITY INTEREST

Section 12.1 Borrower’s Grant of Security Interest. As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations (including Loans, Interest, all Fees and other amounts at any time owing hereunder), the Borrower hereby assigns and pledges to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in and lien upon, all of the Borrower’s personal property, including the Borrower’s right, title and interest in and to the following (other than Retained Interests), in each case whether now or hereafter existing or in which Borrower now has or hereafter acquires an interest and wherever the same may be located (collectively, the “Collateral”):

(a) all Collateral Obligations;

(b) all Related Security;

(c) the Sale Agreement and all documents now or hereafter in effect to which the Borrower is a party (collectively, the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due under or pursuant to the Borrower Assigned Agreements, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Borrower Assigned Agreements,

(iii) claims of the Borrower for damages arising out of or for breach of or default under the Borrower Assigned Agreements, and (iv) the right of the Borrower to amend, waive or terminate the Borrower Assigned Agreements, to perform under the Borrower Assigned Agreements and to compel performance and otherwise exercise all remedies and rights under the Borrower Assigned Agreements; notwithstanding anything contained herein to the contrary, the Collateral shall not include the right of the Borrower to terminate the Servicer or replace the Servicer;

(d) all of the following (the “Account Collateral”):

(i) each Account, all funds held in any Account (other than Excluded Amounts), and all certificates and instruments, if any, from time to time representing or evidencing any Account or such funds,

(ii) all investments from time to time of amounts in the Accounts and all certificates and instruments, if any, from time to time representing or evidencing such investments,

(iii) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent or any Secured Party or any assignee or agent on behalf of the Collateral Agent or any Secured Party in substitution for or in addition to any of the then existing Account Collateral, and

(iv) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Account Collateral;

(e) all additional property that may from time to time hereafter be granted and pledged by the Borrower or by anyone on its behalf under this Agreement;

(f) all Accounts, all Certificated Securities, all Chattel Paper, all Documents, all Equipment, all Financial Assets, all General Intangibles, all Instruments, all Investment Property, all Inventory, all Securities Accounts, all Security Certificates, all Security Entitlements and all Uncertificated Securities of the Borrower;

(g) each Hedging Agreement, including all rights of the Borrower to receive moneys due and to become due thereunder; and

(h) all proceeds, accessions, substitutions, rents and profits of any and all of the foregoing Collateral (including proceeds that constitute property of the types described in subsections (a) through (g) above) and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent or a Secured Party or any assignee or agent on behalf of the Collateral Agent or a Secured Party is the loss payee thereof) or any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.

Section 12.2 Borrower Remains Liable. Notwithstanding anything in this Agreement, (a) except to the extent of the Servicer’s duties under the Transaction Documents, the Borrower shall remain liable under the Collateral Obligations, Borrower Assigned Agreements and other agreements included in the Collateral to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by a Secured Party or the Collateral Agent of any of its rights under this Agreement shall not release the Borrower or the Servicer from any of their respective duties or obligations under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral, (c) the Secured Parties and the Collateral Agent shall not have any obligation or liability under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral by reason of this Agreement, and (d) neither the Collateral Agent nor any of the Secured Parties shall be obligated to perform any of the obligations or duties of the Borrower or the Servicer under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral or to take any action to collect or enforce any claim for payment assigned under this Agreement.

Section 12.3 Release of Collateral. Until the Obligations have been paid in full, the Collateral Agent may not release any Lien covering any Collateral except for (i) Collateral Obligations sold pursuant to Section 7.10, (ii) any Related Security identified by the Borrower (or the Servicer on behalf of the Borrower) to the Collateral Agent so long as the Facility Termination Date has not occurred or (iii) Repurchased Collateral Obligations or Substituted Collateral Obligation pursuant to Section 7.11.

In connection with the release of a Lien on any Collateral permitted pursuant to this Section 12.3 and conducted in the ordinary course of business consistent with industry standards and practices (including the use of escrows), the Collateral Agent, on behalf of the Secured Parties, will, at the sole expense of the Borrower, execute and deliver to the Borrower any assignments, bills of sale, termination statements and any other releases and instruments as the Borrower may reasonably request in order to effect the release and transfer of such Collateral; provided, that the Collateral Agent, on behalf of the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such sale or transfer and assignment.

ARTICLE XIII

EVENT OF DEFAULTS

Section 13.1 Event of Defaults. Each of the following shall constitute an Event of Default under this Agreement:

(a) any default in the payment when due of (i) any principal of any Loan or (ii) any other amount payable by the Borrower or the Servicer hereunder, including any Interest on any Loan, any fee, in each case, which default shall continue for three (3) Business Days;

(b) the Borrower or the Servicer shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, or any other Transaction Document on its part to be performed or observed and, except in the case of the covenants and agreements contained in Section 10.7, Section 10.9, Section 10.11 and Section 10.16 as to each of which no grace period shall apply, any such failure shall remain unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Servicer, and (ii) the date on which a Responsible Officer of the Borrower or the Servicer acquires knowledge thereof;

(c) any representation or warranty of the Borrower or the Servicer made or deemed to have been made hereunder or in any other Transaction Document or any other writing or certificate furnished by or on behalf of the Borrower or the Servicer to the Agent, any Lender Agent or any Lender for purposes of or in connection with this Agreement or any other Transaction Document (including any Monthly Report) shall prove to have been false or incorrect in any material respect when made or deemed to have been made and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Servicer, and (ii) the date on which a Responsible Officer of the Borrower or the Servicer acquires knowledge thereof; provided, that no breach shall be deemed to occur hereunder in respect of any representation or warranty relating to the “eligibility” of any Collateral Obligation if the Borrower complies with its obligations in Section 7.11 with respect to such Collateral Obligation;

(d) an Insolvency Event shall have occurred and be continuing with respect to either the Borrower, the Servicer or the Equityholder;

(e) the aggregate principal amount of all Loans outstanding hereunder exceeds the Borrowing Base and such condition continues unremedied for two consecutive Business Days;

(f) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any of the assets of the Borrower (other than a Permitted Lien), or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower;

(g) (i) any Transaction Document or any lien or security interest granted thereunder by the Borrower shall (except in accordance with its terms), in whole or in material part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower; or (ii) the Borrower or the Servicer or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document; or (iii) any security interest securing any Obligation shall, in whole or in part, cease to be a perfected first priority security interest (except, as to priority, for Permitted Liens) against the Borrower;

(h) a Servicer Event of Default shall have occurred and be continuing past any applicable notice or cure period provided in the definition thereof;

(i) the Borrower or the Servicer shall fail to pay any principal of or premium or interest on any Indebtedness having an aggregate principal amount of $250,000 or greater (or in the case of the Servicer, $5,000,000 or greater), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other default under any agreement or instrument relating to any such Indebtedness of the Borrower or the Servicer, as applicable, or any other event, shall occur and such default or event shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; or any early amortization event, pay out event or other similar event (other than as a result of a voluntary prepayment) shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such Indebtedness if the effect of such event is to cause the principal of such Indebtedness to be amortized on an accelerated basis;

(j) a Change of Control shall have occurred;

(k) the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act;

(l) failure on the part of the Borrower or the Servicer to (i) make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Principal Collections and Interest Collections or any other payment or deposit required to be made by the terms of the Transaction Documents, including, without limitation, to any Secured Party, Affected Person or Indemnitee) required by the terms of any Transaction Document in accordance with Section 7.3(b) and Section 10.10 or (ii) otherwise observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral;

(m) (i) failure of the Borrower to maintain at least one Independent Manager or (ii) the removal of any Independent Manager without Cause or prior written notice to the Agent and each Lender Agent (in each case as required by the organization documents of the Borrower); provided that, in the case of each of clauses (i) and (ii), the Borrower shall have five (5) Business Days to replace any Independent Manager upon the death or incapacitation of the current Independent Manager;

(n) the Borrower makes any assignment or attempted assignment of its respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of the Majority Lenders, which consent may be withheld in the exercise of their sole and absolute discretion;

(o) any court shall render a final, non-appealable judgment against the Borrower or the Servicer (i) in an amount in excess of $250,000 (or, with respect to the Servicer, $5,000,000) which shall not be satisfactorily stayed, discharged, vacated, set aside or satisfied within 60 days of the making thereof or (ii) for which the Agent shall not have received evidence satisfactory to it that an insurance provider for the Borrower or the Servicer, as applicable, has agreed to satisfy such judgment in full subject to any deductibles not exceeding $250,000 (or, with respect to the Servicer, $5,000,000); or the attachment of any material portion of the property of the Borrower or the Servicer which has not been released or provided for to the reasonable satisfaction of the Agent within 30 days after the making thereof;

(p) the Borrower shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that neither Weil, Gotshal & Manges LLP or any other reputable counsel could render a substantive nonconsolidation opinion with respect to the Borrower being substantively consolidated into the Equityholder upon an Insolvency Event with respect to the Equityholder; or

(q) failure to pay, on the Facility Termination Date, all outstanding Obligations.

Section 13.2 Effect of Event of Default.

(a) Optional Termination. Upon notice by the Collateral Agent, acting solely at the direction of the Agent or the Majority Lenders, that an Event of Default (other than an Event of Default described in Section 13.1(d)) has occurred, the Revolving Period will automatically terminate and no Loans will thereafter be made, and the Collateral Agent, acting solely at the direction of the Agent or the Majority Lenders, may declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment (all of which are hereby expressly waived by the Borrower) and the Facility Termination Date shall be deemed to have occurred.

(b) Automatic Termination. Upon the occurrence of an Event of Default described in Section 13.1(d), the Facility Termination Date shall be deemed to have occurred automatically, and all outstanding Loans under this Agreement and all other Obligations under this Agreement shall become immediately and automatically due and payable, all without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived by the Borrower).

Section 13.3 Rights upon Event of Default. If an Event of Default shall have occurred and be continuing, the Agent may, in its sole discretion, or shall at the direction of the Majority Lenders, direct the Collateral Agent to exercise any of the remedies specified herein in respect of the Collateral and the Collateral Agent shall promptly, solely at the written direction of the Agent or the Majority Lenders, also do one or more of the following (subject to Section 13.9):

(a) institute proceedings in its own name and on behalf of the Secured Parties as Collateral Agent for the collection of all Obligations, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Borrower and any other obligor with respect thereto moneys adjudged due, for the specific enforcement of any covenant or agreement in any Transaction Document or in the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Collateral Agent by Applicable Law or any Transaction Document;

(b) exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the right and remedies of the Collateral Agent and the Secured Parties which rights and remedies shall be cumulative; and

(c) require the Borrower and the Servicer, at the Servicer’s expense, to (1) assemble all or any part of the Collateral as directed by the Collateral Agent (solely at the direction of the Agent) and make the same available to the Collateral Agent at a place to be designated by the Collateral Agent (solely at the direction of the Agent) that is reasonably convenient to such parties and (2) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at a public or private sale, at any of the Collateral Agent’s or the Agent’s offices or elsewhere in accordance with Applicable Law. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent (solely at the direction of the Agent) may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied against all or any part of the outstanding Loans pursuant to Section 4.1 or otherwise in such order as the Collateral Agent shall be directed by the Agent (in its sole discretion).

Section 13.4 Collateral Agent May Enforce Claims Without Possession of Notes. All rights of action and of asserting claims under the Transaction Documents, may be enforced by the Collateral Agent without the possession of the Notes or the production thereof in any trial or other proceedings relative thereto, and any such action or proceedings instituted by the Collateral Agent shall be brought in its own name as Collateral Agent and any recovery of judgment, subject to the payment of the reasonable, out-of-pocket and documented expenses, disbursements and compensation of the Collateral Agent each predecessor Collateral Agent and their respective agents and attorneys, shall be for the ratable benefit of the holders of the Notes and other Secured Parties.

Section 13.5 Collective Proceedings. In any proceedings brought by the Collateral Agent to enforce the Liens under the Transaction Documents (and also any proceedings involving the interpretation of any provision of any Transaction Document), the Collateral Agent shall be held to represent all of the Secured Parties, and it shall not be necessary to make any Secured Party a party to any such proceedings.

Section 13.6 Insolvency Proceedings. In case there shall be pending, relative to the Borrower or any other obligor upon the Notes or any Person having or claiming an ownership interest in the Collateral, proceedings under the Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Borrower, its property or such other obligor or Person, or in case of any other comparable judicial proceedings relative to the Borrower or other obligor upon the Notes, or to the creditors of property of the Borrower or such other obligor, the Collateral Agent irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered but without any obligation, subject to Section 13.9(a), by intervention in such proceedings or otherwise:

(a) to file and prove a claim or claims for the whole amount of principal and Interest owing and unpaid in respect of the Notes, all other amounts owing to the Lenders and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Agent (including any claim for reimbursement of all expenses (including the fees and expenses of counsel) and liabilities incurred, and all advances, if any, made, by the Collateral Agent and each predecessor Collateral Agent except as determined to have been caused by its own gross negligence or willful misconduct) and of each of the other Secured Parties allowed in such proceedings;

(b) unless prohibited by Applicable Law and regulations, to vote (with the consent of the Agent) on behalf of the holders of the Notes in any election of a trustee, a standby trustee or person performing similar functions in any such proceedings;

(c) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute all amounts received with respect to the claims of the Secured Parties on their behalf; and

(d) to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Agent or the Secured Parties allowed in any judicial proceedings relative to the Borrower, its creditors and its property;

and any trustee, receiver, liquidator, collateral agent or trustee or other similar official in any such proceeding is hereby authorized by each of such Secured Parties to make payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of payments directly to such Secured Parties, to pay to the Collateral Agent such amounts as shall be sufficient to cover all reasonable expenses and liabilities incurred, and all advances made, by the Collateral Agent and each predecessor Collateral Agent except as determined to have been caused by its own negligence or willful misconduct.

Section 13.7 Delay or Omission Not Waiver. No delay or omission of the Collateral Agent or of any other Secured Party to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Section 13.7 or by law to the Collateral Agent or to the other Secured Parties may be exercised from time to time, and as often as may be deemed expedient, by the Collateral Agent or by the other Secured Parties, as the case may be.

Section 13.8 Waiver of Stay or Extension Laws. The Borrower waives and covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force (including filing a voluntary petition under Chapter 11 of the Bankruptcy Code and by the voluntary commencement of a proceeding or the filing of a petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect), which may affect the covenants, the performance of or any remedies under this Agreement; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefits or advantages of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Collateral Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 13.9 Limitation on Duty of Collateral Agent in Respect of Collateral. (a) Beyond the safekeeping of the documents delivered to it pursuant to Section 9.5 hereof, none of the Collateral Agent, the Collateral Administrator or the Collateral Custodian shall have any duty as to any Collateral in its possession or control or in the possession or control of any Lender Agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and none of the Collateral Agent, the Collateral Administrator or the Collateral Custodian shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. None of the Collateral Agent, the Collateral Administrator or the Collateral Custodian shall be liable or responsible for any misconduct, negligence or loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent, attorney or bailee selected by the Collateral Agent, the Collateral Administrator or the Collateral Custodian in good faith and with due care hereunder.

(b) None of the Collateral Agent, the Collateral Administrator or the Collateral Custodian shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, or for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(c) None of the Collateral Agent, the Collateral Administrator or the Collateral Custodian shall have any duty to act outside of the United States in respect of any Collateral located in any jurisdiction other than the United States.

Section 13.10 Power of Attorney. (a) The Borrower hereby irrevocably appoints the Collateral Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement including without limitation the following powers: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (iv) to sign any agreements, orders or other documents in connection with or pursuant to any

Transaction Document. Nevertheless, if so requested by the Collateral Agent (at the direction of the Agent), the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

(b) No person to whom this power of attorney is presented as authority for the Collateral Agent to take any action or actions contemplated by clause (a) shall inquire into or seek confirmation from the Borrower as to the authority of the Collateral Agent to take any action described below, or as to the existence of or fulfillment of any condition to the power of attorney described in clause (a), which is intended to grant to the Collateral Agent unconditionally the authority to take and perform the actions contemplated herein, and the Borrower irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this power of attorney. The power of attorney granted in clause (a) is coupled with an interest and may not be revoked or canceled by the Borrower until all obligations of the Borrower under the Transaction Documents have been paid in full and the Collateral Agent has provided its written consent thereto.

(c) Notwithstanding anything to the contrary herein, the power of attorney granted pursuant to this Section 13.10 shall only be effective after the occurrence of an Event of Default.

ARTICLE XIV

THE AGENT

Section 14.1 Appointment. Each Lender and each Lender Agent hereby irrevocably designates and appoints Société Generale as Agent hereunder and under the other Transaction Documents, and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Each Lender in each Lender Group hereby irrevocably designates and appoints the Lender Agent for such Lender Group as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes such Lender Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties thereunder as are expressly delegated to such Lender Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Agent nor any Lender Agent (the Agent and each Lender Agent being referred to in this Article as a “Note Agent”) shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Note Agent.

Section 14.2 Delegation of Duties. Each Note Agent may execute any of its duties under this Agreement and the other Transaction Documents by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Note Agent shall be responsible for the negligence or misconduct of any Lender Agents or attorneys-in-fact selected by it with reasonable care.

Section 14.3 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents, and its duties hereunder shall be administrative in nature. No Note Agent (acting in such capacity) nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 14.2 under or in connection with this Agreement or the other Transaction Documents (except, solely with respect to liability to the Borrower, for its, their or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any Person for any recitals, statements, representations or warranties of any Person (other than itself) contained in the Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, the Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Transaction Documents or any other document furnished in connection therewith or herewith, or for any failure of any Person (other than itself or its directors, officers, agents or employees) to perform its obligations under any Transaction Document or for the satisfaction of any condition specified in a Transaction Document. Except as otherwise expressly provided in this Agreement, no Note Agent shall be under any obligation to any Person to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, the Transaction Documents, or to inspect the properties, books or records of the Borrower or the Servicer.

Section 14.4 Reliance by Note Agents. Each Note Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to each of the Lenders), Independent Accountants and other experts selected by such Note Agent. Each Note Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith unless it shall first receive such advice or concurrence of the Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction (i) in the case of the Agent, by the Lenders or (ii) in the case of a Lender Agent, by the Lenders in its Lender Group, against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Each Lender Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Lenders in its Lender Group holding greater than 50% of the outstanding Loans held by such Lender Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders in such Lender Group.

Section 14.5 Notices. No Note Agent shall be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Event of Default unless it has received notice from the Servicer, the Borrower or any Lender, referring to this Agreement and describing such event. In the event that any Lender Agent receives such a notice, it shall promptly give notice thereof to the Lenders in its Lender Group. The Agent shall take such action with respect to such event as shall be reasonably directed in writing by the Required Lenders, and each Lender Agent shall take such action with respect to such event as shall be reasonably directed by Lenders in its Lender Group holding greater than 50% of the outstanding Loans held by such Lender Group; provided, that unless and until such Note Agent shall have received such directions, such Note Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders or of the Lenders in its Lender Group, as applicable.

Section 14.6 Non-Reliance on Note Agents. The Lenders expressly acknowledge that no Note Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Note Agent hereafter taken, including any review of the affairs of the Borrower or the Servicer, shall be deemed to constitute any representation or warranty by such Note Agent to any Lender. Each Lender represents to each Note Agent that it has, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, and the Collateral Obligations and made its own decision to purchase its interest in the Notes hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, and the Collateral Obligations. Except as expressly provided herein, no Note Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the Collateral or the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower, the Servicer or the Lenders which may come into the possession of such Note Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

In no event shall any Note Agent be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if such Note Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall such Note Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement.

Section 14.7 Indemnification. The Lenders agree to indemnify the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower or the Servicer under the Transaction Documents, and without limiting the obligation of such Persons to do so in accordance with the terms of the Transaction Documents), ratably according to the outstanding amounts of their Loans from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Agent or the affected Person in connection with any investigative, or judicial proceeding commenced or threatened, whether or not the Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Transaction Documents or any other document furnished in connection herewith or therewith.

Section 14.8 Successor Note Agent. The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent, effective upon its acceptance of such appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth in this Agreement. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. In addition, prior to any assignment or participation by Société Generale of any interest in its Commitment which, in either case, after giving effect to such assignment or participation would result in Société Generale holding (unparticipated) less than 25% of the Facility Amount, the Required Lenders shall be permitted to appoint a new Agent with the consent of the Servicer (such consent not to be unreasonably withheld, delayed or conditioned). With effect from the Resignation Effective Date (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents (except, in each case, such discharge shall not extend to any liabilities of such Agent arising from or related to acts or omissions of such Agent prior to the Resignation Effective Date) and (ii) except for any indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender Agent directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent (other than liabilities of such retiring or removed Agent arising from or related to acts or omissions of such Agent prior to such acceptance and other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents (except such discharge shall not extend to any liabilities of such retiring or removed Agent arising from or related to acts or omissions of such Agent prior to such acceptance). Any Lender Agent may resign as Lender Agent upon ten days’ notice to the Lenders in its Lender Group and the Agent (with a copy to the Borrower) with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Lender Agent pursuant to this Section 14.8. If a Lender Agent shall resign as Lender Agent under this Agreement, then Lenders in its Lender Group holding greater than 50% of the outstanding Loans held by such Lender Group shall appoint a successor agent for such Lender Group. After any Note Agent’s resignation hereunder, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Note Agent under this Agreement. No resignation of any Note Agent shall become effective until a successor Note Agent shall have assumed the responsibilities and obligations of such Note Agent hereunder; provided, that in the event a successor Note Agent is not appointed within 60 days after such notice of its resignation is given as permitted by this Section 14.8, the applicable Note Agent may petition a court for its removal.

Section 14.9 Note Agents in their Individual Capacity. Each Note Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or the Servicer as though such Note Agent were not a Lender Agent hereunder. Any Person which is a Note Agent may act as a Note Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity.

Section 14.10 Borrower Procedural Review. The Agent shall, at the Borrower’s expense, retain Protiviti, Inc. or another nationally recognized audit firm acceptable to the Agent in its sole discretion to conduct and complete a procedural review of the Collateral Obligations in compliance with the standards set forth on Exhibit B hereto once every six-month period at the request of the Agent. The Agent shall promptly forward the results of such audit to the Servicer.

Section 14.11 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or the Servicer, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or the Servicer, that:

(i) none of the Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Transaction Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) The Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XV

ASSIGNMENTS

Section 15.1 Restrictions on Assignments. Except as specifically provided herein, the Borrower may not assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Agent and the Majority Lenders in their respective sole discretion and any attempted assignment in violation of this Section 15.1 shall be null and void.

Section 15.2 Documentation. In connection with any permitted assignment, each Lender shall deliver to each assignee an assignment, in such form as such Lender and the related assignee may agree, duly executed by such Lender assigning any such rights, obligations, Loan or Note to the assignee; and such Lender shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee’s right, title and interest in and to the items assigned, and to enable the assignee to exercise or enforce any rights hereunder or under the Notes evidencing such Loan.

Section 15.3 Rights of Assignee. Upon the foreclosure of any assignment of any Loans made for security purposes, or upon any other assignment of any Loan from any Lender pursuant to this Article XV, the respective assignee receiving such assignment shall have all of the rights of such Lender hereunder with respect to such Loans and all references to the Lender or Lenders in Sections 4.3 or 5.1 shall be deemed to apply to such assignee.

Section 15.4 Assignment by Lenders. So long as no Event of Default or Servicer Event of Default has occurred and is continuing, no Lender may make any assignment, and no such assignment shall be permitted without the prior written consent of the Borrower (which consent, if such assignment is to a Person other than a Competitor and other than a Person included in the

Disqualified Investor List provided in Schedule 4, as updated by the Borrower with notice to the Agent from time to time, shall not be unreasonably withheld, delayed or conditioned), provided, that the prior written consent of the Borrower shall not be required for any proposed assignment (i) to an Affiliate of such Lender, (ii) to another Lender hereunder or (iii) if (x) such Lender makes a reasonable determination that its ownership of any of its rights or obligations hereunder (and under other similar facilities (if any) held by such Lender) is prohibited by the Volcker Rule and (y) to the extent such Lender is permitted by the applicable documentation, such Lender is making commercially reasonable efforts to assign its interest in other similar facilities in a manner similar to such proposed assignment, to any Person other than a Competitor, (iv) by a Conduit Lender to a Liquidity Bank, an Affiliate or its related Lender Agent or to a third party pursuant to the terms of a Liquidity Agreement (other than a Competitor), (v) by any assignee of a Conduit Purchaser contemplated by clause (iv) above back to such Conduit Lender or an Affiliate or (vi) in the case of an assignment of any Commitment (or any portion thereof) or any Loan (or any portion thereof), the assignee executes and delivers to the Servicer, the Borrower, the Agent, the Collateral Administrator and the Collateral Agent a fully executed Assignment Agreement substantially in the form of Exhibit I hereto, together with a processing and recordation fee of $3,500 payable to the Agent, such fee to paid by either the assigning Lender or the assignee Lender or shared between such Lenders. Each Lender shall endorse the Notes to reflect any assignments made pursuant to this Article XV or otherwise.

No party to this Agreement shall allow any interest in this Agreement, any Note or any participating interest therein to become (i) traded on an established securities market (as defined in Treasury Regulations Section 1.7704-1(b)) or (ii) readily tradable on a secondary market or the substantial equivalent thereof (as defined in Treasury Regulations Section 1.7704-1(c)), and no Person shall transfer, assign or participate any interest in this Agreement, any Note or any participating interest therein in any such established securities market or any such secondary market or the substantial equivalent thereof.

Section 15.5 Participations; Pledge. (a) At any time and from time to time, each Lender may, in accordance with Applicable Law, at any time grant participations in all or a portion of its Note and/or its interest in the Loans and other payments due to it under this Agreement to any Person (each, a “Participant”). Each Lender hereby acknowledges and agrees that (A) any such participation will not alter or affect such Lender’s direct obligations hereunder, and (B) none of the Borrower, the Servicer, the Agent, any Lender Agent, any Lender, the Collateral Administrator, the Collateral Agent nor the Servicer shall have any obligation to have any communication or relationship with any Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 4.3 and Section 5.1 (subject to the requirements and limitations therein, including the requirements under Section 4.3(f) (it being understood that the documentation required under Section 4.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Article XV; provided that such Participant (A) agrees to be subject to the provisions of Section 17.16 as if it were an assignee under this Article XV; and (B) shall not be entitled to receive any greater payment under Section 4.3 or Section 5.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent that such entitlement to receive a greater payment results from a change in any Applicable Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 17.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 17.1 as though it were a Lender.

(b) Notwithstanding anything in Section 15.5(a) to the contrary, each Lender may pledge its interest in the Loans and the Notes to any Federal Reserve Bank as collateral in accordance with Applicable Law without the prior written consent of any Person.

(c) Notwithstanding any other provision of this Section 15.5 and subject to Section 15.4, (i) any Conduit Lender may at any time pledge or grant a security interest in all or any portion of its interest in, to and under any Loan, this Agreement or any other Transaction Document to a collateral trustee (or similar security trustee) for its commercial paper program, without notice to or consent of the Borrower or the Agent; provided that, no such pledge or grant of a security interest shall release such Conduit Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Conduit Lender as a party hereto.

(d) Each Lender that sells a participation shall, acting solely for this purpose as a Lender Agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any obligations under any Transaction Document) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

ARTICLE XVI

INDEMNIFICATION

Section 16.1 Borrower Indemnity. The Borrower shall indemnify and hold harmless on an after-Tax basis the Lender, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Securities Intermediary and the Agent and their respective Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including all reasonable and documented legal fees and expenses of one law firm plus any local counsel deemed appropriate by such law firm) (all of the foregoing being collectively called “Indemnified Amounts”) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower of any kind or nature, which may at any time be imposed on, incurred by or asserted against any such Indemnitee in connection with (i) the execution, delivery and performance by the parties thereto of their respective obligations under this

Agreement or any other Transaction Document and the transactions contemplated hereby or thereby, and the consummation and administration of the transactions contemplated hereby and thereby (other than with respect to legal fees and disbursements incurred on or prior to the date hereof), including, without limitation any reasonable and documented out-of-pocket costs and expenses of the Agent in connection with any swap transaction with parties other than the Lender, or (ii) any actual or prospective claim, litigation, investigation or proceeding brought or threatened whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether such Indemnitee is designated a party thereto, relating to or arising out of this Agreement or any other Transaction Document or the transactions contemplated hereby and thereby, the Lender’s or the Agent’s activities in connection herewith or therewith or any actual or proposed use of proceeds of loans hereunder; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee. To the extent not covered in Section 4.3, this Section 16.1 shall not apply to Taxes (other than Taxes that are damages, losses, claims and liabilities arising in connection with a non-Tax claim).

Section 16.2 Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof.

Section 16.3 Contribution. If for any reason (other than the exclusions set forth in the first paragraph of Section 16.1) the indemnification provided above in Section 16.1 is unavailable to an Indemnitee or is insufficient to hold an Indemnitee harmless, then the Borrower agrees to contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnitee, on the one hand, and the Borrower and its Affiliates, on the other hand, but also the relative fault of such Indemnitee, on the one hand, and the Borrower and its Affiliates, on the other hand, as well as any other relevant equitable considerations.

Section 16.4 Net After-Tax Basis. Indemnification under Section 16.1 and Section 16.2 shall be in an amount necessary to make the Indemnitee whole after taking into account any Tax consequences, on a net after-Tax basis (including, for example, taking into account the deductibility of an applicable underlying damage, cost or expense) to the Indemnitee of the receipt of the indemnity provided hereunder (or of the incurrence of such applicable underlying damage, cost or expense), including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnitee.

ARTICLE XVII

MISCELLANEOUS

Section 17.1 No Waiver; Remedies. No failure on the part of any Lender, the Agent, the Collateral Agent, any Lender Agent, any Indemnitee or any Affected Person to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any of them of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Lender is hereby authorized by the Borrower during the existence of an Event of Default, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Borrower to the amounts owed by the Borrower under this Agreement, to the Agent, the Collateral Agent, any Lender Agent, any Affected Person, any Indemnitee or any Lender or their respective successors and assigns.

Section 17.2 Amendments, Waivers. This Agreement may not be amended, supplemented or modified nor may any provision hereof be waived except in accordance with the provisions of this Section 17.2. The Borrower and the Agent may, upon written notice to the Servicer and each Lender Agent, from time to time enter into written amendments, supplements, waivers or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of any party hereto or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement; provided, that no such amendment, supplement, waiver or modification shall (i) reduce the amount of or extend the maturity of any payment with respect to a Loan or reduce the rate or extend the time of payment of Interest thereon, or reduce or alter the timing of any other amount payable to any Lender hereunder, in each case without the consent of each Lender affected thereby, (ii) amend, modify or waive any provision of this Section 17.2 or Section 17.11, or reduce the percentage specified in the definition of Required Lenders, in each case without the written consent of all Lenders, (iii) amend, modify or waive any provision adversely affecting the obligations or duties of the Collateral Agent or the Collateral Administrator, in each case without the prior written consent of the Collateral Agent or the Collateral Administrator, as applicable, (iv) amend, modify or waive any provision adversely affecting the obligations or duties of the Agent, in each case without the prior written consent of the Agent, (v) amend, modify or waive any provision adversely affecting the obligations or duties of the Collateral Custodian, in each case without the prior written consent of the Collateral Custodian, (vi) constitute a Fundamental Amendment without the prior written consent of each Lender, (vii) waive any Event of Default or Servicer Event of Default without the prior written consent of the Majority Lenders or (viii) materially affect the rights or duties of the Servicer unless the Servicer has consented thereto. Notwithstanding the foregoing, if the LIBOR Rate ceases to exist or is reasonably expected to cease to exist within the succeeding three (3) months, the Borrower, the Servicer and the Agent may (and such parties will reasonably cooperate with each other in good faith in order to) amend this Agreement to replace references herein to the LIBOR Rate (and any associated terms and provisions) with any alternative floating reference rate (and any associated terms and provisions) that is then being generally used in U.S. credit markets for similar types of facilities. Upon execution of any amendments by the Borrower, the Servicer and the Agent as provided herein, the Servicer shall deliver a copy of such amendment to the Collateral Agent and the Collateral Administrator. Any waiver of any provision of this Agreement shall be limited to the provisions specifically set forth therein for the period of time set forth therein and shall not be construed to be a waiver of any other provision of this Agreement.

Section 17.3 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and shall be personally delivered or sent by certified mail, postage prepaid, or by email, to the intended party at the address or email address of such party set forth under its name on Annex A or at such other address or email address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one Business Day after having been given to such courier, and (d) if transmitted by electronic means, except that notices and communications pursuant to Section 2.2, shall not be effective until received.

The Collateral Agent (in each of its capacities) and the Collateral Administrator each agrees to accept and act upon instructions or directions pursuant to this Agreement or any document executed in connection herewith sent by unsecured email or other similar unsecured electronic methods, in each case, of an executed instruction or direction (which may be in the form of a .pdf file); provided, however, that the Collateral Agent and the Collateral Administrator shall have received an incumbency certificate listing such person as a person designated to provide such instructions or directions, which incumbency certificate may be amended whenever a person is added or deleted from the listing. If such person elects to give the Collateral Agent or the Collateral Administrator email (or instructions by a similar electronic method) and the Collateral Agent or the Collateral Administrator in its discretion elects to act upon such instructions, the Collateral Agent or the Collateral Administrator’s, as applicable, reasonable understanding of such instructions shall be deemed controlling. Neither Collateral Agent nor the Collateral Administrator shall be liable for any losses, costs or expenses arising directly or indirectly from their reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Collateral Agent or the Collateral Administrator, including without limitation the risk of the either of them acting on unauthorized instructions, and the risk of interception and misuse by third parties and acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Section 17.4 Costs and Expenses. In addition to the rights of indemnification granted under Section 16.1, the Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Agent, the Collateral Agent, the Collateral Custodian, the Collateral Administrator, the Lender Agents and the Lenders in connection with the preparation, execution, delivery, syndication and administration of this Agreement, any liquidity support facility and the other documents and agreements to be delivered hereunder or with respect hereto, in each case, subject to any cap on such costs and expenses agreed upon in a separate letter agreement among the Borrower, the Servicer, the Collateral Administrator and the Agent or the Collateral Agent, Collateral Administrator and Collateral Custodian Fee Letter, as applicable, and the Borrower further agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Agent in connection with any amendments, waivers or consents executed in connection with this Agreement, including the reasonable fees and out-of-pocket, documented expenses of counsel for the Agent, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Lender Agents and the Lenders with respect thereto and with respect to advising the Agent and the Lenders as to its rights and remedies under this Agreement, and to pay all documented and out-of-pocket costs and expenses, if any (including reasonable counsel fees and expenses), of the Agent, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Lender Agents and the Lenders, in connection with the enforcement against the Servicer or the Borrower of this Agreement or any of the other Transaction Documents and the other documents and agreements to be delivered hereunder or with respect hereto; provided, that in the case of reimbursement of (A) counsel for the Lenders other than the Agent, such reimbursement shall be limited to one counsel for all the Agent, the Lender Agents and Lenders and (B) counsel for the Collateral Agent and Collateral Custodian shall be limited to one counsel for such Persons. For the avoidance of doubt, the costs and expenses described in this Section 17.4 shall not include Taxes.

Section 17.5 Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of Borrower, the Lenders, the Agent, the Lender Agents, the Collateral Agent, the Collateral Custodian and their respective successors and assigns, and the provisions of Section 4.3, Article V, and Article XVI shall inure to the benefit of the Affected Persons and the Indemnitees, respectively, and their respective successors and assigns; provided, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XV. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until (subject to the immediately following sentence) such time when all Obligations have been finally and fully paid in cash and performed. The rights and remedies with respect to any breach of any representation and warranty made by the Borrower pursuant to Article IX and the indemnification and payment provisions of Article V. Article XVI and the provisions of Section 17.10, Section 17.11 and Section 17.12 shall be continuing and shall survive any termination of this Agreement and any termination of the Servicer.

Section 17.6 Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 17.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 17.8 GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 17.9 Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement.

Section 17.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE BORROWER, THE SERVICER, THE AGENT, THE LENDER AGENTS, THE INVESTORS OR ANY OTHER AFFECTED PERSON. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER TRANSACTION DOCUMENT.

Section 17.11 No Proceedings. (a) Notwithstanding any other provision of this Agreement, each of the Collateral Agent, the Collateral Custodian, the Collateral Administrator, each Lender Agent, each Lender and the Agent hereby agrees that it will not institute against the Borrower, or join any other Person in instituting against the Borrower, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any Loans or other amounts due from the Borrower hereunder shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Loans or other amounts shall be outstanding. The foregoing shall not limit such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such Person.

(b) Each of the parties hereto hereby agrees that it will not institute against, or join any other Person in instituting against any Conduit Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any commercial paper note issued by such applicable Conduit Lender shall be outstanding or there shall not have elapsed one year plus one day or such longer preference period as shall then be in effect since the last day on which any such commercial paper notes shall be outstanding.

(c) The provisions of this Section 17.11 are a material inducement for the Secured Parties to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof. The parties hereby agree that monetary damages are not adequate for a breach of the provisions of this Section 17.11 and the Agent may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding up, insolvency, moratorium, winding up or liquidation proceedings, or other proceedings under United States federal or state bankruptcy laws or any similar laws. The provisions of this paragraph shall survive the termination of this Agreement.

Section 17.12 Limited Recourse. No recourse under any obligation, covenant or agreement of a Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of each Lender, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of a Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by a Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

Notwithstanding anything to the contrary in this Agreement or in any of the Transaction Documents, the parties hereto acknowledge that the obligations of any Conduit Lender arising hereunder are limited recourse obligations payable solely from the unsecured assets of such Conduit Lender (the “Available Funds”) and, following the application of such Available Funds or the proceeds thereof, any claims of the parties hereto (and the obligations of such Conduit Lender) shall be extinguished. No recourse shall be had for the payment of any amount owing under this Agreement against any officer, member, director, employee, security holder or incorporator of any Conduit Lender or its successors or assigns, and no action may be brought against any officer, member, director, employee, security holder or incorporator of any Conduit Lender personally; provided that the foregoing shall not relieve any such Persons from any liability they might otherwise have as a result of fraudulent actions taken or omissions made by them. The parties hereto agree that they will not petition a court, or take any action or commence any proceedings, for the liquidation or the winding-up of, or the appointment of an examiner to, any Conduit Lender or any other bankruptcy or insolvency proceedings with respect to such Conduit Lender; provided that nothing in this sentence shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this sentence that was instituted against any Conduit Lender by any Person other than such party. The provisions of this paragraph shall survive the termination of this Agreement.

Each Conduit Lender shall only be required to pay (a) any fees or liabilities that it may incur under this Agreement only to the extent such Conduit Lender has Excess Funds on the date of such determination and (b) any expenses, indemnities or other liabilities that it may incur under this Agreement or any fees, expenses, indemnities or other liabilities under any other Transaction Document only to the extent such Conduit Lender receives funds designated for such purposes or to the extent it has Excess Funds not required, after giving effect to all amounts on deposit in its commercial paper account, to pay or provide for the payment of all of its outstanding commercial paper notes and other amounts in accordance with its applicable transaction documents as of the date of such determination. In addition, no amount owing by any Conduit Lender hereunder in excess of the liabilities that such Conduit Lender is required to pay in accordance with the preceding sentence shall constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against such Conduit Lender.

Section 17.13 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EXECUTED AND DELIVERED HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 17.14 Confidentiality. (a) The Borrower, the Servicer, the Collateral Custodian, the Collateral Administrator and the Collateral Agent shall hold in confidence, and not disclose to any Person, the identity of any Lender or the terms of any fees payable in connection with this Agreement except they may disclose such information (i) to their officers, directors, employees, agents, counsel, accountants, auditors, advisors, prospective lenders, equity investors or representatives, (ii) with the consent of such Lender, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through such Person, (iv) to the extent the Borrower, the Servicer, the Collateral Custodian, the Collateral Administrator or the Collateral Agent or any Affiliate of any of them should be required by any law or regulation applicable to it (including securities laws) or requested by any Official Body to disclose such information or (v) to the extent described herein; provided, that in the case of clause (iv) above, such party will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify the Agent of its intention to make any such disclosure prior to making any such disclosure.

(b) The Agent, the Collateral Agent, the Collateral Custodian, the Collateral Administrator, each Lender Agent and each Lender, severally and with respect to itself only, covenants and agrees that any information about the Borrower or its Affiliates or the Obligors, the Collateral Obligations, the Related Security or otherwise obtained by the Agent, the Collateral Agent, the Collateral Administrator, such Lender Agent or such Lender pursuant to this Agreement shall be held in confidence (it being understood that documents provided to the Agent hereunder may in all cases be distributed by the Agent to the Lenders and Lender Agents) except that the Agent, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, such Lender Agent or such Lender may disclose such information (i) to its affiliates, officers, directors, employees, agents, counsel, accountants, auditors, advisors, prospective lenders (including any assignee and participant) or representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Agent, the Collateral Agent, the Collateral Custodian, such Lender Agent or such Lender, (iii) to the extent such information was available to the Agent, such Lender Agent or such Lender on a non-confidential basis prior to its disclosure to the Agent, such Lender Agent or such Lender hereunder, (iv) with the consent of the Servicer, (v) to the extent permitted by this Agreement, (vi) on a confidential basis to any Rating Agency, any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender or any Person providing financing to, or holding equity interests in, any Conduit Lender, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information or (vii) to the extent the Agent, such Lender Agent or such Lender should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any Official Body to disclose such information; provided, that in the case of clause (vii) above, the Agent, such Lender Agent or such Lender, as applicable, will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify the Servicer of its intention to make any such disclosure prior to making any such disclosure.

Section 17.15 Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 17.15 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 17.16 Replacement of Lenders. (a) If any Lender requests compensation under Section 5.1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or Official Body for the account of any Lender pursuant to Section 4.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking the Obligations or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.3 or Section 5.1, as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) At any time there is more than one Lender, the Borrower shall be permitted, at its sole expense and effort, to replace any Lender, except (i) the Agent or (ii) any Lender which is administered by the Agent or an Affiliate of the Agent, that (a) requests reimbursement, payment or compensation for any amounts owing pursuant to Section 4.3 or Section 5.1 or (b) has received a written notice from the Borrower of an impending change in law that would entitle such Lender to payment of additional amounts pursuant to Section 4.3 or Section 5.1, unless such Lender designates a different lending office before such change in law becomes effective pursuant to Section 17.16(a) and such alternate lending office obviates the need for the Borrower to make payments of additional amounts pursuant to Section 4.3 or Section 5.1 or (c) has not consented to any proposed amendment, supplement, modification, consent or waiver, each pursuant to Section 17.2 or (d) becomes a Defaulting Lender; provided, that (i) nothing herein shall relieve a Lender from any liability it might have to the Borrower or to the other Lenders for its failure to make any Loan, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) during the Revolving Period, the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Agent, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 15.5, (v) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) for Increased Costs or Indemnified Taxes, as the case may be, (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Agent or any other Lender shall have against the replaced Lender, and (vii) if such replacement is being effected as a result of a Lender requesting compensation pursuant to Section 4.3 or Section 5.1, such replacement, if effected, will result in a reduction in such compensation or payment thereafter. Notwithstanding anything to the contrary contained herein or in the Fee Letter, in the event that the Agent or an Affiliate of the Agent takes any action described in the foregoing clauses (a), (b) or (d), the Borrower may elect to prepay all outstanding Loans and terminate the remaining Commitments hereunder. Notwithstanding anything contained to the contrary in this Agreement, no Lender removed or replaced under the provisions hereof shall have any right to receive any amounts set forth in Section 2.5(b) in connection with such removal or replacement. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 17.17 Consent to Jurisdiction. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 17.18 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 17.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Transaction Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and the Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Transaction Documents, irrespective of whether the Agent or any Lender has advised or is advising the Borrower on other matters, (ii) the services regarding this Agreement provided by the Agent and the Lender are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent or the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Transaction Documents; and (b) (i) the Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Agent or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Transaction Documents; and (iii) the Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agent and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by applicable Law, the Borrower hereby waives and releases any claims that it may have against any of the Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 17.20 USA Patriot Act. Each Lender Group subject to the USA Patriot Act hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender Group to identify the Borrower in accordance with the USA Patriot Act.

Section 17.21 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Transaction Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Transaction Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

[signature pages begin on next page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

GSO STONE STREET LLC, as Borrower

By:	GSO Direct Lending Fund-D LP, its member

By: GSO Direct Lending Fund-D Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO DIRECT LENDING FUND-D LP, as Servicer and Equityholder

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

CITIBANK, N.A., as Collateral Agent and as Collateral Custodian

By:	/s/ Thomas Varcados
Name: Thomas Varcados
Title: Senior Trust Officer

VIRTUS GROUP, LP, as Collateral Administrator

By:	/s/ C. Kelly Faykus
Name: C. Kelly Faykus
Title: Managing Partner

SOCIÉTÉ GENERALE, as Agent

By:	/s/ Julien Thinat
Name: Julien Thinat
Title: Authorized Signatory

SOCIÉTÉ GENERALE, as a Lender Agent and as a Committed Lender

By:	/s/ Julien Thinat
Name: Julien Thinat
Title: Authorized Signatory

ANNEX A

GSO STONE STREET LLC

as Borrower

345 Park Avenue, 31st Floor

New York, NY 10154

Attention: Jana Douglas

Telephone: 212-503-2025

Email: GSOAssetServicing@Blackstone.com

GSO DIRECT LENDING FUND-D LP

as Servicer and Equityholder

345 Park Avenue, 31st Floor

New York, NY 10154

Attention: Shaker Choudhury

Telephone: 212-503-2010

Email: GSOTreasury@Blackstone.com

CITIBANK, N.A.,

as Collateral Agent and Collateral Custodian

For delivering physical securities:

Citibank, N.A.

399 Park Avenue

Level “B” - Securities Vault

New York, NY 10022

Attn: Mr. Keith Whyte (212-559-1207), GSO Stone Street LLC

All physical securities must be sent by trackable courier service (e.g. UPS or Federal Express)

For all other purposes:

388 Greenwich Street

New York, New York 10013

Attn: Citibank Agency & Trust – GSO Stone Street LLC

Email: thomas.varcados@citi.com or call (888) 855-9695 to obtain the account administrator’s email address

VIRTUS GROUP, LP,

as Collateral Administrator

1301 Fannin Street, 17th Floor

Houston, TX 77002

Attention: GSO Stone Street LLC

email: gsostonestreetllc@virtusllc.com

Fax: 888-467-3196

A-1

SOCIÉTÉ GENERALE,

as Agent

Société Générale

245 Park Avenue, 4th Floor

New York, NY 10167

Attention: Rich Dawson; Julien Thinat

Tel.: (212)-278-4125; (212)-278-7598

Email: rich.dawson@sgcib.com; julien.thinat@sgcib.com

with a copy to :

Société Générale

480 Washington Blvd

Jersey City, NJ 07310

Tel.: (201)-839-8460

Fax: 201-693-4233

Attention: Cheriese Brathwaite

Email: oper-fin-serv.us@sgss.socgen.com

SOCIÉTÉ GENERALE,

as a Lender Agent and as a Committed Lender

Société Générale

245 Park Avenue, 4th Floor

New York, NY 10167

Attention: Rich Dawson; Julien Thinat

Tel.: (212)-278-4125; (212)-278-7598

Email: rich.dawson@sgcib.com; julien.thinat@sgcib.com

with a copy to :

Société Générale

480 Washington Blvd

Jersey City, NJ 07310

Tel.: (201)-839-8460

Fax: 201-693-4233

Attention: Cheriese Brathwaite

Email: oper-fin-serv.us@sgss.socgen.com

A-2

Annex B

Lender	Commitment
Société Generale	$150,000,000

B-1